     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 14, 1996.

                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                              GENZYME CORPORATION
             (Exact name of registrant as specified in its charter)

                MASSACHUSETTS                                   06-1047163
         (State or other jurisdiction                        (I.R.S. Employer
      of incorporation or organization)                   Identification Number)

       ONE KENDALL SQUARE, CAMBRIDGE, MASSACHUSETTS 02139 (617) 252-7500 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                                HENRI A. TERMEER
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              GENZYME CORPORATION
                               ONE KENDALL SQUARE
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 252-7500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                WITH COPIES TO:

              MAUREEN P. MANNING                           GEOFFREY E. LIEBMANN
              PALMER & DODGE LLP                         CAHILL GORDON & REINDEL
              ONE BEACON STREET                               80 PINE STREET
         BOSTON, MASSACHUSETTS 02108                     NEW YORK, NEW YORK 10005
                (617) 573-0100                                (212) 701-3000

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                             ---------------------
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------
                                                           PROPOSED         PROPOSED
                                                       MAXIMUM OFFERING MAXIMUM AGGREGATE
 TITLE OF EACH CLASS OF SECURITIES      AMOUNT TO BE       PRICE PER        OFFERING         AMOUNT OF
         TO BE REGISTERED               REGISTERED(1)       UNIT(2)        PRICE(1)(2)   REGISTRATION FEE
- ----------------------------------------------------------------------------------------------------------
  % Convertible Subordinated Notes
  Due 2001.........................     $250,000,000         100%         $250,000,000        $86,207
- ----------------------------------------------------------------------------------------------------------
  General Division Common Stock....          (3)              (3)              (3)              (3)
- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------

(1) Includes $25,000,000 principal amount of Notes which the Underwriter has the option to purchase to cover over-allotments, if any.
(2) Estimated solely for purposes of calculating the registration fee.
(3) An indeterminate number of shares of General Division Common Stock issuable upon conversion of the Notes registered hereby are also being registered. Pursuant to Rule 457(i), no additional filing fee is being paid.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE   , 1996
                                  $225,000,000

                                    genzyme
                        % Convertible Subordinated Notes Due 2001
Interest is payable           and                          Due            , 2001
                               ------------------
The Notes will be convertible at any time prior to maturity, unless previously redeemed, into shares of Genzyme General Division Common Stock ("General
    Division Stock") of Genzyme Corporation ("Genzyme" or the "Company")
       at a conversion price of $         per share, subject to
       adjustment in certain circumstances. The reported last sale price of the General Division Stock on The Nasdaq Stock
          Market's National Market on June   , 1996 was $
                                   per share.

The Notes will be redeemable at the option of the Company, in whole or in part,
on or after            , 1999 at the redemption prices set forth herein, plus
 accrued interest. If a Fundamental Change (as defined herein) occurs, each holder of Notes will have the right, at the holder's option, to require the Company to repurchase all or a portion of such holder's Notes at a price equal to 100% of the principal amount thereof, plus accrued interest. The Notes will be unsecured general obligations of the Company subordinated to all existing and future Senior Indebtedness (as defined herein). In addition, the Notes will be subordinated to third party indebtedness of the Company's subsidiaries. As of March 31, 1996, as adjusted to give effect to this offering and the anticipated use of the net proceeds therefrom, the Company and its subsidiaries would have had an aggregate of $34,648,000 of consolidated indebtedness and other obligations effectively ranking senior to the Notes. See
                            "Description of Notes."

The General Division Stock is common stock of the Company and is intended to reflect the value and track the performance of the Genzyme General Division
 (the "General Division"). The General Division Stock is one of two classes of the Company's common stock, the other being Genzyme Tissue Repair Division Common Stock ("TR Stock"). The relative voting power of one share of
   General Division Stock and one share of TR Stock will fluctuate based upon the relative Fair Market Values (as defined herein) of one share of General Division Stock and one share of TR Stock as set forth herein.
     Dividends on the General Division Stock will be payable when, as and if declared by the Board of Directors of the Company out of the lesser of funds of the Company legally available therefor and specified funds available to the General Division. Upon a
       liquidation of Genzyme (other than in connection with a merger, business combination or sale of substantially all assets), holders of outstanding General Division Stock and TR Stock are entitled to receive the assets, if any, remaining for
        distribution to common stockholders on a per share basis in proportion to the respective per share liquidation units of such class (as described herein). See "Description of Genzyme
                                Capital Stock."
                               ------------------
FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH
AN INVESTMENT IN THE NOTES, SEE "RISK FACTORS" BEGINNING ON PAGE    HEREIN.
                               ------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
       HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
         SECURITIES COMMISSION PASSED UPON THE ACCURACY OR AD-
             EQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                          Underwriting
                                                         Price to        Discounts and       Proceeds to
                                                        Public(1)         Commissions       Company(1)(2)
                                                      --------------     --------------     --------------
Per Note...........................................         %                  %                  %
Total(3)...........................................   $                  $                  $

(1) Plus accrued interest, if any, from            , 1996.
(2) Before deduction of expenses payable by the Company estimated at $600,000.
(3) The Company has granted the Underwriter an option, exercisable for 30 days from the date of this Prospectus, to purchase an additional $25,000,000 aggregate principal amount of the Notes to cover over-allotments of Notes. If the option is exercised in full, the total Price to Public will be
    $         , Underwriting Discounts and Commissions will be $         and
    Proceeds to Company will be $         .
                               ------------------
    The Notes are offered by the Underwriter, when, as and if issued by the Company, delivered to and accepted by the Underwriter and subject to its right to reject orders in whole or in part. It is expected that delivery of the Notes, in book-entry form, will be made through the facilities of The Depository Trust
Company ("DTC") on or about            , 1996.

                                CS First Boston
               The date of this Prospectus is            , 1996.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OR THE GENERAL DIVISION STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ STOCK MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. IN CONNECTION WITH THIS OFFERING THE UNDERWRITER (AND SELLING GROUP MEMBERS) AND THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE GENERAL DIVISION STOCK ON THE NASDAQ STOCK MARKET -- NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. (SEE "UNDERWRITING.")

DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE NOTES OR THE GENERAL DIVISION STOCK PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7 AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Commission with respect to the Notes offered hereby and the shares of General Division Stock issuable upon conversion of the Notes. This Prospectus, which constitutes part of the Registration Statement, does not contain all the information set forth in the Registration Statement and reference is made to the Registration Statement and the exhibits thereto for further information. Such reports, proxy statements, Registration Statement and exhibits and other information omitted from this Prospectus can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549 and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates in this Prospectus by reference the following documents heretofore filed with the Commission pursuant to the Exchange Act (File No. 0-14680): (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Commission on April 1, 1996; (ii) the Company's Current Report on Form 8-K dated February 22, 1996 filed with the Commission on February 23, 1996; (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 filed with the Commission on May 15, 1996; (iv) the description of General Division Stock contained in the Company's Registration Statement on Form 8-B filed with the Commission on February 28, 1992, as amended by Form 8-B/A, filed with Commission on March 31, 1995; and (v) the description of General Division Common Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A, filed with the Commission on March 23, 1989, as amended by Form 8-A/A, filed with the Commission on November 28, 1994.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering made hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Requests for such copies should be directed to the executive offices of the Company, One Kendall Square, Cambridge, Massachusetts 02139, Attention: Shareholder Services, telephone (617) 252-7526.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial statements appearing elsewhere in this Prospectus and in the documents incorporated into this Prospectus by reference. Unless otherwise indicated or the context otherwise requires, (i) information in this Prospectus assumes that the Underwriter's over-allotment option will not be exercised and (ii) all references herein to shares of General Division Stock and TR Stock also include the associated Preferred Stock Purchase Rights represented by the same certificates. See "Description of Genzyme Capital Stock." The Notes offered hereby involve a high degree of risk. Investors should carefully consider the information set forth under the heading "Risk Factors."

                              GENZYME CORPORATION

     Genzyme is a diversified, integrated human health care company operating in six major business areas. The Company's business activities in the areas of therapeutics, surgical products, diagnostic services, diagnostic products and pharmaceuticals are organized as the General Division. Genzyme's activities to develop, produce and market technologically advanced products and services for the treatment and prevention of serious tissue damage are conducted through the Genzyme Tissue Repair Division ("GTR").

     Genzyme currently has two classes of common stock outstanding, General Division Stock and TR Stock, which are intended to reflect the value and track the performance of the General Division and GTR, respectively. Holders of both classes of common stock are stockholders of Genzyme, which owns all of the assets and is responsible for all liabilities of the Company, including the Notes.

     Genzyme's principal executive offices are located at One Kendall Square, Cambridge, Massachusetts 02139. Its telephone number is (617) 252-7500.

                              THE GENERAL DIVISION

     The General Division's therapeutics business markets Ceredase(R) enzyme and Cerezyme(TM) enzyme, products for the treatment of Gaucher disease. The General Division's results of operations are highly dependent on sales of these products which, for 1995, totaled $215 million. Other therapeutic products under development include Thyrogen(R) hormone for use in the diagnosis and treatment of thyroid cancer and products for the treatment of cystic fibrosis ("CF"). The CF products are being developed on behalf of Neozyme II Corporation ("Neozyme II"), a special purpose accelerated research corporation.

     The General Division's surgical products business includes a line of biomaterial products (which include Seprafilm(TM), Sepracoat(TM) and Sepragel(TM)) based on hyaluronic acid ("HA") to limit the formation of postoperative adhesions and to replace synovial fluid (collectively, the "HA Products"). The HA Products are being developed on behalf of Genzyme Development Partners, L.P. ("Genzyme Development Partners"), a research and development limited partnership, and will be sold in the United States by a joint venture between Genzyme and Genzyme Development Partners. In May 1996, Genzyme agreed to acquire Deknatel Snowden Pencer, Inc. ("DSP"), a specialty surgical products company with a 70-person sales force that will be utilized by Genzyme to market Seprafilm(TM) and Sepracoat(TM), once these products are approved by the United States Food and Drug Administration (the "FDA"). Genzyme believes that the acquisition of DSP represents a significant opportunity for near term growth and will provide it with a base for building a specialty surgical products business that will enhance long term shareholder value. See "Recent Developments" below.

     The General Division's diagnostic services business applies advanced biotechnology to develop and provide high quality, sophisticated genetic diagnostic services to physicians, hospitals, clinical laboratories, genetic centers and managed care organizations throughout the United States and internationally. The General Division also provides identity testing services to state and local government agencies, attorneys and various courts in the United States, as well as donor typing services to bone marrow registries.

     The General Division's diagnostic products business is a supplier of diagnostic components (enzymes, substrates, antibodies and antigens), bulk reagents and devices (including the Company's Direct LDL(TM) test kit) to manufacturers of clinical diagnostic reagents and kits as well as directly to clinical reference laboratories. The division also manufactures and sells a broad line of antibody and antigen based ELISA test kits. In addition, the division distributes a broad product line of research products to academic, industrial and governmental laboratories for use in immunology and cell biology.

     The General Division's pharmaceuticals business develops, manufactures and sells a range of active drug substances, pharmaceutical intermediates, synthetic phospholipids, peptides, biomolecules and chemicals to the pharmaceutical and health care industries. In 1995, the General Division introduced MelaPure(TM) brand melatonin, a dietary supplement.

                              RECENT DEVELOPMENTS

     On May 24, 1996, Genzyme agreed to acquire DSP, a privately held specialty surgical products company, for approximately $250 million in cash. DSP designs, manufactures and markets cardiovascular devices, precision surgical instruments and other specialty surgical products. Headquartered in Fall River, Massachusetts, DSP had net sales of approximately $95 million in its fiscal year ended September 30, 1995. Assuming receipt of necessary regulatory clearances, the acquisition is expected to be completed by the end of June.

     DSP employs a 70-person sales force, 52 of which are located in the United States, that calls directly on surgeons and hospitals throughout the United States and Europe. Genzyme plans to utilize DSP's United States sales force to accelerate the market introduction of its Seprafilm(TM) and Sepracoat(TM) products in the United States following FDA approval.

     The General Division began marketing Seprafilm(TM) bioresorbable membrane in the Netherlands in November 1995 and in the United Kingdom, France and Germany in April 1996. In March 1996, an advisory panel to the FDA recommended that approval be granted to market Seprafilm(TM) for use in reducing postoperative adhesion formation at the locations in the body and in the abdominal and gynecological surgeries studied in the Company's pivotal clinical trials of the product. Genzyme is working with the FDA to develop appropriate labeling for Seprafilm(TM) and expects to receive approval to market the product in the near future. A Pre-Market Approval ("PMA") application was filed for Sepracoat(TM) in January 1996 and has been accepted for expedited review by the FDA.

     On May 1, 1996, Genzyme acquired Genetrix, Inc., a privately held genetic testing laboratory located in Phoenix, Arizona, in a tax-free exchange of General Division Stock. Approximately 690,000 shares of General Division Stock valued at approximately $36.5 million were issued. The excess of the purchase price over the fair market value of the net assets acquired, approximately $35 million, was allocated to goodwill and will be amortized over 11 years.

     On June 7, 1996, Genzyme announced a two-for-one stock split of the General Division Stock payable July 25, 1996 to stockholders of record on July 11, 1996. Consummation of the stock split is subject to stockholder approval of an increase in the authorized number of shares of General Division Stock to 200 million at a special meeting to be held on July 24, 1996.

                                  THE OFFERING

Securities Offered.........  $225,000,000 principal amount of      % Convertible
                             Subordinated Notes due 2001 (the "Notes").

Principal and Interest
  Payments.................  Interest payable on             and             ,
                             commencing on             , 1996. Although the
                             Notes are general obligations of the Company, principal and interest will be paid from funds allocated for financial statement presentation purposes to the General Division.

Conversion Rights..........  Convertible at the option of the holder at any time prior to maturity, unless previously redeemed, into shares of General Division Stock at a conversion
                             price of $          per share, subject to
                             adjustment in certain circumstances.

Company's Redemption
Option.....................  Redeemable for cash at the option of the Company,
                             in whole or in part, on or after             , 1999
                             at the redemption prices set forth herein, plus accrued interest.

Fundamental Change.........  If a Fundamental Change (as defined herein) occurs, each holder of Notes will have the right, at the holder's option, to require the Company to repurchase all or a portion of such holder's Notes, at a purchase price equal to 100% of the principal amount thereof, plus accrued interest.

Subordination..............  The Notes will be subordinated to all existing and future Senior Indebtedness. The Notes will also be subordinated to third party indebtedness of the Company's subsidiaries. The Indenture (as defined herein) does not restrict the incurrence of indebtedness, including Senior Indebtedness (as defined herein), by the Company or its subsidiaries.

Use of Proceeds............  Net proceeds from the sale of the Notes will be allocated in full to the General Division and used to finance the acquisition of DSP, including the repayment of $200 million of short-term indebtedness that may be incurred to finance such acquisition.

Nasdaq Symbol for General
  Division Stock...........  The General Division Stock is quoted on the Nasdaq
                             National Market under the symbol "GENZ".

                      GENZYME CORPORATION AND SUBSIDIARIES

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)

                                                                                                              THREE MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,                          MARCH 31,
                                                  --------------------------------------------------------    -------------------
                                                    1991        1992        1993        1994        1995       1995        1996
                                                  --------    --------    --------    --------    --------    -------    --------
Consolidated Statement of Operations Data(1):
  Net revenues..................................  $121,916    $219,079    $270,371    $311,051    $383,783    $88,189    $113,497
Operating costs and expenses:
  Cost of products and services sold and
    selling, general, administrative, research
    and development expenses....................   112,483     176,110     220,345     260,953     329,094     75,450      99,168
  Amortization expense..........................     1,200       3,037       5,964       4,741       4,677      1,086       1,071
  Other expenses(2).............................        --      68,005      75,517      11,215      14,216         --          --
                                                  --------    --------    --------    --------    --------    -------    --------
                                                   113,683     247,152     301,826     276,909     347,987     76,536     100,239
                                                  --------    --------    --------    --------    --------    -------    --------
Operating income (loss).........................     8,233     (28,073)    (31,455)     34,142      35,796     11,653      13,258
Other income and (expenses):
  Investment income.............................    12,371      21,981      12,209       9,101       8,814      1,765       4,492
  Interest expense..............................    (2,088)     (7,099)     (2,500)     (1,354)     (1,109)       (47)       (213)
  Other.........................................     6,427       1,678       9,192     (11,105)       (202)      (584)       (937)
                                                  --------    --------    --------    --------    --------    -------    --------
                                                    16,710      16,560      18,901      (3,358)      7,503      1,134       3,342
                                                  --------    --------    --------    --------    --------    -------    --------
Income (loss) before income taxes and
  extraordinary credit..........................    24,943     (11,513)    (12,554)     30,784      43,299     12,787      16,600
Benefit (Provision) for income taxes............   (12,484)    (18,804)      6,459     (14,481)    (21,649)    (4,731)     (6,308)
Income (loss) before extraordinary credit.......    12,459     (30,317)     (6,095)     16,303      21,650      8,056      10,292
                                                  --------    --------    --------    --------    --------    -------    --------
Extraordinary credit resulting from utilization
  of operating loss carryforwards...............     8,387          --          --          --          --         --          --
                                                  --------    --------    --------    --------    --------    -------    --------
Net income (loss)...............................  $ 20,846    $(30,317)   $ (6,095)   $ 16,303    $ 21,650    $ 8,056    $ 10,292
                                                  ========    ========    ========    ========    ========    =======    ========
Common Share Data:
  Attributable to General Division Stock:
    Net income (loss)...........................  $ 21,107    $(29,809)   $ 18,020    $ 32,054    $ 43,680    $11,998    $ 19,034
                                                  ========    ========    ========    ========    ========    =======    ========
    Per common and common equivalent share:
      Income (loss) before extraordinary
        credit..................................  $   0.54    $  (1.33)   $   0.69    $   1.22    $   1.45    $  0.43    $   0.53
      Extraordinary credit......................      0.36          --          --          --          --         --          --
                                                  --------    --------    --------    --------    --------    -------    --------
      Net income (loss).........................  $   0.90    $  (1.33)   $   0.69    $   1.22    $   1.45    $  0.43    $   0.53
                                                  ========    ========    ========    ========    ========    =======    ========
    Average shares outstanding..................    23,554      22,370      26,250      26,169      30,092     27,945      35,691
                                                  ========    ========    ========    ========    ========    =======    ========
  Attributable to TR Stock:
    Net loss....................................  $   (261)   $   (508)   $(24,115)   $(15,751)   $(22,030)   $(3,942)   $ (8,742)
                                                  ========    ========    ========    ========    ========    =======    ========
    Per common share............................  $  (0.10)   $  (0.17)   $  (7.43)   $  (4.40)   $  (2.28)   $ (0.45)   $  (0.71)
                                                  ========    ========    ========    ========    ========    =======    ========
    Average shares outstanding..................     2,739       3,019       3,245       3,578       9,659      8,751      12,246
                                                  ========    ========    ========    ========    ========    =======    ========
Ratio of earnings to fixed charges,
  consolidated(3)...............................       5.7x        0.0x       (0.6)x       2.5x        3.7x       3.6x        5.3x
                                                  ========    ========    ========    ========    ========    =======    ========
Ratio of EBITDA to interest costs,
  consolidated(4)...............................      16.1x        0.9x        0.9x        4.8x        6.6x       6.7x       11.5x
                                                  ========    ========    ========    ========    ========    =======    ========
EBITDA(4).......................................  $ 34,501    $  6,632    $  6,767    $ 50,364    $ 62,046    $18,304    $ 22,482
                                                  ========    ========    ========    ========    ========    =======    ========

                                                                                   MARCH 31,
                                                                                     1996
                                                                                   ---------
Consolidated Balance Sheet Data:
  Cash and investments(5)........................................................  $337,303
  Working capital................................................................   378,124
  Total assets...................................................................   938,100
  Long-term debt, capital lease obligations, excluding current portion,
    and other noncurrent liabilities.............................................    33,070
  Stockholders' equity(6)........................................................   831,797

- ---------------
(1) In October 1992, Genzyme acquired all the outstanding common shares of Vivigen, Inc. ("Vivigen") in a transaction accounted for as a pooling of interests. Accordingly, Genzyme's financial data has been restated to include Vivigen for all periods presented.
(2) Includes charges related to the purchase of in-process research and development totaling $51.1 million, $49.0 million, $11.2 million and $14.2 million, respectively, for the years ended December 31, 1992, 1993, 1994 and 1995; impaired goodwill and restructuring costs totaling $26.5 million for the year ended December 31, 1993, and charges for purchase options and financing expenses totaling $16.9 million, for the year ended December 31, 1992.
(3) The ratio of earnings to fixed charges is calculated by dividing the sum of
    (i) net income (loss) before income taxes and extraordinary credits and (ii) fixed charges, by fixed charges. Fixed charges consist of interest (expensed and capitalized), amortization of debt issuance costs and the estimated interest portion of rent expense. Fixed charges exceeded earnings for the years ended December 31, 1992 and 1993 by $12.4 million and $17.6 million, respectively.
(4) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization and extraordinary items. Interest costs include interest expensed and interest capitalized. EBITDA should not be considered an alternative measure of the Company's net income, operating performance, cash flow or liquidity. The ratio of EBITDA to interest costs is included herein to provide additional information related to the Company's ability to service debt.
(5) Cash and investments includes cash, cash equivalents, and short- and long-term investments.
(6) In October 1991, the Company issued $100.0 million of 6 3/4% convertible subordinated notes due October 2001 and received net proceeds of $97.3 million. The notes were converted into shares of General Division Stock in March 1996.

                      GENZYME CORPORATION AND SUBSIDIARIES
                 SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)

     The pro forma statement of operations data and ratios has been prepared as if the acquisition of Genetrix, Inc. (the "Genetrix Acquisition") for approximately 690,000 shares of General Division Stock and the acquisition of DSP (the "DSP Acquisition") financed with debt of $225 million occurred as of January 1, 1995. The pro forma balance sheet data has been prepared as if the Genetrix Acquisition and DSP Acquisition occurred on March 31, 1996. The pro forma summary financial data do not purport to represent what the results of operations or financial position of the Company would have been if such transactions had occurred at the date indicated and do not purport to project results of the Company for any future periods.

                                                                                                                     THREE MONTHS
                                                                                                     YEAR ENDED         ENDED
                                                                                                    DECEMBER 31,      MARCH 31,
                                                                                                        1995             1996
                                                                                                    ------------     ------------
Pro Forma Consolidated Statement of Operations Data:
Net revenues......................................................................................    $501,048         $146,619
Operating costs and expenses:
  Cost of products and services sold and selling, general, administrative, research and
    development expenses..........................................................................     428,841          125,803
  Amortization expense............................................................................      13,104            3,177
  Other expenses(1)...............................................................................      17,801              546
                                                                                                      --------         --------
                                                                                                       459,746          129,526
                                                                                                      --------         --------
Operating income..................................................................................      41,302           17,093
Other income and (expenses):
  Investment income...............................................................................       8,839            4,492
  Interest expense................................................................................     (21,746)          (4,772)
  Other...........................................................................................      (1,556)          (1,038)
                                                                                                      --------         --------
                                                                                                       (14,463)          (1,318)
                                                                                                      --------         --------
Income before income taxes........................................................................      26,839           15,775
Provision for income taxes........................................................................     (18,516)          (5,872)
                                                                                                      --------         --------
Net income........................................................................................    $  8,323         $  9,903
                                                                                                      ========         ========
Attributable to General Division Stock:
  Net income......................................................................................    $ 30,353         $ 15,148
                                                                                                      ========         ========
  Per common and common equivalent share..........................................................    $   0.99         $   0.51
                                                                                                      ========         ========
  Average shares outstanding......................................................................      30,782           36,381
                                                                                                      ========         ========
Attributable to TR Stock:
  Net loss........................................................................................    $(22,030)        $ (8,742)
                                                                                                      ========         ========
  Per common share................................................................................    $  (2.28)        $  (0.71)
                                                                                                      ========         ========
  Average shares outstanding......................................................................       9,659           12,246
                                                                                                      ========         ========
Ratio of earnings to fixed charges(2), consolidated...............................................         1.6x             2.6x
                                                                                                      ========         ========
Ratio of EBITDA to interest costs(3), consolidated................................................         2.8x             4.5x
                                                                                                      ========         ========
EBITDA(3).........................................................................................      82,189           29,241

                                                                                                    MARCH 31,
                                                                                                       1996
                                                                                                   ------------
Pro Forma Consolidated Balance Sheet Data:
  Cash and investments(4)........................................................................   $  309,451
  Working capital................................................................................      367,251
  Total assets...................................................................................    1,221,098
  Long-term debt, capital lease obligations excluding current portion,
    and other recurrent liabilities..............................................................      258,761
  Stockholders' equity(5)........................................................................      852,318

- ---------------

(1) Includes charges related to the purchase of in-process research and development of $14.2 million for the year ended December 31, 1995.

(2) The ratio of earnings to fixed charges is calculated by dividing the sum of
    (i) net income (loss) before income taxes and extraordinary credits and (ii) fixed charges, by fixed charges. Fixed charges consist of interest (expensed and capitalized), amortization of debt issuance costs and the estimated interest portion of rent expense.

(3) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization and extraordinary items. Interest costs include interest expensed and interest capitalized. EBITDA should not be considered an alternative measure of the Company's net income, operating performance, cash flow or liquidity. The ratio of EBITDA to interest costs is included herein to provide additional information related to the Company's ability to service debt.

(4) Cash and investments includes cash, cash equivalents, and short- and long-term investments.

(5) In October 1991, the Company issued $100.0 million of 6 3/4% convertible subordinated notes due October 2001 and received net proceeds of $97.3 million. The notes were converted into shares of General Division Stock in March 1996.

                            GENZYME GENERAL DIVISION

                   SUMMARY HISTORICAL COMBINED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                         THREE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                          MARCH 31,
                                             --------------------------------------------------------    -------------------
                                               1991        1992        1993        1994        1995       1995        1996
                                             --------    --------    --------    --------    --------    -------    --------
Combined Statement of Operations Data(1):
Net revenues...............................  $119,624    $216,413    $265,687    $310,727    $378,563    $87,159    $111,783
Operating costs and expenses:
  Cost of products and services sold and
    selling, general, administrative,
    research and development expenses......   109,930     172,936     216,839     256,064     300,498     70,159      88,142
  Amortization expense.....................     1,200       3,037       5,964       4,741       4,677      1,086       1,071
  Other expenses(2)........................        --      68,005      50,517          --      14,216         --          --
                                             --------    --------    --------    --------    --------    -------    --------
                                              111,130     243,978     273,320     260,805     319,391     71,245      89,213
                                             --------    --------    --------    --------    --------    -------    --------
Operating income (loss)....................     8,494     (27,565)     (7,633)     49,922      59,172     15,914      22,570
Other income and (expenses):
  Investment income........................    12,371      21,981      12,209       9,072       7,428      1,446       3,918
  Interest expense.........................    (2,088)     (7,099)     (2,500)     (1,354)     (1,069)       (47)       (209)
  Other....................................     6,427       1,678       9,192     (11,105)       (202)      (584)       (937)
                                             --------    --------    --------    --------    --------    -------    --------
                                               16,710      16,560      18,901      (3,387)      6,157        815       2,772
                                             --------    --------    --------    --------    --------    -------    --------
Income (loss) before income taxes and
  extraordinary credit.....................    25,204     (11,005)     11,268      46,535      65,329     16,729      25,342
Provision for income taxes.................   (12,589)    (19,007)     (2,812)    (16,341)    (30,506)    (6,358)     (9,805)
                                             --------    --------    --------    --------    --------    -------    --------
Income (loss) before extraordinary
  credit...................................    12,615     (30,012)      8,456      30,194      34,823     10,371      15,537
Extraordinary credit resulting from
  utilization of operating loss
  carryforwards............................     8,323          --          --          --          --         --          --
                                             --------    --------    --------    --------    --------    -------    --------
Net income (loss)..........................    20,938     (30,012)      8,456      30,194      34,823     10,371      15,537
Tax benefit allocated from GTR.............       169         203       9,564       1,860       8,857      1,627       3,497
                                             --------    --------    --------    --------    --------    -------    --------
Net income (loss) attributable to
  General Division Stock...................  $ 21,107    $(29,809)   $ 18,020    $ 32,054    $ 43,680    $11,998    $ 19,034
                                             ========    ========    ========    ========    ========    =======    ========
Per General Division common and common
  equivalent share:
  Income (loss) before extraordinary
    credit.................................  $   0.54    $  (1.33)   $   0.69    $   1.22    $   1.45    $  0.43    $   0.53
  Extraordinary credit.....................      0.36          --          --          --          --         --          --
                                             --------    --------    --------    --------    --------    -------    --------
  Net income (loss)........................  $   0.90    $  (1.33)   $   0.69    $   1.22    $   1.45    $  0.43    $   0.53
                                             ========    ========    ========    ========    ========    =======    ========
  Average shares outstanding...............    23,554      22,370      26,250      26,169      30,092     27,945      35,691
                                             ========    ========    ========    ========    ========    =======    ========

                                                                            MARCH 31,
                                                                              1996
                                                                            ---------
Combined Balance Sheet Data:
  Cash and investments(3).................................................  $302,196
  Working capital.........................................................   351,253
  Total assets............................................................   888,363
  Long-term debt and capital lease obligations excluding current portion,
    and other noncurrent liabilities......................................    32,325
  Division equity(4)......................................................   793,766

- ---------------
(1) In October 1992, Genzyme acquired all the outstanding common shares of Vivigen, Inc. ("Vivigen") in a transaction accounted for as a pooling of interests. Accordingly, Genzyme's financial data has been restated to include Vivigen for all periods presented.

(2) Includes charges related to the purchase of in-process research and development totaling $51.1 million, $24.0 million and $14.2 million, respectively, for the years ended December 31, 1992, 1993, and 1995; impaired goodwill and restructuring costs totaling $26.5 million for the year ended December 31, 1993, and charges for purchase options and financing expenses totaling $16.9 million, for the year ended December 31, 1992.

(3) Cash and investments includes cash, cash equivalents, and short- and long-term investments.

(4) In October 1991, the Company issued $100.0 million of 6 3/4% convertible subordinated notes due October 2001 and received net proceeds of $97.3 million. The notes were converted into shares of General Division Stock in March 1996.

                            GENZYME GENERAL DIVISION
                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The pro forma statement of operations data has been prepared as if the Genetrix Acquisition for approximately 690,000 shares of General Division Stock and the DSP Acquisition financed with debt of $225 million occurred as of January 1, 1995. The pro forma balance sheet data has been prepared as if the Genetrix Acquisition and DSP Acquisition occurred on March 31, 1996. The pro forma summary financial data do not purport to represent what the results of operations or financial position of the General Division would have been if such transactions had occurred at the date indicated and do not purport to project results of the General Division for any future periods.

                                                                                           THREE MONTHS
                                                                           YEAR ENDED         ENDED
                                                                          DECEMBER 31,      MARCH 31,
                                                                              1995             1996
                                                                          ------------     ------------
Pro Forma Combined Statement of Operations Data:
Net revenues............................................................    $495,828         $144,905
Operating costs and expenses:
  Cost of products and services sold and selling, general,
    administrative,
    research and development expenses...................................     400,245          114,777
  Amortization expense..................................................      13,104            3,177
  Other expenses(1).....................................................      17,801              546
                                                                            --------         --------
                                                                             431,150          118,500
                                                                            --------         --------
Operating income........................................................      64,678           26,405
Other income and (expenses):
  Investment income.....................................................       7,453            3,918
  Interest expense......................................................     (21,706)          (4,768)
  Other.................................................................      (1,556)          (1,038)
                                                                            --------         --------
                                                                             (15,809)          (1,888)
                                                                            --------         --------
Income before income taxes..............................................      48,869           24,517
Provision for income taxes..............................................     (27,373)          (9,369)
                                                                            --------         --------
Net income..............................................................      21,496           15,148
Tax benefit allocated from GTR..........................................       8,857            3,497
                                                                            --------         --------
Net income attributable to General Division Stock.......................    $ 30,353         $ 18,645
                                                                            ========         ========
Per common and common equivalent share:
  Net income............................................................    $   0.99         $   0.51
                                                                            ========         ========
  Average shares outstanding............................................      30,782           36,381
                                                                            ========         ========

                                                                          MARCH 31,
                                                                             1996
                                                                         ------------
Pro Forma Combined Balance Sheet Data:
  Cash and investments(2)..............................................   $  274,344
  Working capital......................................................      340,380
  Total assets.........................................................    1,171,361
  Long-term debt, capital lease obligations excluding current portion,
    and other noncurrent liabilities...................................      258,016
  Division equity(3)...................................................      814,287

- ---------------

(1) Includes charges related to the purchase of in-process research and development $14.2 million for the year ended December 31, 1995.

(2) Cash and investments includes cash, cash equivalents, and short- and long-term investments.

(3) In October 1991, the Company issued $100.0 million of 6 3/4% convertible subordinated notes due October 2001 and received net proceeds of $97.3 million. The notes were converted into shares of General Division Stock in March 1996.

                                      DSP

                       SUMMARY HISTORICAL FINANCIAL DATA
                                 (IN THOUSANDS)

                                                                               SIX MONTHS ENDED
                                                          YEAR ENDED          -------------------
                                                        SEPTEMBER 30,          MARCH       MARCH
                                                     --------------------       26,         24,
                                                       1994        1995        1995        1996
                                                     --------     -------     -------     -------
Consolidated Statement of Operations Data:
  Net sales........................................  $ 85,410     $95,259     $45,509     $49,696
Operating costs and expenses:
  Cost of products sold and selling, general,
     administrative, research and development
     expenses......................................    71,795      79,146      38,420      38,149
  Amortization expense.............................     3,832       2,750       1,594       1,702
  Other expenses...................................     1,483       3,585         504       1,300
                                                      -------     -------     -------     -------
                                                       77,110      85,481      40,518      41,151
                                                      -------     -------     -------     -------
Operating income...................................     8,300       9,778       4,991       8,545
Other income and (expenses):
  Interest expense.................................    (6,339)     (6,937)     (3,395)     (2,905)
  Other............................................    (1,510)     (1,354)       (683)      1,074
                                                      -------     -------     -------     -------
                                                       (7,849)     (8,291)     (4,078)     (1,831)
                                                      -------     -------     -------     -------
Income before income taxes and extraordinary
  loss.............................................       451       1,487         913       6,714
Provision for income taxes.........................      (188)       (172)       (303)     (1,447)
                                                      -------     -------     -------     -------
Income before extraordinary loss...................       263       1,315         610       5,267
Extraordinary loss from debt refinancing...........    (2,360)         --          --          --
                                                      -------     -------     -------     -------
Net income.........................................  $ (2,097)    $ 1,315     $   610     $ 5,267
                                                      =======     =======     =======     =======

                                                      MARCH
                                                       24,
                                                       1996
                                                     --------
Consolidated Balance Sheet Data:
  Cash and cash equivalents........................  $  3,107
  Working capital..................................    12,528
  Total assets.....................................   112,776
  Long-term debt, capital lease obligations
     excluding current portion, and other long-term
     liabilities...................................    50,028
  Stockholders' equity.............................    31,497

                                  RISK FACTORS

     Statements made in this Prospectus relating to a pending acquisition, plans for sales and marketing, and the timing of regulatory approvals, or that otherwise relate to future periods, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those anticipated in the forward-looking statements as a result of certain risks described below or elsewhere in this Prospectus (including the Company's Annual Report on Form 10-K for 1995 and other documents incorporated herein by reference). Such risks should be considered carefully in evaluating an investment in the Notes.

RISKS RELATED TO GENERAL DIVISION

     The Notes are convertible only into shares of General Division Stock. Accordingly, the following risk factors relating to the General Division should be considered carefully in contemplating an investment in the Notes.

     Dependence on Ceredase(R) and Cerezyme(TM) Enzyme Sales; Limited Supply of Raw Material. Genzyme's results of operations and cash flows are highly dependent upon sales of its Ceredase(R) enzyme, a biotherapeutic product for the treatment of Gaucher disease, and Cerezyme(TM) enzyme, a recombinant form of the enzyme. During 1995, sales from these two products totaled approximately $215 million, or 71% of the General Division's product sales.

     Genzyme produces Ceredase(R) enzyme from an extract of human placental tissue supplied by a French company that is the only significant commercial source of this material. During 1994, Genzyme experienced a major increase in the cost of the raw material used to produce Ceredase(R) enzyme when its supplier raised the cost to Genzyme by approximately $20 million per year. To achieve a partial recovery of the cost increase, Genzyme, early in 1994, increased the price of Ceredase(R) enzyme.

     The supply of starting material available for the production of Ceredase(R) enzyme effectively limits the amount of product that can be produced. During 1995, Genzyme and its supplier were successful in improving the yield of enzyme obtained from the starting material thereby increasing the amount of product which could be produced. Nonetheless, the current supply available is not sufficient to produce enough Ceredase(R) enzyme to supply all present patients. Any disruption in the supply or manufacturing process of Ceredase(R) enzyme may have a material adverse effect on revenue in any period.

     To address supply constraints, Genzyme has developed Cerezyme(R) enzyme, a recombinant form of the enzyme. Genzyme received approval to market this product in the U.S. and Israel in 1994. In 1995, Genzyme received approval in Sweden and currently is working to expedite the foreign approvals needed to market Cerezyme(R) enzyme elsewhere abroad. Manufacturing capacity constraints on Cerezyme(R) enzyme, presently produced in Genzyme's small scale cell culture plant, will limit the availability of the product for new patients pending receipt of regulatory approval to use Genzyme's large-scale mammalian cell culture manufacturing plant in Boston, Massachusetts for production of Cerezyme(R) enzyme.

     The Ceredase(R) and Cerezyme(TM) products have each been given orphan drug status by the FDA, which entitles Genzyme to market exclusivity for these products until April 1998 and May 2001, respectively. Legislation has been periodically introduced in recent years to amend the Orphan Drug Act to limit market exclusivity in certain situations.

     No Assurance of Commercial Success of the HA Products. The successful commercialization of the HA Products in both the United States and Europe will depend on many factors, including the breadth of labeling claims allowed by the FDA, the response of surgeons to the data from clinical trials, the General Division's ability to retain and deploy the DSP sales force to market the HA Products, the General Division's ability to supply sufficient product to meet market demand, and the number and relative efficacy of competitive products that may subsequently enter the market. There can be no assurance that the General Division will be successful in its efforts to develop and implement a commercialization strategy for the HA Products.

     The HA Products will require FDA approval prior to marketing in the United States. PMA applications have been submitted and are pending before the FDA for Seprafilm(TM) and Sepracoat(TM). In March 1996, an advisory panel to the FDA recommended that approval be granted to market Seprafilm(TM) for use in reducing postoperative adhesion formation at the locations in the body and in the abdominal and gynecological surgeries studied in the Company's pivotal clinical trials of the product. Genzyme is working with the FDA to develop appropriate labeling for Seprafilm(TM) and expects to receive approval to market the product in the near future. There can be no assurance that the FDA will allow the General Division's labeling claims and permit the marketing of Seprafilm(TM) for a broad range of applications, if at all.

     In addition, the successful commercialization of the HA Products will require that surgeons become convinced of the efficacy of the products in preventing the formation of postoperative adhesions and incorporate the products as standard surgical practice in procedures where adhesions are a potential postoperative complication. There can be no assurance that the HA Products will be widely accepted by surgeons and used to the extent anticipated by the General Division.

     The General Division plans to utilize DSP's 52-person United States sales force to market the HA Products. Loss of the services of a significant number of DSP's sales personnel or unforeseen delays in training and deploying such sales force to market the HA Products may have an adverse effect on the commercialization of the HA Products. The General Division presently maintains a 30-person European sales force to market the HA Products. Loss of the services of a significant number of the European sales personnel may have an adverse effect on the commercialization of the HA Products in Europe.

     The General Division has developed manufacturing facilities in the United Kingdom for bulk production of HA powder, from which Seprafilm(TM) and Sepracoat(TM) are produced. Seprafilm(TM) production facilities have been built in Framingham, Massachusetts with a capacity sufficient for the market introduction and initial commercialization of the product. The General Division will need to expand its manufacturing capacity for Seprafilm(TM) in order to meet any additional market demand over and above its present capacity, and initial planning for that expansion is underway. Although the General Division has successfully produced finished product in its existing manufacturing facilities, the General Division has not operated these facilities at a capacity anticipated to be required for commercial production of the HA Products. There can be no assurance that the General Division will be successful in producing material at such capacity that conforms to established product specifications while maintaining production efficiency.

     The HA Products will also face significant competition both from other HA-based products and from non-HA-based products intended to reduce adhesions resulting from surgical trauma.

     Risks in Product Development. Product development involves a high degree of risk, and returns to investors are dependent upon successful development of Genzyme's products. There can be no assurance that development of any product will be successfully completed or that FDA approval of any of Genzyme's products under development will be obtained.

     In addition, because of the length of time and expense associated with bringing new products through development and regulatory approval to the marketplace, Genzyme places considerable importance on obtaining patent and trade secret protection for its significant technologies, products and processes. There can be no assurance that any pending patent applications filed by Genzyme will mature into issued patents. Furthermore, there can be no assurance that Genzyme's existing or pending patent claims will offer protection against competition, or will not be designed around or infringed upon by others.

     Technology Transferred to Genzyme Development Partners and Neozyme
II. Genzyme organized two special purpose research and development entities, Genzyme Development Partners and Neozyme II, to which it transferred technology and commercial rights to certain products that Genzyme previously had under development. Genzyme has options to purchase the limited partnership interests in Genzyme Development Partners under certain circumstances and to acquire all of the outstanding shares of the callable common stock of Neozyme II. Genzyme's option to acquire the callable common stock of Neozyme II expires on December 31, 1996.

     On January 31, 1996, Genzyme made an offer to a special committee of the independent directors of the general partner of Genzyme Development Partners to acquire substantially all the assets of Genzyme Development Partners for $93 million in shares of General Division Stock. Such offer was made in lieu of Genzyme's option to purchase the limited partnership interests of Genzyme Development Partners. In May 1996, Genzyme announced the withdrawal of this offer to purchase the assets of Genzyme Development Partners.

     It is uncertain at this time whether Genzyme will exercise its option to purchase the limited partnership interests in Genzyme Development Partners or whether Genzyme will exercise its option to purchase the outstanding shares of Neozyme II callable common stock. If Genzyme does not exercise these options or otherwise reach agreements to acquire the rights to products of Genzyme Development Partners or Neozyme II, it will have no rights to the related products of Neozyme II and limited rights in revenues generated from the sale of the Genzyme Development Partners' products. If Genzyme does exercise these options, it will be required to make substantial cash payments or to issue shares of General Division Stock, or both. Cash payments will diminish Genzyme's capital resources. Payments in General Division Stock could result in dilution to holders of General Division Stock and could negatively affect the market price of such stock.

     Risks Inherent in International Operations. Foreign operations of Genzyme accounted for 41% of net product sales in 1995 as compared to 37% and 29% in 1994 and 1993, respectively. In addition, Genzyme has direct investments in 8 subsidiaries in foreign countries (primarily in Europe and Japan) and purchases certain raw materials from a European supplier.

     Financial results of Genzyme could be adversely or beneficially affected by fluctuations in foreign exchange rates. Fluctuations in the value of foreign currencies affect the dollar value of Genzyme's net investment in foreign subsidiaries, with related effects included in a separate component of stockholders' equity. Operating results of foreign subsidiaries are translated into U.S. dollars at average monthly exchange rates. In addition, the U.S. dollar value of transactions based in foreign currency (collections on foreign sales or payments for foreign purchases) also fluctuates with exchange rates. The largest foreign currency exposure results from activity in British pounds, French francs, Swiss francs, Dutch guilders, German marks, Japanese yen and Italian lire.

     Genzyme's long-term operating strategies are formulated to minimize the impact of foreign currency fluctuations on non-U.S. dollar denominated purchases its sales. Genzyme manages its foreign exchange exposure primarily by entering into forward contracts with banks to the extent that the timing of the currency flows can reasonably be anticipated and by offsetting matching foreign currency denominated assets with foreign currency denominated liabilities. Genzyme does not hedge net foreign investments. Genzyme has no material unhedged monetary assets, liabilities or commitments denominated in foreign currencies.

     Third Party Reimbursement and Health Care Cost Containment Initiatives. A majority of Genzyme's revenues are attributable directly or indirectly to payments received from third party payors. Genzyme's revenues and profitability may be affected by ongoing efforts of third party payors to contain such costs. In addition, Congress has from time to time discussed the possible implementation of broad based health care cost containment measures. While these discussions have not led to the enactment of any specific health care cost containment legislation, it is likely that health care measures will again be proposed in the present or future Congressional sessions. The effects on Genzyme of any such measures that are ultimately adopted cannot be measured at this time.

     Product Liability and Limitations of Insurance. Genzyme may be subject to product liability claims in connection with the use or misuse of its products during testing or after commercialization. While Genzyme has taken, and continues to take, what it believes are appropriate precautions, there can be no assurance that Genzyme will avoid significant liability exposure. Genzyme has only limited amounts of product liability insurance and there can be no assurance that such insurance will provide sufficient coverage against any or all potential product liability claims. If Genzyme attempts to obtain additional insurance in the future, there can be no assurance that it will be able to do so on acceptable terms, if at all, or that such insurance will provide adequate coverage against claims asserted.

RISKS RELATED TO THE NOTES

     An investment in the Notes involves a high degree of risk. Accordingly, the following risk factors should be considered carefully in contemplating such an investment.

     Future Capital Needs. Although Genzyme currently has substantial cash resources, it has committed to utilize a portion of such funds for certain purposes, such as completing validation of the manufacturing facility in Boston, Massachusetts, completing its commitment to develop manufacturing capacity sufficient to meet the requirements for commercialization of the HA Products, introducing the HA Products to the United States market and completing their market introduction in Europe, completing the market introduction of the CARTICEL(TM) Autologous Chondrocyte Service and developing, producing and marketing other products through GTR, making certain payments to third parties in connection with strategic collaborations and making the final payment for a company acquired in 1994. In addition, should Genzyme exercise its option to acquire Neozyme II callable common stock or its option to acquire the partnership interests in Genzyme Development Partners using cash to pay some or all the exercise price, its cash resources will be diminished. As a result, Genzyme may have to obtain additional financing. There can be no assurance that such financing will be available. If available, Genzyme may elect to obtain such financing in the form of Senior Indebtedness to which the Notes would be subordinated in right of payment.

     Absence of Public Market; Volatility of Prices. There is currently no public market for the Notes. There can be no assurance that an active trading market will develop for the Notes. There can be no assurance as to the liquidity of investments in the Notes and the General Division Stock into which the Notes are convertible, or as to the price holders may realize upon the sale of such securities. These prices are determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the Notes and the General Division Stock, the market price of the General Division Stock, interest rates, investor perception of the Company and general economic and market conditions.

     The market prices for securities of Genzyme have been volatile. Factors such as announcements of technological innovations or new commercial products by Genzyme or its competitors, governmental regulation, patent or proprietary rights developments, public concern as to the safety or other implications of biotechnology products and industry and market conditions in general may have a significant impact on the market price of Genzyme's securities, including the Notes and the General Division Stock.

     Subordination. The Notes will be general, unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company. Under the Indenture, generally, the Company will not be permitted to pay the principal of, or premium, if any, or interest on or repurchase, redeem or otherwise retire any Notes in the event of a default in the payment of any principal of, premium, if any, or interest on any Senior Indebtedness of the Company when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise, unless and until such payment default has been cured or waived, or in the event of certain other defaults with respect to Senior Indebtedness which would entitle the holder thereof to accelerate such Senior Indebtedness. In addition, the Notes are effectively subordinated to all of the creditors of the Company's subsidiaries, including trade creditors. As of March 31, 1996, as adjusted to give effect to this offering and the anticipated use of the net proceeds therefrom, the Company and its subsidiaries would have had an aggregate of $34,648,000 of consolidated indebtedness and other obligations effectively ranking senior to the Notes. The Indenture will not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or any of its subsidiaries. See "Description of Notes -- Subordination."

RISKS RELATED TO TWO CLASSES OF COMMON STOCK

     Genzyme currently has two classes of common stock outstanding: General Division Stock and TR Stock. The General Division Stock and the TR Stock are intended to reflect the value and track the performance of the General Division and GTR, respectively. The Notes are convertible only into shares of General Division Stock. Accordingly, prospective purchasers of the Notes should carefully consider the following factors in evaluating an investment in the Notes.

     Stockholders of One Company; Financial Impacts on One Division Could Affect the Other. Notwithstanding the allocation of the Company's assets and liabilities between divisions for financial statement presentation purposes, Genzyme continues to hold title to all of its assets and is responsible for all of its liabilities. Holders of General Division Stock (including shares thereof issued upon conversion of the Notes) and the TR Stock have no specific claim against the assets attributed for financial statement presentation purposes to the division whose performance is associated with the class of stock they hold. Liabilities or contingencies of either division that affect Genzyme's resources or financial condition could affect the financial condition or results of operations of both divisions. Prospective purchasers of the Notes should, therefore, read Genzyme's consolidated financial statements in conjunction with the financial statements of the General Division.

     No Rights or Additional Duties With Respect to the Divisions; Potential Conflicts. Holders of General Division Stock and TR Stock have only the rights of stockholders of Genzyme, and, except in limited circumstances, do not have any rights specifically related to the General Division or GTR, respectively.

     The existence of separate classes of common stock may give rise to occasions when the interests of holders of General Division Stock and holders of TR Stock may diverge or appear to diverge. Although Genzyme is aware of no precedent concerning the manner in which Massachusetts law would be applied to the duties of a board of directors in the context of two classes of common stock with divergent interests, Genzyme believes that a Massachusetts court would hold that a board of directors owes an equal duty to all stockholders regardless of class and does not have separate or additional duties to any group of stockholders. That duty is the fiduciary duty to act in good faith and in a manner it reasonably believes to be in the best interests of the corporation. Genzyme believes that, under Massachusetts law, a good faith determination by a disinterested and adequately informed board of directors that an action is in the best interests of the corporation should represent an appropriate defense to any challenge by or on behalf of the holders of any class of stock that such action could have a disparate effect on different classes of common stock.

     Disproportionate ownership interests of members of the Board of Directors of Genzyme (the "Board") in either class of common stock or disparities in the value of such stock could create or appear to create potential conflicts of interest when directors are faced with decisions that could have different implications for each class of stock. Nevertheless, Genzyme believes that a director would be able to discharge his or her fiduciary responsibilities even if his or her interests in shares of such classes were disproportionate or had disparate values. The Board may also from time to time establish one or more committees to review matters presented to it that raise conflict issues, which committee(s) would report to the full Board on such matters.

     No Additional Separate Voting Rights. Holders of General Division Stock and holders of TR Stock vote together as a single class on all matters as to which common stockholders generally are entitled to vote. Except in certain limited circumstances provided under Massachusetts law, in Genzyme's Articles of Organization, and in the management and accounting policies adopted by the Board, holders of each class of common stock have no rights to vote on matters as a separate class. Accordingly, except in limited circumstances, holders of shares of one class of common stock could not bring a proposal to a vote of the holders of that class of common stock only, but would be required to bring any proposal to a vote of both classes of common stock.

     On all matters as to which common stockholders generally are entitled to vote, each share of General Division Stock has one vote, and each share of TR Stock will, through December 31, 1996, have .29 votes. On January 1, 1997 and on January 1 every two years thereafter, the number of votes to which each share of TR Stock is entitled will be adjusted to equal the ratio of the Fair Market Value of one share of TR Stock to the Fair Market Value of one share of General Division Stock as of such date. The term "Fair Market Value" is defined in Genzyme's Articles of Organization and under the heading "Description of Genzyme Capital Stock -- Exchange of TR Stock" herein.

     Certain matters as to which the holders of common stock are entitled to vote may involve a divergence or the appearance of a divergence in the interests of holders of General Division Stock and holders of TR Stock. If, when a stockholder vote is taken on any matter as to which a separate vote by either class is not required and the holders of either class of common stock would have more than the number of votes required to approve any such matter, the holders of that class would control the outcome of the vote on such matter. As of

May 31, 1996, holders of General Division Stock and holders of TR Stock had approximately 90.4% and 9.6%, respectively, of the total voting power of Genzyme. As a result, on matters which are submitted to a vote of the holders of both classes of common stock, the preferences of the holders of General Division Stock are likely to dominate and determine the outcome of such vote unless and until the relative number of shares outstanding and/or the market value of General Division Stock and TR Stock materially changes.

     No Adjustment to Liquidating Distributions. In the event of a voluntary or involuntary dissolution, liquidation or winding up of the affairs of Genzyme (other than pursuant to a merger, business combination or sale of substantially all assets), holders of outstanding shares of General Division Stock and TR Stock would receive the assets, if any, remaining for distribution to common stockholders on a per share basis in proportion to the respective per share liquidation units of such class. Currently, each share of General Division Stock has one liquidation unit and each share of TR Stock has .29 liquidation units. Because the liquidation units will not be adjusted to reflect changes in the relative market value or performance of the General Division and GTR, the per share liquidating distribution to a holder of General Division Stock or TR Stock is not likely to correspond to the value of the assets of the General Division or GTR, respectively, at the time of a dissolution, liquidation or winding up of Genzyme.

     Management and Accounting Policies Subject to Change. The Board has adopted certain management and accounting policies applicable to the preparation of the financial statements of both divisions, the allocation of corporate expenses, assets and liabilities and other accounting matters, the reallocation of assets between divisions and other matters. These policies may, except as stated therein, be modified or rescinded in the sole discretion of the Board without the approval of Genzyme's stockholders, subject to the Board's fiduciary duty to all holders of Genzyme's capital stock, although there is no present intention to do so. The Board may also adopt additional policies depending upon the circumstances. See "Management and Accounting Policies Governing the Relationship of Genzyme Divisions."

     Limited Trading History. As discussed above, the General Division Stock and the TR Stock are intended to reflect the value and track the performance of the General Division and GTR, respectively. Since the General Division Stock and the TR Stock have only a limited trading history, there can be no assurance as to the degree to which the market price of such classes of common stock will reflect the value and track the performance of the General Division and GTR as reflected in their respective financial statements. In addition, Genzyme cannot predict the impact that certain terms of the securities, such as the ability of Genzyme to exchange each share of TR Stock for cash and/or shares of General Division Stock, will have on the market prices of each class of common stock.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Notes offered hereby
are estimated to be $          ($       if the Underwriter's over-allotment
option is exercised in full) and will be allocated in full to the General Division. The Company intends to utilize the net proceeds to finance the acquisition of DSP, including the repayment of short-term indebtedness that may be incurred to finance such acquisition. Such short-term indebtedness, if incurred, will be in the principal amount of approximately $200 million, bearing interest at a rate equal to LIBOR or the lender's cost of funds, plus 5/8% (if paid within 90 days of the date incurred), and payable on or before September 1, 1997.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1996 on an actual basis, on a pro forma basis to reflect the Genetrix Acquisition and the DSP Acquisition and on a pro forma as adjusted basis to reflect the issuance of the Notes and application of the net proceeds of the offering.

                                                                      MARCH 31, 1996
                                                          ---------------------------------------
                                                                          PRO          PRO FORMA
                                                           ACTUAL        FORMA        AS ADJUSTED
                                                          --------     ----------     -----------
                                                                  (DOLLARS IN THOUSANDS)
     % Convertible Subordinated Notes Due 2001..........  $     --     $       --     $   225,000
Long-term debt and notes payable(1).....................    33,070        233,761          33,761
Stockholders' equity(2), (3)............................   831,797        852,318         852,318
                                                          --------       --------      ----------
          Total capitalization..........................  $864,867     $1,086,079     $ 1,111,079
                                                          ========       ========      ==========

- ---------------
(1) As adjusted to include pro forma adjustments for long-term debt of $413,000 to effect the Genetrix Acquisition and $278,000 to effect the DSP Acquisition.

(2) Excludes 8,804,311 shares of General Division Stock reserved for issuance upon exercise of outstanding options and warrants and 2,415,000 shares reserved for issuance upon exercise of warrants that will become exercisable if Genzyme fails to purchase the callable common stock of Neozyme II by December 31, 1996.

(3) Includes pro forma adjustments to reflect the issuance of 689,995 shares of General Division Stock to effect the Genetrix Acquisition and charges related to the purchase of in-process research and development totaling $16 million expensed in connection with the DSP Acquisition.

                     PRICE RANGE OF GENERAL DIVISION STOCK
                              AND DIVIDEND POLICY

     The General Division Stock commenced trading on December 16, 1994 following the redesignation of the then existing common stock of Genzyme ("Genzyme Common Stock") and the creation of the TR Stock. The General Division Stock is traded in the over-the-counter market and prices are quoted on the Nasdaq National Market under the symbol GENZ. The following tables set forth, for the periods indicated, the high and low sale prices for Genzyme Common Stock and General Division Stock as reported by Nasdaq.

                              GENZYME COMMON STOCK

                                                                           HIGH       LOW
                                                                           ----       ---
    1994:
      First Quarter......................................................   34 1/2    25  3/4
      Second Quarter.....................................................   31        24
      Third Quarter......................................................   38 1/2    25  1/4
      Fourth Quarter (through December 15, 1994).........................   34 1/2    26  1/4
                                   GENERAL DIVISION STOCK
    1994:
      Fourth Quarter (commencing December 16, 1994)......................   31 3/4    26  3/4
    1995:
      First Quarter......................................................   41 1/2    27  1/4
      Second Quarter.....................................................   44        36
      Third Quarter......................................................   64 1/4    39  1/2
      Fourth Quarter.....................................................   703/64    48
    1996:
      First Quarter......................................................   77        51  1/4
      Second Quarter (through June   , 1996).............................

     On June   , 1996, the closing sale price of General Division Stock as
reported by Nasdaq was $          per share. There were approximately 2,529
holders of record of General Division Stock as of June 1, 1996.

     Genzyme has never paid a cash dividend on any class of its capital stock and currently intends to retain all earnings for use in its business.

     On June 7, 1996, Genzyme announced a two-for-one stock split of the General Division Stock payable July 25, 1996 to stockholders of record on July 11, 1996, subject to stockholder approval of an increase in the authorized number of shares of General Division Stock. See "Business -- Recent Developments." The stock prices set forth above do not reflect the proposed stock split.

       DSP MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                                 (IN THOUSANDS)

     The following table represents historical consolidated statement of operations data for DSP and is presented for purposes of additional information. This information should be read in conjunction with the DSP historical consolidated financial statements and notes thereto in this Prospectus.

                                                                               SIX MONTHS ENDED
                                                          YEAR ENDED          -------------------
                                                         SEPTEMBER 30,         MARCH       MARCH
                                                      -------------------       26,         24,
                                                       1994        1995        1995        1996
                                                      -------     -------     -------     -------
Consolidated Statement of Operations Data:
Net sales...........................................  $85,410     $95,259     $45,509     $49,696
Cost of products sold...............................   43,873      48,191      23,362      23,663
                                                      -------     -------     -------     -------
Gross margin........................................   41,537      47,068      22,147      26,033
                                                      -------     -------     -------     -------
Operating costs and expenses:
  Selling, general, administrative, research and
     development expenses...........................   27,922      30,955      15,058      14,486
  Amortization expense..............................    3,832       2,750       1,594       1,702
  Severance and other charges.......................    1,483       3,585         504       1,300
                                                      -------     -------     -------     -------
                                                       33,237      37,290      17,156      17,488
                                                      -------     -------     -------     -------
Operating income....................................  $ 8,300     $ 9,778     $ 4,991     $ 8,545
                                                      =======     =======     =======     =======

RESULTS OF OPERATIONS

  Six Months ended March 24, 1996 and March 26, 1995

     Net sales grew by 9.2% from $45.5 million in 1995 to $49.7 million in 1996. DSP's December 1995 acquisition of the Thora-Klex product line accounted for approximately $2.9 million of the increase. DSP's United States suture business which increased by approximately $0.9 million in 1996 over 1995 accounted for the majority of the remaining growth.

     The gross margin percentage increased from 48.7% in 1995 to 52.4% in 1996. This increase resulted mainly from improvement in DSP's margin on its surgical closure products. The 1995 closure of DSP's former manufacturing facility in Germany and the consolidation of production into DSP's United States manufacturing facilities accounted for the majority of this improvement.

     Operating expenses increased by 1.9% to $17.5 million in 1996 from $17.2 million in 1995. This increase resulted primarily from the inclusion of higher severance and other charges in 1996 than in 1995. The 1996 charges include primarily $800,000 incurred in the completion of the consolidation of suture manufacturing in the United States as a result of the 1995 plant closure in Germany. Excluding the impact of the severance and other charges, operating expenses as a percentage of sales decreased from 36.6% of sales in 1995 to 32.6% of sales in 1996 as a result of cost containment programs.

     Operating income increased in 1996 to $8.5 million from $5 million in 1995. Operating income before severance and other charges increased from $5.5 million in 1995 to $9.8 million in 1996.

  Fiscal Years ended September 30, 1995 and September 30, 1994

     Net sales increased revenues grew by 11.6% from $85.4 million in 1994 to $95.3 million in 1995. DSP's April 1994 acquisition of Snowden Pencer, Inc. accounted for the majority of this growth with post-acquisition instrument sales in 1994 totaling $7.5 million as compared to full year 1995 sales of $17.5 million. DSP's cardiovascular fluid management sales grew by $1.1 million in 1995, with the majority of the growth achieved in Europe. The establishment of a direct sales effort in France during 1995 accounted for the majority of this increase. Offsetting this growth was a $1.7 million decrease in surgical closure sales, principally in DSP's domestic market.

     The gross margin percentage increased from 48.6% in 1994 to 49.4% in 1995. This increase resulted mainly from the larger percentage of DSP's surgical instrument sales in 1995 than in 1994. DSP's manufacturing cost savings programs contributed to the margin.

     Operating expenses increased by 12.2% to $37.3 million in 1995 from $33.2 million in 1994. The full year effect of DSP's 1994 acquisition of Snowden-Pencer, Inc. was the primary cause of this increase. Also contributing to this increase is the inclusion of $3.6 million of severance and other charges in 1995 as compared to $1.5 million in 1994. The 1995 charges included approximately $1.7 million of severance costs and $0.9 million of travel and other costs associated with the closure of DSP's former manufacturing facility in Germany and $0.7 million of costs associated with the consolidation of DSP's domestic sales and marketing efforts. Excluding the impact of severance and other charges, operating expenses as a percentage of sales decreased from 37.2% of sales in 1994 to 35.4% of sales in 1995 as a result of cost containment programs and the impact of work force reductions in 1994 and 1995.

     Operating income increased in 1995 to $9.8 million from $8.3 million in 1994. Operating income before severance and other charges increased from $9.8 million in 1994 to $13.4 million in 1995.

                                    BUSINESS

     Genzyme is a diversified, integrated human health care company operating in six major business areas. The Company's business activities in the areas of therapeutics, surgical products, diagnostic services, diagnostic products and pharmaceuticals are organized as the General Division. Genzyme's activities to develop, produce and market technologically advanced products and services for the treatment and prevention of serious tissue damage are conducted through GTR.

     The business of Genzyme is described in Genzyme's Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

RECENT DEVELOPMENTS

     On May 24, 1996, Genzyme agreed to acquire DSP, a privately held specialty surgical products company, for approximately $250 million in cash. DSP designs, manufactures and markets cardiovascular devices, precision surgical instruments and specialty surgical products. Headquartered in Fall River, Massachusetts, DSP had net sales of approximately $95 million in its fiscal year ended September 30, 1995. Assuming receipt of necessary regulatory clearances, the acquisition is expected to be completed by the end of June. Genzyme believes that the acquisition of DSP represents a significant opportunity for near term growth and will provide it with a base for building a specialty surgical products business that will enhance long term shareholder value.

     DSP employs a 70-person sales force, 52 of which are located in the United States, to market its products directly to cardiovascular, general and gynecologic surgeons and hospital purchasing departments throughout the United States and Europe. Genzyme plans to utilize DSP's United States sales force to accelerate the market introduction of its Seprafilm(TM) and Sepracoat(TM) products in the United States.

     The General Division began marketing Seprafilm(TM) bioresorbable membrane in the Netherlands in November 1995 and in the United Kingdom, France and Germany in April 1996. In March 1996, an advisory panel to the FDA recommended that approval be granted to market Seprafilm(TM) for use in reducing postoperative adhesion formation at the locations in the body and in the abdominal and gynecological surgeries studied in the Company's pivotal clinical trials of the product. Genzyme is working with the FDA to develop appropriate labeling for Seprafilm(TM) and expects to receive approval to market the product in the near future. A PMA application was filed for Sepracoat(TM) in January 1996 and has been accepted for expedited review by the FDA.

BUSINESS OF DSP

     Founded in 1868 and with a product portfolio that includes hundreds of surgical products, DSP is an established brand name in the surgical specialty market. DSP's products can be categorized into three principal product lines: cardiovascular fluid management systems (chest drainage and autotransfusion systems), surgical closure systems (sutures and needles) and surgical instruments (cardiovascular punches and other cardiovascular, plastic surgical and endoscopic instruments). Within each of its product lines, DSP competes primarily on the basis of quality and innovation.

     Cardiovascular Fluid Management Systems. This product line, which accounted for approximately 44% of DSP's annual revenues for its 1995 fiscal year, consists primarily of self-contained, disposable chest drainage devices used to drain blood from the chest cavity following open heart surgery, other surgical procedures and trauma. If the chest cavity is not properly drained, the patient may suffer collapsed lungs, which often results in death. In 1967, DSP introduced the first self-contained, disposable chest drainage unit, Pleur-evac(R), and in December 1995, DSP acquired a line of dry suction-controlled chest drainage and autotransfusion devices sold under the Thora-Klex(R) brand name. DSP's autotransfusion devices allow the collection of blood shed by the patient and its reinfusion postoperatively, thus eliminating the risks associated with blood transfusions.

     Surgical Closure Systems. Surgical sutures, which are sold in kits consisting of suture/needle combinations, are DSP's oldest product line and accounted for approximately 31% of DSP's fiscal 1995 revenues. The company developed Tevdek(R) surgical sutures in 1950, the first coated Dacron-based suture, followed by Silky Polydek, a softer, easier to handle and tie suture. DSP emphasizes high quality specialty sutures for cardiovascular and plastic surgery, utilizing special materials, advanced metallurgy and packaging innovations. Approximately 42% of DSP's United States sales are attributable to high margin "specials" in which individual surgeons order nonstandard products and customized suture/needle combinations for specific procedures.

     Surgical Instruments. DSP's surgical instruments product line accounted for approximately 25% of fiscal 1995 revenues. The company sells cardiovascular punches, which are used during coronary artery bypass surgery to make cleanly cut holes, and hand-held, reusable instruments such as needleholders, scissors, forceps, graspers, dissectors and retractors. The company's instruments are used in cardiovascular, plastic, endoscopic and general surgery. In April 1994, DSP acquired Snowden-Pencer, Inc., a manufacturer of specialty surgical instruments and accessories that was well known in the surgical community in part due to its history of working directly with leading surgeons to design and develop new surgical instruments. In addition to expanding DSP's product line with technologically advanced products, the Snowden-Pencer, Inc. acquisition provided DSP with a strong marketing focus. DSP's surgical instruments are sold directly to the surgeon, the key decision maker on purchases of specialty instruments.

     DSP manufactures its products at facilities located in Fall River, Massachusetts, Tucker, Georgia and Coventry, Connecticut and has sales offices in Germany and France. The company has approximately 585 employees.

GENETRIX ACQUISITION

     On May 1, 1996, Genzyme acquired Genetrix, Inc., a privately held genetic testing laboratory based in Phoenix, Arizona, in a tax-free exchange of General Division Stock. Approximately 690,000 shares of General Division Stock, valued at approximately $36.5 million, were issued. The acquisition will be accounted for as a purchase. The excess of the purchase price over the fair market value of the net assets acquired, approximately $35 million, was allocated to goodwill and will be amortized over 11 years.

STOCK SPLIT

     On June 7, 1996, Genzyme announced a two-for-one stock split of the General Division Stock payable July 25, 1996 to stockholders of record on July 11, 1996. Consummation of the stock split is subject to stockholder approval of an increase in the authorized number of shares of General Division Stock to 200 million at a special meeting to be held on July 24, 1996.

                              DESCRIPTION OF NOTES

     The Notes will be issued under an Indenture to be dated as of             ,
1996 (the "Indenture"), between the Company and State Street Bank and Trust Company, as Trustee (the "Trustee"). The Indenture will be substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus is a part. The statements under this caption relating to the Indenture and the Notes are summaries and do not purport to be complete. Such summaries make use of certain terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture. The terms of the Notes will also include those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. For purposes of this section, the term "Company" means only Genzyme Corporation and not its subsidiaries.

GENERAL

     The Notes will be general unsecured obligations of the Company limited to an aggregate principal amount of $225,000,000 ($250,000,000 if the Underwriter's over-allotment option is exercised in full). The Notes will bear interest from
the closing date (            , 1996) at the rate set forth on the cover page of
this Prospectus, will mature on             , 2001 (unless earlier redeemed at
the option of the Company, converted into General Division Stock at the option of the holder or repurchased by the Company at the option of the holder upon a Fundamental Change) and will be subordinated obligations of the Company.
Interest will be payable semiannually, on             and             ,
commencing             , 1996, to the registered holders of record on the
preceding             and             , respectively. Although the Notes are
general obligations of the Company, principal and interest will be paid from funds allocated for financial statement presentation purposes to the General Division. Holders of the Notes will have no specific claim against the assets attributable to the General Division.

     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. As described below under "-- Book-Entry, Delivery and Form," the Notes will be represented by one or more global notes (the "Global Notes") registered in the name of or held by DTC or its nominee. Payments of principal of and premium, if any, and interest on the Global Notes will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such Global Notes. See
"-- Settlement and Payment."

     The Indenture will not contain any restrictions on the payment of dividends or the repurchase of securities of the Company or any financial covenants. The Indenture will contain no covenants or other provisions to afford protection to holders of Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "-- Repurchase at Option of Holder Upon a Fundamental Change."

CONVERSION RIGHTS

     The Notes will be convertible at their principal amount into General Division Stock at any time prior to redemption, repurchase or maturity, in whole or from time to time in part (in denominations of $1,000 and integral multiples thereof), at the option of the holder thereof, initially at the conversion price stated on the cover page of this Prospectus, subject to adjustment as described below. The right to convert Notes which are called for redemption will terminate at the close of business on the business day immediately preceding the redemption date (unless, in any case, the Company defaults in payment of the redemption price, in which case the conversion right will terminate on the date such default is cured) and will be lost if not exercised prior to that time, even if redemption occurs at a time when conversion of the Notes or portion thereof is in the best interests of the holder.

     The right of conversion attaching to any Note may be exercised (a) if such
Note is represented by a Global Note, by book-entry transfer to the conversion agent (which will initially be the Trustee) through the facilities of DTC, or
(b) if definitive Notes have been issued, by delivery at the specified office of a conversion agent, accompanied, in either case, by a duly signed and completed notice of conversion. The conversion date shall be the date on which the Note and the duly signed and completed notice of conversion shall have been so delivered. A holder delivering a Note for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of General Division Stock upon conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the General Division Stock in a name other than the holder of the Note. Certificates representing shares of General Division Stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

     The conversion privilege and price will be subject to adjustment upon the occurrence of certain events, including (i) the issuance of capital stock of the Company as a dividend (or other distribution) on the General Division Stock,
(ii) the distribution to all holders of General Division Stock of rights or warrants entitling them to subscribe for or purchase General Division Stock at less than the current market price (as defined in the Indenture) on the record date for such issuance, (iii) subdivisions, combinations and certain reclassifications of General Division Stock, (iv) the distribution to all holders of General Division Stock of cash, debt or other securities (other than General Division Stock) or other assets (excluding dividends or distributions for which an adjustment is required to be made under (ii) above or (v) below),
(v) a dividend or other distribution consisting exclusively of cash to all holders of General Division Stock, excluding (A) cash dividends that do not exceed the per share amount of the immediately preceding regular cash dividend (as adjusted to reflect any of the events referred to in clauses (i) through (vi) of this sentence) and (B) cash dividends if the annualized per share amount thereof does not exceed 15% of the current market price of General Division Stock as of the trading day immediately preceding the date of declaration of such dividend; and (vi) payment to holders of General Division Stock in respect of a tender or exchange offer (other than an odd-lot offer) by the Company or any subsidiary of the Company for General Division Stock at a price in excess of 110% of the current market price of General Division Stock as of the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer.

     No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. No adjustment will be made with respect to clause (iv) above if, in lieu of such adjustment, the holders of the Notes, upon conversion, will be entitled to receive, in addition to the shares of General Division Stock into which such Notes are convertible, the kind and amount of shares, evidences of indebtedness or assets comprising the distribution that such holders would have received had they converted their Notes immediately prior to the record date for determining the stockholders entitled to receive such distribution. The Company from time to time may voluntarily reduce the conversion price for a period of at least twenty days. Fractional shares of General Division Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the market price of the General Division Stock. No payment or adjustment will be made for interest accrued on a converted Note or for dividends or distributions on any General Division Stock issued upon conversion of any Note.

     Subject to the rights of holders of the Notes described below under "-- Repurchase at Option of Holder Upon a Fundamental Change," if the Company consolidates with or merges into or transfers or leases all or substantially all of its assets to any person, or is a party to a merger that reclassifies or changes its outstanding General Division Stock, the holder of each Note then outstanding shall after such consolidation, merger, transfer or lease have the right to convert such Note into the kind and amount of shares of stock, other securities or property (which may include cash), that such holder would have been entitled to receive upon such consolidation, merger, transfer or lease if such holder had held the General Division Stock issuable upon the conversion of such Note immediately prior to such consolidation, merger, transfer or lease (assuming, in a case in which the Company's stockholders may exercise rights of election, that a holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith and received per share the kind and amount received per share by a plurality of non-electing shares).

REDEMPTION AT THE COMPANY'S OPTION

     The Notes may not be redeemed prior to             , 1999 and are
redeemable on such date and thereafter at the option of the Company, as a whole or from time to time in part, at the following prices (expressed as percentages of the principal amount) plus accrued interest to, but not including, the redemption date, if redeemed during the twelve-month period beginning of the years indicated below:

                                       YEAR                                     PERCENTAGE
    --------------------------------------------------------------------------  ----------
    1999......................................................................          %
    2000 and thereafter.......................................................          %

     Notice of redemption at the Company's option will be mailed at least 30 days, but not more than 60 days, before the redemption date to the registered address of each holder of Notes to be redeemed. If fewer than all the Notes are to be redeemed, selection of Notes for redemption will be made by the Trustee by lot, or in its discretion, on a pro rata basis. If any Notes are to be redeemed in part only, the notice of redemption relating to such Notes shall state the portion of the principal amount (in integral multiples of $1,000) to be redeemed. In that case, new Notes in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon surrender to the Trustee of the original Notes.

     No sinking fund is provided for the Notes.

REPURCHASE AT OPTION OF HOLDER UPON A FUNDAMENTAL CHANGE

     If a Fundamental Change occurs, each holder of Notes shall have the right, at the holder's option, to require the Company to repurchase all of such holder's Notes, or any portion thereof that is an integral multiple of $1,000, on the date (the "Repurchase Date") selected by the Company that is not less than ten nor more than 30 days after the Final Surrender Date (as defined below), at a price equal to 100% of the principal amount of the Notes, plus accrued interest to the Repurchase Date.

     Within 30 days after the occurrence of a Fundamental Change, the Company is obligated to mail to all holders of record of the Notes a notice (the "Company Notice") describing, among other things, the occurrence of such Fundamental Change and of the repurchase right arising as a result thereof. The Company must deliver a copy of the Company Notice to the Trustee and cause a copy of such notice to be published in a newspaper of general circulation in the Borough of Manhattan, The City of New York. To exercise the repurchase right, a holder of Notes must surrender, on or before the date which is, subject to any contrary requirements of applicable law, 60 days after the date of mailing of the Company Notice (the "Final Surrender Date"), irrevocable written notice to the Company (or an agent designated by the Company for such purpose) and the Trustee of the holder's exercise of such right together with the Notes (if such Note is represented by a Global Note, by book-entry transfer to the conversion agent through the facilities of DTC) with respect to which the right is being exercised, duly endorsed for transfer to the Company, together with a written notice of election. The submission of such notice together with such Notes pursuant to the exercise of a repurchase right will be irrevocable on the part of the holder (unless the Company fails to repurchase the Notes on the repurchase date) and the right to convert the Notes will expire upon such submission.

     The term "Fundamental Change" shall mean any of the following:

          (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Shares (as defined below) of the Company entitled to exercise more than 50% of the total voting power of all outstanding Voting Shares of the Company (including any Voting Shares that are not then outstanding of which such person or group is deemed the beneficial owner); or

          (ii) a change in the Board of Directors of the Company in which the individuals who constituted the Board of Directors of the Company at the beginning of the two-year period immediately preceding such change (together with any other director whose election by the Board of Directors of the Company or whose nomination for election by the shareholders of the Company was approved by a vote of at least two-thirds of the directors then in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

          (iii) any consolidation of the Company with, or merger of the Company into, any other person, any merger of another person into the Company, or any sale or transfer of all or substantially all of the assets of the Company to another person (other than (a) a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of General Division Stock, (b) a merger which is effected solely to change the jurisdiction of incorporation of the Company or (c) any consolidation with or merger of the Company into a wholly owned subsidiary of the Company, or any sale or transfer by the Company of all or substantially all of its assets to one or more of its wholly owned subsidiaries, in any one transaction or a series of transactions, provided, in any such case, that the resulting corporation or each such subsidiary assumes or guarantees the Company's obligations under the Notes); provided, however, that a Fundamental Change shall not occur with respect to any such transaction if either (i) the last sale price of the General Division Stock for any five trading days during the ten trading days immediately preceding the public announcement by the Company of such transaction is at least equal to 105% of the conversion price in effect on such trading day or (ii) the consideration in such transaction to the holders of General Division Stock consists of cash, securities that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on the Nasdaq National Market, or a combination of cash and such securities, and the aggregate fair market value of such consideration (which, in the case of such securities, shall be equal to the average of the last sale prices of such securities during the ten consecutive trading days commencing with the sixth trading day following consummation of the transaction) is at least 105% of the conversion price in effect on the date immediately preceding the closing date of such transaction.

     "Voting Shares" is defined to mean all outstanding shares of any class or classes (however designated) of capital stock entitled to vote generally in the election of members of the Board of Directors and includes, without limitation, the General Division Stock and the TR Stock.

     The right to require the Company to repurchase the Notes as a result of the occurrence of a Fundamental Change could create an event of default under existing or future Senior Indebtedness of the Company, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Notes. See "Description of Notes -- Subordination." Failure by the Company to repurchase the Notes when required will result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions.

     The holders' repurchase right upon the occurrence of a Fundamental Change could, in certain circumstances, make more difficult or discourage a potential takeover of the Company and, thus, removal of incumbent management. The Fundamental Change repurchase right, however, is not the result of management's knowledge of any specific effort to accumulate shares of General Division Stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise. Instead, the Fundamental Change purchase feature is a standard term contained in other similar debt offerings and the terms of such feature have resulted from negotiations between the Company and the Underwriter.

     The Indenture does not permit the Company's Board of Directors to waive the Company's obligation to purchase Notes at the option of a holder in the event of a Fundamental Change. The Company could, however, in the future, enter into certain transactions, including highly leveraged recapitalizations, that would not constitute a Fundamental Change and would, therefore, not provide the holders with the protection of requiring the Company to repurchase the Notes.

     Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the Notes. The Company will comply with this rule to the extent applicable at that time.

SUBORDINATION

     The payment of the principal of, and premium, if any, and interest on, the Notes will be subordinated in right of payment to the extent set forth in the Indenture to the prior payment in full of amounts then due on all Senior Indebtedness, as defined in the Indenture. In addition, the Notes are effectively subordinated in right of payment to third party indebtedness of the Company's subsidiaries. As of March 31, 1996, as adjusted to give effect to this offering and the anticipated use of the net proceeds therefrom, the Company and its subsidiaries would have had an aggregate of $34,648,000 of consolidated indebtedness and other obligations effectively ranking senior to the Notes. Upon the maturity of Senior Indebtedness, whether by acceleration or otherwise, or any distribution of assets of the Company resulting from any liquidation, dissolution, winding up, reorganization or any insolvency proceedings of the Company, the holders of all Senior Indebtedness will first be entitled to receive payment in full before the holders of the Notes will be entitled to receive any payment of the principal of, or premium, if any, or interest on, the Notes. During the continuance of any default with respect to Senior Indebtedness entitling the holders thereof to accelerate the maturity thereof, or if any such default would be caused by any payment upon or in respect of the Notes, no payment may be made by the Company upon or in respect of the Notes. By reason of such subordination, in the event of insolvency, holders of the Notes may recover less, ratably, than other creditors of the Company.

     "Senior Indebtedness" is defined to mean: (a) the principal of, interest on and any other amounts owing with respect to (i) any indebtedness of the Company, now or hereafter outstanding, in respect of borrowed money (other than the Notes), (ii) any indebtedness of the Company, now or hereafter outstanding, evidenced by a bond, note, debenture, capitalized lease, letter of credit or other similar instrument, (iii) any other written obligation of the Company, now or hereafter outstanding, to pay money issued or assumed as all or part of the consideration for the acquisition of property, assets or securities and (iv) any guaranty or endorsement (other than for collection or deposit in the ordinary course of business) or discount with recourse of, or other agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire, to supply or advance funds or to become liable with respect to (directly or indirectly), any indebtedness or obligation of any person of the type referred to in the preceding subclauses (i), (ii) and (iii) now or hereafter outstanding, and (b) any refundings, renewals or extensions of any indebtedness or other obligation described in clause (a); unless, in the case of any of the foregoing, the instrument, lease or other document creating or evidencing the same expressly provides that such indebtedness or obligation by its terms is not senior in right of payment to the Notes. The Indenture does not contain any limitation or restriction on the issuance of Senior Indebtedness or other indebtedness or securities of the Company or its subsidiaries.

     The Indenture permits the Trustee to become a creditor of the Company and does not preclude the Trustee from enforcing its rights as a creditor, including rights as a holder of Senior Indebtedness. See "Concerning the Trustee."

     In the event that the Trustee or any holder of Notes receives any payment or distribution of assets of the Company of any kind in contravention of any of the terms of the Indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness of the Company or their representative or representatives to the extent necessary to make payment in full of all Senior Indebtedness of the Company remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness of the Company.

     Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in these assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company and would be subject to judicial power to subordinate the Company's claim to those of other creditors of such subsidiary in certain cases.

     The Company will be obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the Notes. The Trustee's claims for such payments will be senior to those of holders of the Notes in respect of all funds collected or held by the Trustee.

EVENTS OF DEFAULT AND NOTICE THEREOF

     The following are Events of Default: (a) a default in the payment of any interest on the Notes continued for 30 days, (b) a default in the payment of principal of or premium, if any, on the Notes or of the repurchase price in respect of any Note when due, (c) a default in the performance of any other covenant or agreement of the Company in the Indenture continued for 60 days after written notice to the Company by the Trustee or the holders of at least 25% in principal amount of outstanding Notes, (d) failure by the Company to make any payment when due, including any applicable grace period, in respect of indebtedness for borrowed money of the Company, which payment is in an amount in excess of $20 million, (e) default by the Company with respect to any indebtedness for borrowed money of the Company, which default results in acceleration of any such indebtedness which is in an amount in excess of $20 million, and (f) certain events of bankruptcy, insolvency or reorganization.

     If an Event of Default shall occur and be continuing and if it is known to the Trustee, the Trustee is required to mail to each holder of the Notes a notice of the Event of Default within 90 days after such default occurs. Except in the case of a default in payment of the principal of or premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the holders of the Notes.

     If an Event of Default shall occur and be continuing, the Trustee or the holders of not less than 25% in principal amount of outstanding Notes may declare the principal of, and accrued interest on, all the Notes to be due and payable immediately.

     Holders of the Notes may not enforce the Indenture or Notes except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of the Notes, unless the holders shall have offered the Trustee indemnity reasonably satisfactory to it. Subject to the indemnification provisions and certain limitations contained in the Indenture, the holders of a majority in principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Those holders may, in certain cases, waive any default except a default in payment of principal of, or premium, if any, or interest on, the Notes or a failure to comply with certain provisions of the Indenture relating to conversion of the Notes.

     The Company is required to furnish the Trustee annually with a certificate as to the compliance with the conditions and covenants provided for in the Indenture.

DISCHARGE

     The Indenture provides that the Company may terminate its obligations under the Indenture at any time by delivering all outstanding Notes to the Trustee for cancellation. At any time within one year of the maturity of the Notes or the redemption of all the Notes, the Company may terminate its substantive obligations under the Indenture, other than its obligations to pay the principal of, and interest on, the Notes at any time, by depositing with the Trustee, money or U.S. Government obligations sufficient to pay all remaining indebtedness on the Notes when due.

MERGER AND CONSOLIDATION

     The Company may not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, another corporation, person or entity unless (i) the Company is the surviving person or the successor or transferee is a corporation organized under the laws of the United States, any state thereof or the District of Columbia, or a corporation or comparable legal entity organized under the laws of a foreign jurisdiction and whose equity securities are listed on a national securities exchange in the United States or authorized for quotation on the Nasdaq National Market, (ii) the successor assumes all the obligations of the Company under the Notes and the Indenture and (iii) after such transaction no Event of Default exists.

MODIFICATION AND WAIVER

     Subject to certain exceptions, supplements of and amendments to the Indenture or the Notes may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes and any existing default of compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes. Without the consent of any holders of the Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to holders of the Notes in case of a merger or acquisition otherwise in compliance with the Indenture or to make any change that does not materially adversely affect the rights of any holder of the Notes. Without the consent of the holder of each Note affected thereby, an amendment, supplement or waiver may not (a) change the stated maturity date of the principal of, or interest on, any Note, or adversely affect the right to convert any Note, (b) reduce the principal or repurchase price of, or interest or premium, if any, on, any Note, (c) change the currency for payment of principal of, or interest on, any Note, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (e) modify the provisions of the Indenture with respect to the subordination of the Notes in a manner adverse to the holders, (f) reduce the above stated percentage of outstanding Notes necessary to amend or supplement the Indenture or waive defaults or compliance or (g) modify (with certain exceptions) any provisions of the Indenture relating to modification and amendment of the Indenture or waiver of compliance with conditions and defaults thereunder.

CONCERNING THE TRUSTEE

     State Street Bank and Trust Company, the Trustee under the Indenture, has been appointed by the Company as the initial paying agent, conversion agent and registrar with regard to the Notes. The Company and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business, and the Trustee and its affiliates may from time to time in the future provide the Company with banking and financial services in the ordinary course of their business.

     In case an Event of Default shall occur (and shall not be cured) and holders of the Notes have notified the Trustee, the Trustee will be required to exercise its powers with the degree of care and skill of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of Notes, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

BOOK-ENTRY, DELIVERY AND FORM

     Upon issuance, the Notes will be represented by a Global Note or Notes. Each Global Note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Except under the limited circumstances described below, Global Notes will not be exchangeable for definitive certificated Notes.

     Ownership of beneficial interests in a Global Note will be limited to institutions that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in such Global Note will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for such Global Note. Ownership of beneficial interests in such Global Note by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. DTC has no knowledge of the actual beneficial owners of the Notes. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such Global Note.

     Payment of principal of and premium, if any, and interest on Notes represented by a Global Note registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered holder of the Global Note representing such Notes. The Company has been advised by DTC that upon receipt of any payment of principal of or premium, if any, or interest on a Global Note, DTC will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown in the records of DTC. Payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the sole responsibility of such participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

     None of the Company, the Trustee or any other agent of the Company or the Trustee will have any responsibility or liability for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a Global Note or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

     A Global Note is exchangeable for definitive Notes registered in the name of, and a transfer of a Global Note may be registered to, any person other than DTC or its nominee, only if:

          (a) DTC notifies the Company that it is unwilling or unable to continue as depository for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act; or

          (b) the Company in its sole discretion determines that such Global Note shall be exchangeable for definitive Notes in registered form.

     Any Global Note that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount as the Global Note, in denominations of $1,000 and integral multiples thereof. Such definitive Notes will be registered in the name or names of such persons as DTC shall instruct the Trustee. The principal, premium, if any, and interest with respect to definitive Notes will be payable, the transfer of the definitive Notes will be registrable, the definitive Notes will be exchangeable, and the definitive Notes may be presented for conversion, at the office or agency of the Company maintained for such purposes, which shall initially be the Corporate Trust Office of the Trustee located in the Borough of Manhattan, The City of New York. In addition, payment of interest on definitive Notes may, at the option of the Company, be made by check mailed to the address of the person entitled thereto as it appears in the Note register. Interest payable to any holder of such Notes having an aggregate principal amount in excess of $5,000,000 shall, at the election of such holder in writing to the Trustee at least 10 days prior to the date of payment, be paid by wire transfer in immediately available funds.

     The Company will not be required (i) to issue, register the transfer of or exchange any Note during a period beginning at the opening of business 15 days before the date of the mailing of a notice of redemption and ending at the close of business on the date of such mailing, or (ii) to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of Notes being redeemed in part.

     Except as provided above, owners of beneficial interests in a Global Note will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the holders thereof for any purpose under the Indenture, and no Global Note shall be exchangeable except for another Global Note of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in such Global Note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Global Note.

     The Company understands that, under existing industry practices, in the event that the Company requests any action of holders, or an owner of a beneficial interest in such Global Note desires to give or take any action that a holder is entitled to give or take under the Notes, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised the Company that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made in immediately available funds on the
closing date (            , 1996). So long as the Notes are represented by a
Global Note or Notes, all payments of principal, premium, if any, and interest will be made by the Company in immediately available funds.

GOVERNING LAW

     The Indenture and Notes will be governed by and construed in accordance with the laws of the State of New York, without giving effect to such State's conflicts of law principles.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain United States federal income tax considerations relevant to holders of the Notes. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or to different interpretations. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor's decision to purchase the Notes, and it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities, banks, insurance companies, tax-exempt organizations and non-United States persons) may be subject to special rules. In addition, this discussion is limited to persons that purchase the Notes pursuant to this Prospectus and hold the Notes as "capital assets" within the meaning of
Section 1221 of the Code.

     PROSPECTIVE PURCHASERS OF THE NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE GENERAL DIVISION STOCK.

CONVERSION OF NOTES INTO GENERAL DIVISION STOCK

     In general, no gain or loss will be recognized for income tax purposes on a conversion of the Notes into shares of General Division Stock. However, cash paid in lieu of a fractional share of General Division Stock will result in taxable gain (or loss), which will be capital gain (or loss) to the extent that the amount of such cash exceeds (or is exceeded by) the portion of the adjusted basis of the Note allocable to such fractional share. The adjusted basis of shares of General Division Stock received on conversion will equal the adjusted basis of the Note converted, reduced by the portion of adjusted basis allocated to any fractional share of General Division Stock exchanged for cash. The holding period of an investor in the General Division Stock received on conversion will include the period during which the converted Note was held.

     The conversion price of the Notes is subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the Notes as having received a constructive distribution, resulting in ordinary income to the extent of the Company's current earnings and profits, if and to the extent that certain adjustments in the conversion price that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of General Division Stock) increase the proportionate interest of a holder of Notes in the fully diluted General Division Stock, whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion price of the Notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding General Division Stock in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the General Division Stock generally will be treated as a distribution to such holders, taxable as ordinary income to the extent of the Company's earnings and profits.

     The Company believes that the General Division Stock should be treated as common stock of the Company. Holders should be aware, however, that there are no federal income tax regulations, court decisions or published IRS rulings bearing directly on the characterization of the General Division Stock. In addition, the IRS announced in 1987 that it was studying the federal income tax consequences of stock that has certain voting and liquidation rights in an issuing corporation, but whose dividend rights are determined by reference to the earnings and profits of a segregated portion of the issuing corporation's assets, and would not issue any advance rulings regarding such stock. During 1995, the IRS withdrew such stock from its list of matters under consideration and reiterated that is would not issue advance rulings regarding such stock. It is possible that the IRS might take the position that the General Division Stock represents property other than stock of the Company, with the result that (i) a portion of the purchase price of the Notes could be allocated to the conversion right, potentially resulting in the Notes being issued with original issue discount, and (ii) the conversion of Notes into shares of General Division Stock would be a taxable transaction.

MARKET DISCOUNT

     Under the market discount rules, if a holder purchases a Note at market discount (i.e., at a price below its stated redemption price at maturity) in excess of a statutorily-defined de minimis amount and thereafter recognizes gain upon a disposition or retirement of the Note, then the lesser of the gain recognized or the portion of the market discount that accrued on a ratable basis (or, if elected, on a constant interest rate basis) generally will be treated as ordinary income at the time of the disposition. Any accrued market discount not previously taken into income prior to a conversion of a Note, however, should (under Treasury Regulations not yet issued) carry over to the General Division Stock received on conversion and be treated as ordinary income upon a subsequent disposition of such General Division Stock to the extent of any gain recognized on such disposition. In addition, absent an election to include market discount in income as it accrues, a holder of a market discount debt instrument may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

SALE, EXCHANGE OR RETIREMENT OF NOTES

     Each holder of Notes generally will recognize gain or loss upon the sale, exchange, redemption, repurchase, retirement or other disposition of the Notes (not including a conversion of the Notes into General Division Stock) measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income) and (ii) the holder's adjusted tax basis in those Notes (including any market discount previously included in income by the holder). Each holder of General Division Stock into which the Notes are converted, in general, will recognize gain or loss upon the sale, exchange or other disposition of the General Division Stock measured under rules similar to those described in the preceding sentence for the Notes. Any such gain or loss recognized on the sale, exchange, repurchase, retirement or other disposition of a Note or share of General Division Stock should be capital gain or loss (except as discussed under "-- Market Discount" above), and would be long-term capital gain or loss if the Note or the General Division Stock had been held for more than one year at the time of the sale or exchange. An investor's initial basis in a Note will be the cash price paid therefor.

BACKUP WITHHOLDING

     A holder of Notes or General Division Stock may be subject to backup withholding at a rate of 31% with respect to certain reportable payments, including interest payments, dividend payments and, under certain circumstances, principal payments on the Notes. These backup withholding rules apply if the holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding. A holder who does not provide the Company with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the holder's federal income tax liability, provided the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax-exempt organizations and certain foreign persons, provided their exemption from backup withholding is properly established.

     The Company will report to the holders of Notes and General Division Stock and to the IRS the amount of any reportable payments for each calendar year and the amount of tax withheld, if any, with respect to such payments.

                      DESCRIPTION OF GENZYME CAPITAL STOCK

     The following descriptions are qualified in their entirety by reference to the Articles of Organization of Genzyme Corporation.

GENERAL

     Genzyme is authorized to issue 150 million shares of capital stock, consisting of 100 million shares of General Division Stock, 40 million shares of TR Stock and 10 million shares of Preferred Stock. On July 24, 1996 a special meeting of Genzyme's stockholders will be held for the purpose of voting on an amendment to Genzyme's Articles of Organization that would increase the number of shares of General Division Stock Genzyme is authorized to issue to 200 million. See "Business -- Recent Developments." Each class of common stock has the voting powers, qualifications and rights described below.

DIVIDENDS

     Genzyme's Articles of Organization provide that dividends on the General Division Stock may be declared and paid only out of the lesser of (a) funds of Genzyme legally available therefor and (b) the

Available General Dividend Amount, as defined below, and that dividends on the TR Stock may be paid out of the lesser of (a) funds of Genzyme legally available therefor and (b) the Available Tissue Repair Dividend Amount, as defined below. Under the Massachusetts Business Corporations Law (the "MBCL"), the payment of dividends is permitted if the corporation is not insolvent, the dividend payment does not render the corporation insolvent, and the dividend payment does not violate the corporation's Articles of Organization. Subject to such limitations, the Board may, in its sole discretion, declare and pay dividends exclusively on either class of common stock, or both, in equal or unequal amounts, notwithstanding the amounts available for the payment of dividends on each class, the respective voting and liquidation rights of each class, the amounts of prior dividends declared on each class or any other factor. Genzyme has never paid a cash dividend on any class of its capital stock and currently intends to retain all earnings for use in its business.

     As stated above, in addition to the statutory limitations under the MBCL, dividends on the General Division Stock and TR Stock would be limited to an amount not in excess of the Available General Dividend Amount or the Available Tissue Repair Dividend Amount, respectively. The "available dividend amount" for each of the General Division Stock and the TR Stock is defined to mean generally the greater of (A) the excess of (1) the greater of (a) the fair value of the net assets allocated to the division represented by such class of common stock and (b) an amount equal to stockholders' equity allocated to such division as of June 30, 1994, increased or decreased, as appropriate, to reflect, after June 30, 1994, (i) the net income or loss of such division, (ii) any dividends or other distributions (including by reclassification or exchange) declared or paid with respect to, or repurchases or issuances of, any shares of capital stock attributed to such division, but excluding dividends or other distributions paid in shares of capital stock attributed to such division to the holders thereof, and (iii) any other adjustments to the stockholders' equity of such division made in accordance with generally accepted accounting principles, over (2) the aggregate par value of all outstanding shares of capital stock attributed to such division or (B) the amount legally available for the payment of dividends determined in accordance with the MBCL applied as if such division were a separate corporation.

EXCHANGE OF TR STOCK

     Genzyme's Articles of Organization do not provide for either mandatory or optional exchange or redemption of the General Division Stock, but do provide that TR Stock may be exchanged for any combination of cash and/or General Division Stock upon the terms described below. Genzyme cannot predict the impact of its ability to effect such exchanges on the market prices of the General Division Stock and TR Stock.

     Optional Exchange.  At any time after the later of (A) December 31, 1995 or
(B) the date on which equity investments in TR Stock by third-party investors or the allocation of cash or cash equivalents from the General Division to GTR, or any combination of such equity investments and allocations, equals an aggregate of at least $10 million, the Board may determine to exchange all outstanding shares of TR Stock for any combination of cash and/or General Division Stock having a Fair Market Value equal to 130% of the Fair Market Value of TR Stock as determined by the trading prices during a specified period prior to the first public announcement by Genzyme of such exchange. Equity investments in TR Stock have exceeded $10 million, and, as a result, the Board could elect to make such an exchange at any time.

     The foregoing provision allows Genzyme the flexibility to redeem all outstanding shares of TR Stock and leave outstanding one class of common stock that would represent the residual equity interest in all of Genzyme's businesses. Subject to the limitations described above, the optional exchange could be exercised at any future time if the Board determined that, under the facts and circumstances then existing, an equity structure consisting of two classes of common stock was no longer in the best interests of all of Genzyme's stockholders (including holders of General Division Stock and holders of TR Stock).

     Mandatory Exchange. In the event of the Disposition, in one transaction or a series of related transactions, by Genzyme of all or substantially all of the properties and assets allocated to GTR (other than in connection with the Disposition by Genzyme of all or substantially all of its properties and assets in one transaction or a series of related transactions) to any person, entity or group (other than (A) any entity in which Genzyme, directly or indirectly, owns all of the equity interest or (B) certain entities formed in connection with obtaining financing for the programs or products of GTR), Genzyme is required, on or prior to the first business day following the 90th day following the consummation of such Disposition, to exchange each outstanding share of TR Stock for any combination of cash and/or General Division Stock having a Fair Market Value equal to 130% of the Fair Market Value of TR Stock as determined by the trading prices during a specified period prior to the first public announcement by Genzyme of such disposition. Consequently, holders of TR Stock may receive a greater or lesser premium for their shares than any premium paid by a third-party buyer of the assets of GTR. In addition, any such exchange for shares of General Division Stock could be made at a time that is disadvantageous to the holders of either General Division Stock or the holders of TR Stock.

     Certain Other Exchange Terms. "Fair Market Value" as of any date means the average of the daily closing prices as reported by the Nasdaq National Market (or the appropriate exchange on which such shares are then traded) for the 20 consecutive days commencing on the 30th trading day prior to such date. In the event such closing prices are unavailable, Fair Market Value will be determined by the Board. Genzyme's Articles of Organization contain the definitions of "Disposition" and "Substantially all of the properties and assets of GTR," as well as certain provisions with regard to required notices of exchanges of TR Stock, treatment of fractional shares, rights to dividends, surrender and exchange of stock certificates, payment of issue and transfer taxes and the treatment of Convertible Securities.

VOTING RIGHTS

     Genzyme's Articles of Organization provide that holders of shares of General Division Stock and TR Stock vote together as a single class on all matters as to which common stockholders generally are entitled to vote. On all such matters, each share of General Division Stock has one vote, and through December 31, 1996 each share of TR Stock has .29 votes. As of May 31, 1996, holders of outstanding General Division Stock and TR Stock had approximately 90.4% and 9.6%, respectively, of the total voting power of Genzyme. On January 1, 1997 and on January 1 every two years thereafter, the number of votes to which each share of TR Stock is entitled would be adjusted to equal the ratio of the Fair Market Value of one share of TR Stock to the Fair Market Value of one share of General Division Stock as of such date. The voting rights of TR Stock will also be appropriately adjusted so as to avoid dilution in the aggregate voting rights of either class in the event the outstanding shares of either class are subdivided (by stock split, reclassification or otherwise) or combined (by reverse stock split, reclassification or otherwise), or in the event of the issuance of shares of either class as a dividend or a distribution to holders of shares of that class. If shares of only one class of common stock are outstanding, or if shares of any class of common stock are entitled to vote separately as a class, each share of that class would have one vote.

     The relative voting rights of General Division Stock and TR Stock are adjusted from time to time as described above so that a holder's voting rights may more closely reflect the market value of such holder's equity investment in Genzyme. Adjustments in the relative voting rights of General Division Stock and TR Stock may influence an investor interested in acquiring and maintaining a fixed percentage of Genzyme's voting power to acquire such percentage of both classes of common stock, and will limit the ability of investors in one class to acquire for the same consideration relatively greater or lesser voting power per share than investors in the other class. To the extent the relative market values of General Division Stock and TR Stock change prior to the first scheduled adjustment or in between any scheduled adjustments, however, an investor in one class of common stock may acquire relatively more or less voting power for the same consideration when compared with investors in the other class of common stock.

     In addition to matters on which the holders of the General Division Stock and the TR Stock vote together as a single class of stock, Genzyme's Articles of Organization require the approval by the holders of the affected class of common stock at a meeting at which a quorum is present and the votes cast in favor of the proposal exceed those cast against to:

          (1) allow any proceeds from the disposition of the properties or assets allocated to either division to be used in the business of the other division without fair compensation;

          (2) allow any properties or assets allocated to either division to be used in the business of the other division or for the declaration or payment of any dividend or distribution on any class of common stock not attributed to such division without fair compensation;

          (3) issue shares of either class of common stock without allocating the proceeds of such issuance to the division represented by such class of common stock (provided, however, that Genzyme may without such approval issue General Designated Shares and TR Designated Shares, as each such term is defined below under the heading "TR Designated Shares and General Designated Shares");

          (4) change the rights or preferences of any class of common stock so as to affect the class adversely; or

          (5) effect any merger or business combination involving Genzyme as a result of which (a) the holders of all classes of common stock of Genzyme shall no longer own, directly or indirectly, at least fifty percent (50%) of the voting power of the surviving corporation and (b) the holders of all classes of common stock of Genzyme do not receive the same form of consideration, distributed among such holders in proportion to the market capitalization of each class of common stock as of the date of the first public announcement of such merger or business combination.

     In addition to the voting rights provided in Genzyme's Articles of Organization, the approval of the holders of a majority of the outstanding shares of each class of common stock, voting separately as a class, is required under the current MBCL to approve any amendment to the Articles of Organization that would alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. The MBCL does not currently provide for any other separate voting rights for a class of common stock. Consequently, because most matters brought to a stockholder vote will only require the approval of a majority of all of Genzyme's outstanding capital stock entitled to vote on such matters (including both classes of common stock) voting together as a single class and because the holders of General Division Stock currently have more than the number of votes required to approve any such matter, such holders would be in a position to control the outcome of the vote on such a matter. See "Risk Factors -- Risks Related to Two Classes of Common Stock -- No Additional Separate Voting Rights."

LIQUIDATION RIGHTS

     Genzyme's Articles of Organization provide that holders of outstanding shares of General Division Stock and TR Stock will receive the assets, if any, remaining for distribution to common stockholders on a per share basis in proportion to the respective per share liquidation units of each class and such holders will have no direct claim against any particular assets of Genzyme or any of its subsidiaries. Each share of General Division Stock will have one liquidation unit and each share of TR Stock will have .29 liquidation units (equal to the number of votes to which each share of TR Stock was entitled on December 16, 1994). The liquidation units of TR Stock will be appropriately adjusted so as to avoid dilution in the aggregate liquidation rights of either class in the event the outstanding shares of either class are subdivided (by stock split, reclassification or otherwise) or combined (by reverse stock split, reclassification or otherwise), or in the event of the issuance of shares of either class as a dividend or a distribution to holders of shares of that class, but will not otherwise be adjusted.

     A merger or business combination involving Genzyme or a sale of all or substantially all of the assets of Genzyme will not be treated as a liquidation. However, Genzyme may not, without approval by the holders of the affected class of Common Stock at a meeting at which a quorum is present and the votes cast in favor of the action exceed those cast against, effect any merger or business combination involving Genzyme as a result of which (a) the holders of all classes of common stock of Genzyme shall no longer own, directly or indirectly, at least fifty percent of the voting power of the surviving corporation, and (b) the holders of all classes of common stock of Genzyme do not receive the same form of consideration, distributed among such holders in proportion to the market capitalization of each class of common stock as of the date of the first public announcement of such merger or business combination.

TR DESIGNATED SHARES AND GENERAL DESIGNATED SHARES

     Prior to the formation of GTR in December 1994, the Board determined that the initial pro forma equity interest in GTR would be represented by 10 million shares of TR Stock. This number of shares of TR Stock was established based on the desired initial trading range of TR Stock, prevailing market conditions, financial and operating information of GTR and the price-earnings ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of GTR. 5 million shares of TR Stock, representing 50% of the initial pro forma equity interest in GTR, were issued in connection with Genzyme's acquisition of BioSurface Technology, Inc. ("BioSurface") to holders of BioSurface Common Stock. The other 50% of the initial pro forma equity interest in GTR was represented by 5 million "TR Designated Shares." TR Designated Shares are authorized shares of TR Stock which are not issued and outstanding, but which the Board may from time to time issue, sell or otherwise distribute without allocating the proceeds or other benefits of such issuance, sale or distribution to GTR. Genzyme issued approximately 3.3 million of such TR Designated Shares as a stock dividend to holders of General Division Stock of record on December 16, 1994, the date of the acquisition of BioSurface. The remaining initial TR Designated Shares were reserved for issuance upon the exercise of General Division stock options and warrants and the conversion of convertible notes outstanding on December 16, 1994. As of June 1, 1996, there were 1,971,122 TR Designated Shares, 1,002,782 of which were reserved for issuance upon the exercise or conversion of outstanding stock options, warrants and notes that are exercisable or convertible into General Division Stock. The shares of TR Stock that are issuable with respect to the TR Designated Shares are not outstanding shares of TR Stock, are not eligible to receive dividends, and cannot be voted by Genzyme.

     The number of TR Designated Shares is subject to adjustment. The number will be (A) adjusted as appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of TR Stock and dividends or distributions of shares of TR Stock to holders of TR Stock and other reclassifications of TR Stock, (B) decreased by (1) the number of shares of TR Stock issued by Genzyme, the proceeds of which are allocated to the General Division, (2) the number of shares of TR Stock issued upon the exercise or conversion of options, warrants and other securities attributed to the General Division, and (3) the number of any shares of TR Stock issued by Genzyme as a dividend or distribution or by reclassification, exchange or otherwise to holders of General Division Stock (including the 3.3 million shares of TR Stock distributed to holders of General Division Stock in December 1994 as described above), and (C) increased by (1) the number of any outstanding shares of TR Stock repurchased by Genzyme, the consideration for which was allocated to the General Division, (2) one for each $10.00 reallocated from the General Division to GTR from time to time upon an exercise by the General Division of its option to allocate to GTR up to $30 million in exchange for TR Designated Shares (of which $10 million was allocated by the General Division to GTR on June 14, 1996, resulting in the creation of an additional 1 million TR Designated Shares), and
(3) the number equal to the fair value (as determined by the Board) of assets or properties allocated to the General Division that are reallocated to GTR (other than reallocations that represent sales at fair value between such divisions or reallocations described in the foregoing clause (C)(2)) divided by the Fair Market Value of one share of TR Stock as of the date of the reallocation; Genzyme is prohibited by the Articles of Organization from taking any action which would have the effect of reducing the number of TR Designated Shares to a number which is less than zero.

     Genzyme's Articles of Organization also contain provisions for "General Designated Shares," which are authorized shares of General Division Stock that Genzyme may issue without allocating any consideration to the General Division. Currently, there are no General Designated Shares. However, General Designated Shares may be created if, for example, the Board determines that programs or other assets reallocated from GTR to the General Division will be accounted for as an increase in General Designated Shares rather than as a transfer of cash or other assets of the General Division having a fair value equal to GTR assets reallocated. Notwithstanding the foregoing, by agreement with BioSurface, Genzyme adopted a policy that no Key TR Program (as defined in "Management and Accounting Policies Covering the Relationship of Genzyme
Divisions -- Inter-Division Asset Transfers") may be transferred out of GTR without a class vote of the holders of TR Stock except in certain limited circumstances, and no reallocation of other programs or assets of GTR may be accounted for as an increase in General Designated Shares without a class vote of the holders of

TR Stock. Genzyme has also agreed that this policy will not be changed without a class vote of the holders of TR Stock. Consequently, any decision by the Board to account for a reallocation of any programs or assets of GTR as an increase in General Designated Shares would require a class vote of the holders of TR Stock.

     The number of General Designated Shares will be subject to adjustment in a manner substantially similar to adjustments to the number of TR Designated Shares.

     Whenever additional shares of any class of common stock are issued and sold by Genzyme, Genzyme will identify (i) the number of such shares issued and sold for the account of the division to which they relate, the proceeds of which will be allocated to and reflected in the financial statements of such division and
(ii) the number of such shares issued and sold from the TR Designated Shares or the General Designated Shares, which shall reduce the number of TR Designated Shares or General Designated Shares, as the case may be, and the proceeds of which may be used for any proper corporate purpose. In the event Genzyme repurchases outstanding shares of any class of common stock, it will identify the number of shares that are repurchased for consideration that was allocated to the General Division and the number of shares that are repurchased for consideration that was allocated to GTR and the number of TR Designated Shares or General Designated Shares may increase accordingly.

"ANTI-TAKEOVER" PROVISIONS

     Contractual Measures. The Articles of Organization and By-Laws of Genzyme contain provisions that could discourage potential takeover attempts and prevent stockholders from changing the Genzyme's management, including authorization of the Board to issue shares of preferred stock in series, enlarge the size of the Board and fill any vacancies on the Board, and restrictions on the ability of stockholders to call a special meeting of stockholders, bring business before an annual meeting and nominate candidates for election as directors. Genzyme also has agreements with certain officers containing change of control provisions.

     In addition, Genzyme has a stockholder rights plan. Under this plan, each outstanding share of General Division Stock and TR Stock also represents a right that, under certain circumstances, may trade separately from the General Division Stock and TR Stock, respectively. The rights, which are not currently exercisable, under certain circumstances will permit their holders (other than an acquiror) to purchase at a favorable price large amounts of General Division Stock, TR Stock or securities of a successor to Genzyme with the result that an acquiror's interest in Genzyme would be substantially diluted. The description and terms of the rights are set forth in an Amended and Restated Rights Agreement between Genzyme and American Stock Transfer and Trust Company as Rights Agent.

     Business Combination Statute. Massachusetts' "Business Combination" statute provides that, if a person acquires 5% or more of the stock of a Massachusetts corporation without the approval of its board of directors (an "interested stockholder"), he may not engage in certain transactions with the corporation for a period of three years. There are certain exceptions to this prohibition; for example, if the board of directors approves the acquisition of stock or the transaction prior to the time that the person became an interested stockholder, or if the interested stockholder acquires 90% of the voting stock of the corporation (excluding voting stock owned by directors who are also officers and certain employee stock plans) in one transaction, or if the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder, the prohibition does not apply.

     Genzyme is subject to the Massachusetts Business Combination statute unless it elects not to be governed by the statute in its Articles of Organization or By-laws. Genzyme has not made such election and does not currently intend to make such an election.

     Control Share Acquisition Statute. The Massachusetts Control Share Acquisition statute provides that a person (hereinafter, the "acquiror") who makes a bona fide offer to acquire, or acquires, shares of stock of a corporation that when combined with shares already owned, would increase the acquiror's ownership to at least 20%, 33 1/3%, or a majority of the voting stock of the corporation, must obtain the approval of a majority in interest of the shares held by all stockholders, excluding shares held by the acquiror and the officers and inside directors of the corporation, in order to vote the shares acquired. The statute does not require the acquiror to consummate the purchase before the stockholder vote is taken.

     The Control Share Acquisition statute permits a Massachusetts corporation to elect not to be governed by these provisions by including such an election in its articles of organization or by-laws. The Genzyme By-Laws contain a provision pursuant to which Genzyme elected not to be governed by the Massachusetts Control Share Acquisition statute. However, if at a future date the Board determines that it is in the best interests of Genzyme and its stockholders that Genzyme be governed by the statute, Genzyme's By-Laws may be amended to permit it to be governed by such statute. Any such amendment, however, would apply only to acquisitions crossing the thresholds which occur after the effective date of such amendment.

                  MANAGEMENT AND ACCOUNTING POLICIES GOVERNING
                     THE RELATIONSHIP OF GENZYME DIVISIONS

     Genzyme has adopted the following policies to govern the management of GTR and its relationship to the General Division. Except as otherwise stated below, the policies may be modified or rescinded in the sole discretion of the Board without approval of Genzyme stockholders, subject only to the Board's fiduciary duty to Genzyme's stockholders. The Board may also adopt additional policies depending upon the circumstances. Any determination of the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that would have disparate impacts upon holders of the two classes of common stock, would be governed by the principles of Massachusetts law discussed under "Risk Factors -- Risks Related to Two Classes of Common Stock -- No Rights or Additional Duties with Respect to the Divisions; Potential Conflicts." In addition, generally accepted accounting principles require that any change in policy be preferable (in accordance with such principles) to the previous policy.

     Purpose of GTR. The purpose of GTR is to create a business with a comprehensive approach to the field of tissue repair by developing and commercializing a portfolio of novel products for the treatment and prevention of serious tissue injury (excluding products developed on behalf of Genzyme Development Partners). In addition to the programs initially assigned to GTR, it is expected that the GTR portfolio will expand through the addition of complementary products and programs developed either internally or externally to the division, including acquiring or in-licensing from outside of Genzyme. Other than the method of financing, GTR is operated and managed similarly to other Genzyme divisions.

     Revenue Allocation. Revenues from the sale of a division's products are credited to that division. The cost of research done by one division for the benefit of another division is charged to the division for which the work is done in the manner described in the following paragraph. The division performing the research does not recognize revenue as a result of such research.

     Expense Allocation. All direct expenses are charged to the division for the benefit of which they are incurred. Corporate and general and administrative expenses and other shared services or other indirect costs are allocated to each division in a reasonable and consistent manner based on utilization by the division of the services to which such costs relate. To the extent borrowings are deemed to occur between divisions, inter-division accounts will be established with interest imputed at the rate then available to Genzyme for short-term borrowings.

     Tax Allocations. Income taxes are allocated to each division based upon the financial statement income, taxable income, credits and other amounts properly allocable to such division under generally accepted accounting principles as if each division were a separate taxpayer; provided, however, that as of the end of any fiscal quarter of Genzyme, any projected tax benefit attributable to any division that cannot be utilized by such division to offset or reduce its current or deferred income tax expense may be allocated to any other division without any compensating payment or allocation.

     Acquisitions of Programs, Products or Assets. Upon the acquisition by Genzyme from a third party of any additional programs, products or assets (whether by acquisition of assets or stock, merger, consolidation or otherwise), the aggregate cost of the acquisition and the programs, products or assets acquired will be allocated among the divisions to which such programs, products or assets are assigned. Such assignment and allocation will be made by the Board taking into account such matters as the Board and its financial advisors, if any, deem relevant. Any such determination by the Board will be final and binding on all holders of all classes of common stock.

     Disposition of Programs, Products or Assets. Upon any sale, transfer, assignment or other disposition by Genzyme of any product, program or asset not consisting of all or substantially all of the assets of a division, all proceeds from such disposition will be allocated to the division to which the program, product or asset had been allocated, and such proceeds will be used for the benefit of such division. If a program, product or asset is allocated to more than one division, the proceeds of the disposition will be allocated among such divisions based on their respective interests in such program, product or asset. Such allocation will be made by the

Board taking into account such matters as the Board and its financial advisors, if any, deem relevant. Any such determination by the Board will be final and binding on all holders of all classes of common stock.

     Inter-Division Asset Transfers. The Board may at any time and from time to time reallocate any program, product or other asset from one division to any other division. All such reallocations will be done at fair market value, determined by the Board, taking into account, in the case of a program under development, the commercial potential of such program, the phase of clinical development of such program, the expenses associated with realizing any income from such program, the likelihood and timing of any such realization and other matters that the Board and its financial advisors deem relevant. The consideration for such reallocation may be paid by one division to another in cash or, in lieu of cash or other consideration, the Board may elect to account for a reallocation of assets from GTR to the General Division as an increase in the number of General Designated Shares and a reallocation of assets from the General Division to GTR as either an increase in the number of TR Designated Shares or a reduction in the General Designated Shares, if any, except that a reallocation of assets from GTR to the General Division may not be accounted for as an increase in General Designated Shares without a class vote of the holders of the TR Stock.

     Notwithstanding the foregoing, no Key TR Program, as defined below, may be transferred out of GTR without a class vote of the holders of the TR Stock unless the Board determines that such Key TR Program has application outside of the field of tissue repair (in which case it may be transferred out only for the non-tissue repair applications). A "Key TR Program" is any of the following: (i) Vianain(R) Debriding Product for debridement of necrotic or damaged tissue; (ii) TGF-SS(2) for all indications licensed from Celtrix Pharmaceuticals, Inc. as of December 16, 1994; (iii) EpicelSM cultured epithelial cell autografts for tissue replacement or repair; (iv) ActicelSM cultured epithelial cell allografts for tissue replacement or repair; (v) CARTICELSM Autologous Chondrocyte Service; and
(vi) any additional tissue repair program or product being developed from time to time in GTR which (a) constituted 20% or more of the research and development budget of GTR in any of three most recently completed fiscal years or (b) has had a cumulative investment of $8 million or more in research and development expenses by GTR.

     The foregoing policies regarding transfers of assets between divisions may not be changed by the Board without a class vote of the holders of the TR Stock.

     Access to Technology and Know-How. GTR and the General Division each have free access to all technology and know-how of Genzyme that may be useful in such division's business, subject to any obligations or limitations applicable to Genzyme.

     Disposition of TR Designated Shares. The TR Designated Shares may be (i) issued upon the exercise of outstanding stock options and warrants and the conversion of outstanding convertible notes allocated to the General Division,
(ii) subject to the restrictions set forth in the following paragraph, sold for any valid business purpose, or (iii) distributed as a dividend to the holders of shares of General Division Stock, all as determined from time to time by the Board in its sole discretion. Genzyme distributed approximately 3.3 million of the initial 5.0 million TR Designated Shares as a stock dividend to holders of Genzyme Common Stock of record on December 16, 1994, and reserved the remaining initial TR Designated Shares for issuance upon the exercise or conversion of stock options, warrants and convertible notes outstanding as of December 15, 1994. To the extent that any such remaining initial TR Designated Shares are not used for such purposes, the Board may issue them for any other valid business purposes without crediting any proceeds to GTR.

     Issuance of Additional Shares of any Class of General Division Stock. If additional shares of any class of common stock are issued and sold by Genzyme, Genzyme will identify (i) the number of such shares issued and sold for the account of the division to which they relate, the proceeds of which will be allocated to and reflected in the financial statements of such division and (ii) the number of such shares issued and sold that will reduce the number of Designated Shares from such division and the proceeds of which may be used for any valid business purpose. Notwithstanding the foregoing, Genzyme will not sell any shares of TR Stock without allocating the proceeds to GTR (except upon exercise or conversion of options, warrants or convertible notes outstanding as of December 16, 1994) unless (i) the Board determines that GTR has cash sufficient to fund its operations for at least the next 12 months or (ii) shares of TR Stock concurrently being sold for the account of GTR will produce proceeds sufficient to fund GTR's cash needs for the next 12 months.

     Reservation of Shares of TR Stock. Genzyme has reserved approximately 3.3 million shares of TR Stock for issuance to Genzyme employees pursuant to grants made after December 15, 1994 under one or more employee incentive plans.

     Open Market Purchases of Shares of any Class. Genzyme may make open market purchases of any class of its common stock in accordance with applicable securities law requirements; provided, however, that such purchases of TR Stock may not be made if as an immediate result thereof the number of TR Designated Shares would represent more than 60% of the number of TR Designated Shares plus the number of outstanding shares of TR Stock. Such restriction is intended to prevent Genzyme from using open market purchases to effect a redemption of the TR Stock without paying the 30% premium required for a complete redemption of TR Stock under the terms of Genzyme's Articles of Organization. In addition, within 90 days of any open market purchase of any class of common stock, Genzyme may not exchange shares of such class for cash or shares of any other class of common stock.

     Class Voting. In addition to any shareholder approval required by Massachusetts law, whenever the approval of the holders of a class of common stock is required to take any action pursuant to these policies or Genzyme's Articles of Organization, such requirement will be satisfied if a meeting of the holders of such class is held at which a quorum is present and the votes cast in favor of the proposed action exceed the votes cast against.

     Non-Compete. Genzyme will not develop products outside of GTR that compete or would compete in the market with products being developed or sold by GTR.

     Interdivisional Loan Policy. Loans may be made from time to time between divisions in the nature of interim financing for significant capital projects pending completion and closing of the associated permanent financing. Any such loan will mature within 18 months and interest will be paid monthly in arrears at the best borrowing rate available to Genzyme for a loan of like type and duration. Amounts borrowed in excess of $1 million require approval of the Board.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an Underwriting
Agreement dated             , 1996 (the "Underwriting Agreement"), CS First
Boston Corporation, (the "Underwriter") has agreed to purchase all of the Notes from the Company.

     The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent and that the Underwriter will be obligated to purchase all the Notes (other than those covered by the over-allotment option described below) if any are purchased.

     The Company has granted to the Underwriter an option, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to an additional $25 million aggregate principal amount of Notes at the initial public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the Notes.

     The Company has been advised by the Underwriter that it proposes to offer the Notes to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a
concession of      % of the principal amount per Note, and the Underwriter and
such dealers may allow a discount of      % of such principal amount per Note on
sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Underwriter.

     The Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriter that it plans to make a market in the Notes as permitted by applicable laws and regulations. However, the Underwriter is not obligated to do so and may discontinue any market trading at any time without notice. No assurance can be given therefore as to the liquidity of the trading markets for the Notes.

     In connection with this offering, the Underwriter and selling group members (if any) and their respective affiliates may engage in passive market making transactions in the General Division Stock on The Nasdaq Stock Market in accordance with Rule 10b-6A under the Exchange Act during a period before commencement of offers or sales of the Notes offered hereby. The passive market making transactions must comply with the applicable volume and price limits and be identified as such.

     The Company has agreed that it will not offer, sell, contract to sell, announce its intention to sell, pledge or otherwise dispose, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any shares of its General Division Stock, or securities convertible into or exchangeable or exercisable for any shares of General Division Stock, other than pursuant to employee benefit plans or the stock split described in "Business -- Recent Developments" or upon the exercise of outstanding warrants or conversion of the Notes, without the prior written consent of the Underwriter for a period of 90 days after the date of this Prospectus.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Underwriter may be required to make in respect thereof.

     The Underwriter has provided financial advisory and investment banking services to Genzyme and may continue to do so in the future.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of Notes in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

RIGHTS OF ACTION AND ENFORCEMENT

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE OF BRITISH COLUMBIA RESIDENTS

     A purchaser of Notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Notes acquired on the same date and under the same prospectus exemption.

                                 LEGAL OPINIONS

     The validity of the Notes offered hereby will be passed upon for the Company by Palmer & Dodge LLP, Boston, Massachusetts, counsel for the Company. Peter Wirth, a partner in Palmer & Dodge LLP, is a Senior Vice President, and the General Counsel and Clerk of the Company. As of June 1, 1996, Mr. Wirth beneficially owned 5,860 and 3,520 shares of General Division Stock and TR Stock, respectively, including shares subject to options exercisable within 60 days. Certain legal matters will be passed upon for the Company by Mark A. Hofer, Senior Vice President and Chief Patent Counsel of the Company. As of June 1, 1996, Mr. Hofer beneficially owned 76,731 and 23,181 shares of General Division Stock and TR Stock, respectively, including shares subject to options exercisable within 60 days. Certain legal matters will be passed upon for the Underwriter by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of Genzyme Corporation, the combined financial statements and financial statement schedule of the General Division and the combined financial statements and financial statement schedule of GTR included in Genzyme's Annual Report on Form 10-K for the year ended December 31, 1995, that have been incorporated by reference into this Prospectus, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The DSP financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                     PAGE
                                                                                 ------------
PRO FORMA FINANCIAL STATEMENTS:
GENZYME CORPORATION:
Pro Forma Consolidated Balance Sheets as of March 31, 1996.....................      F-3
Pro Forma Consolidated Statements of Operations for the Three Months Ended
  March 31, 1996...............................................................      F-4
Pro Forma Consolidated Statements of Operations for the Year Ended
  December 31, 1995............................................................      F-5
GENZYME GENERAL DIVISION:
Pro Forma Combined Balance Sheets as of March 31, 1996.........................      F-6
Pro Forma Combined Statements of Operations for the Three Months Ended March
  31, 1996.....................................................................      F-7
Pro Forma Combined Statements of Operations for the Year Ended
  December 31, 1995............................................................      F-8
Notes to Unaudited Pro Forma Financial Statements..............................      F-9
DSP CONSOLIDATED FINANCIAL STATEMENTS:
Report of Independent Public Accountants.......................................      F-13
Consolidated Balance Sheets as of September 30, 1994 and 1995 and March 24,
  1996 (unaudited).............................................................      F-14
Consolidated Statements of Operations for the Years Ended September 30, 1994
  and 1995 and for the Six Months Ended March 26, 1995 and March 24, 1996
  (unaudited)..................................................................      F-15
Consolidated Statements of Stockholders' Investment for the Years Ended
  September 30, 1994 and 1995 and for the Six Months Ended March 24, 1996
  (unaudited)..................................................................      F-16
Consolidated Statements of Cash Flows for the Years Ended September 30, 1994
  and 1995 and for the Six Months Ended March 26, 1995 and March 24, 1996
  (unaudited)..................................................................      F-17
Notes to Consolidated Financial Statements.....................................      F-18

                      GENZYME CORPORATION AND SUBSIDIARIES

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

INTRODUCTION:

     The unaudited pro forma financial statements and the related notes are presented to give effect to the acquisition of Genetrix, Inc. (the "Genetrix Acquisition") and the acquisition of Deknatel Snowden Pencer, Inc. (the "DSP Acquisition"). Pro forma statements of operations have been presented for both Genzyme and the General Division assuming that both acquisitions occurred as of January 1, 1995, using the purchase accounting method. Pro forma balance sheets have been presented for both Genzyme and the General Division assuming that both acquisitions occurred as of March 31, 1996. To distinguish the effect of each transaction, a subtotal column has been included on each financial statement to give effect to the Genetrix Acquisition, after certain pro forma adjustments, before consideration of the DSP Acquisition and any related pro forma adjustments. The notes to the unaudited pro forma financial statements are defined as related either to the Genetrix Acquisition or the DSP Acquisition.

     Year end for Genzyme and Genetrix is December 31, while year-end for DSP prior to acquisition by Genzyme was September 30. The pro forma financial statements for the year ended December 31, 1995, herein, are based on the historical income statements of Genzyme and Genetrix for the year ended December 31, 1995 and the historical income statement for DSP for the year ended September 30, 1995. Revenues and operating costs and expenses for DSP for the three months ended December 31, 1995 were $22,001,000 and $18,260,000, respectively.

                      GENZYME CORPORATION AND SUBSIDIARIES

                     PRO FORMA CONSOLIDATED BALANCE SHEETS
                                 MARCH 31, 1996

                                                                         PRO
                                                                        FORMA                                             PRO
                      HISTORICAL    HISTORICAL      PRO       FOOT     GENZYME                       PRO       FOOT      FORMA
                       GENZYME      GENETRIX,      FORMA      NOTE    CORP. AND     HISTORICAL      FORMA      NOTE     GENZYME
                        CORP.          INC.        ADJS.      REF.     GENETRIX        DSP          ADJS.      REF.      CORP.
                      ----------    ----------    --------    -----   ----------    ----------    ---------    -----   ----------
ASSETS
Current assets:
Cash and cash
  equivalents........  $102,446      $    416     $     --             $102,862      $  3,107     $ (50,750)   (F)     $       --
                                                                                                     19,375     (F)        74,594
Short-term
  investments........   182,228            --           --              182,228            --            --               182,228
Accounts receivable,
  less allowance for
  doubtful
  accounts...........    86,599         4,526           --               91,125        16,962          (500)   (F)        107,587
Inventories..........    59,289           284          (60)   (B)        59,513        21,940         6,060    (F)         87,513
Prepaid expenses and
  other current
  assets.............    13,066         1,351           --               14,417           477            --                14,894
Deferred tax
 assets -- current...     7,729            --        2,725    (B)        10,454            --            --                10,454
                       --------       -------     --------             --------     ---------     ----------
        Total current
          assets.....   451,357         6,577        2,665              460,599        42,486       (25,815)              477,270
Property, plant and
  equipment, net.....   345,164         3,581           --              348,745        17,953            --               366,698
Other Assets:
Long-term
  investments........    52,629            --           --               52,629            --            --                52,629
Notes
  receivable-related
  party..............     2,651            --           --                2,651            --            --                 2,651
Intangibles, net of
  accumulated
  amortization.......    28,708         2,462       32,575    (B)        63,745        51,563       153,229    (F)        268,537
Deferred tax
assets -- noncurrent...    23,645          --           --               23,645          (740)      (10,161)   (F)         12,744
Other noncurrent
  assets.............    33,946           224           --               31,170           774         5,625    (F)         40,569
                       --------       -------     --------             --------     ---------     ----------
Total other assets...   141,579         2,686       32,575              176,840        51,597       148,693               377,130
                       --------       -------     --------             --------     ---------     ----------
        Total
          assets.....  $938,100      $ 12,844     $ 35,240             $986,184      $112,036     $ 122,878            $1,221,098
                       ========       =======     ========             ========     =========     ==========
   LIABILITIES AND
STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable.....  $ 12,969      $  2,011     $     --             $ 14,980      $  3,987     $      --            $   18,967
Accrued expenses.....    40,578         1,595        7,150    (B)        49,323        17,978         3,500    (F)         70,801
Income taxes
  payable............     7,080            --           --                7,080            --            --                 7,080
Deferred revenue.....     2,244            --           --                2,244            --            --                 2,244
Short-term
  borrowings.........     8,000                                           8,000                                             8,000
Current portion of
  long-term debt and
  capital lease
  obligations........     2,362         2,346       (1,952)   (C)         2,756         8,546        (8,375)   (D)          2,927
                       --------       -------     --------             --------     ---------     ----------
        Total current
       liabilities...    73,233         5,952        5,198               84,383        30,511        (4,875)              110,019
Noncurrent
  liabilities:
Long-term debt and
  capital lease
  obligations........    24,286           232           --               24,518        50,028       (49,750)   (D)
                                                                                                    200,000     (F)
                                                                                                    225,000     (F)
                                                                                                   (200,000)    (F)       249,796
Other noncurrent
  liabilities........     8,784           181           --                8,965            --            --                 8,965
                       --------       -------     --------             --------     ---------     ----------
                         33,070           413           --               33,483            --       175,250               258,761
Stockholders' Equity:
General Division
  Stock, $.01 par
  value..............       336            --            7    (B)           343            --            --                   343
TR Stock, $.01 par
  value..............       126            --           --                  126            --            --                   126
Treasury Stock, at
  cost...............      (882)          (60)          60    (A)          (882)           --            --                  (882)
Genetrix, Inc.
  convertible
  preferred stock....        --             5           (5)   (A)             0            --            --                     0
Genetrix, Inc. common
  stock..............        --            13          (13)   (A)             0            --            --                     0
DSP, Inc. common
  stock..............        --            --           --                   --             4            (4)   (E)              0
Additional paid-in
  capital............   841,204        24,433      (17,954)   (A)
                                                    30,035    (B)
                                                                        877,718        46,497       (46,497)    (E)       877,718
Accumulated
  deficit............    (6,866)      (17,912)      17,912    (A)        (6,866)      (15,004)       15,004    (E)
                                                                                                    (16,000)    (F)       (22,866)
Other equity
  adjustments........    (2,121)           --           --               (2,121)           --            --                (2,121)
                       --------       -------     --------             --------     ---------     ----------
        Total
        stockholders'
          equity.....   831,797         6,479       30,042              868,318        31,497       (47,497)              852,318
                       --------       -------     --------             --------     ---------     ----------
Total liabilities and
  stockholders'
  equity.............  $938,100      $ 12,844     $ 35,240             $986,184      $112,036     $ 122,878            $1,221,098
                       ========       =======     ========             ========     =========     ==========

             See notes to unaudited pro forma financial statements.

                      GENZYME CORPORATION AND SUBSIDIARIES

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996

                                                                                   PRO
                                                                                  FORMA
                                                                                 GENZYME                                   PRO
                                        HISTORICAL   HISTORICAL     PRO    FOOT   CORP.                    PRO     FOOT   FORMA
                                         GENZYME     GENETRIX,     FORMA   NOTE    AND      HISTORICAL     FORM    NOTE  GENZYME
                                          CORP.         INC.       ADJS.   REF.  GENETRIX      DSP        ADJS.    REF.   CORP.
                                        ----------   ----------   -------  ----- --------   ----------   --------  ----- --------
Net revenues..........................   $113,497      $5,427     $    --        $118,924    $ 27,695    $     --        $146,619
Operating costs and expenses:
  Cost of products and services sold
    and selling, general,
    administrative, research and
    development expenses..............     99,168       5,595         (25) (H)    104,738      21,428        (363) (K)   125,803
  Amortization expense................      1,071          --         543  (G)      1,614         917         646  (J)     3,177
  Other expenses......................         --          --          --              --         546          --            546
                                        ----------   ----------   -------        --------   ----------   --------        --------
Total operating expenses..............    100,239       5,595         518         106,352      22,891         283        129,526
                                        ----------   ----------   -------        --------   ----------   --------        --------
Operating income......................     13,258        (168)       (518)         12,572       4,804        (283)        17,093
Other income and (expenses):
  Investment income...................      4,492          --          --           4,492          --          --          4,492
  Interest expense....................       (213)        (89)         53  (C)       (249)     (1,457)     (3,072) (L)    (4,772 )
  Other...............................       (937)         --          --            (937)       (101)         --         (1,038 )
                                        ----------   ----------   -------        --------   ----------   --------        --------
                                            3,342         (89)         53           3,306      (1,552)     (3,072)        (1,318 )
                                        ----------   ----------   -------        --------   ----------   --------        --------
Income before income taxes............     16,600        (257)       (465)         15,878       3,252      (3,355)        15,775
Provision for income taxes............     (6,308)         --          70  (I)     (6,238)       (646)      1,012  (M)    (5,872 )
                                        ----------   ----------   -------        --------   ----------   --------        --------
Net income............................   $ 10,292      $ (257)    $  (395)       $  9,640    $  2,606    $ (2,343)       $ 9,903
                                        =========    =========    =======        ========   =========    ========        ========
Attributable to the General Division:
  Net income..........................   $ 15,537                                $ 14,885                                $15,148
    Tax benefit allocated from Tissue
      Repair Division.................      3,497                                   3,497                                  3,497
                                        ----------                               --------                                --------
Net income attributable to General
  Division Stock......................   $ 19,034                                $ 18,382                                $18,645
                                        =========                                ========                                ========
Income (loss) per General Division
  common and common equivalent
  share...............................   $   0.53      $(0.05)                   $   0.51                                $  0.51
                                        =========    =========                   ========                                ========
Historical weighted average shares
  outstanding.........................     35,691       5,251      (5,251)         35,691                                 35,691
Shares issued for Genetrix
  Acquisition.........................         --          --         690             690                                    690
                                        ----------   ----------   -------        --------                                --------
Pro forma weighted average shares
  outstanding.........................     35,691       5,251      (4,561)         36,381                                 36,381
                                        =========    =========    =======        ========                                ========
Income per General Division common and
  common equivalent share assuming
  full dilution.......................   $   0.51                                $   0.49                                $  0.49
                                        =========                                ========                                ========
Historical fully diluted weighted
  average shares outstanding..........     37,096                                  37,096                                 37,096
Shares issued for Genetrix
  Acquisition.........................         --                     690             690                                    690
                                        ----------                -------        --------                                --------
Pro forma fully diluted weighted
  average shares outstanding..........     37,096                     690          37,786                                 37,786
                                        =========                 =======        ========                                ========
Attributable to the Tissue Repair
  Division:
  Net loss............................   $ (8,742)                               $ (8,742)                               $(8,742 )
  Tax benefit allocated to the General
    Division..........................         --                                      --                                     --
                                        ----------                               --------                                --------
Net income (loss) attributable to TR
  Stock...............................   $ (8,742)                               $ (8,742)                               $(8,742 )
                                        =========                                ========                                ========
Loss per Tissue Repair Division common
  share...............................   $  (0.71)                               $  (0.71)                               $ (0.71 )
                                        =========                                ========                                ========
Historical weighted average shares
  outstanding.........................     12,246                                  12,246                                 12,246
                                        =========                                ========                                ========

             See notes to unaudited pro forma financial statements.

                      GENZYME CORPORATION AND SUBSIDIARIES

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                                PRO
                                                                               FORMA
                                                                              GENZYME                                      PRO
                                  HISTORICAL   HISTORICAL     PRO     FOOT     CORP.                    PRO      FOOT     FORMA
                                   GENZYME     GENETRIX,     FORMA    NOTE      AND      HISTORICAL    FORMA     NOTE    GENZYME
                                    CORP.         INC.       ADJS.    REF.    GENETRIX      DSP        ADJS.     REF.     CORP.
                                  ----------   ----------   -------   -----   --------   ----------   --------   -----   --------
Net revenues....................   $383,783     $ 22,006    $    --           $405,789    $ 95,259    $     --           $501,048
Operating costs and expenses:
  Cost of products and services
    sold and selling, general,
    administrative, research and
    development expenses........    329,094       22,151       (100)   (H)     351,145      79,146      (1,450)   (K)    428,841
  Amortization expense..........      4,677           --      2,172    (G)       6,849       2,750       3,505    (J)     13,104
  Other expenses................     14,216           --         --             14,216       3,585          --    (F)     33,801
                                   --------      -------    -------           --------     -------    --------           --------
Total operating expenses........    347,987       22,151      2,072            372,210      85,481       2,055           459,746
                                   --------      -------    -------           --------     -------    --------           --------
Operating income................     35,796         (145)    (2,072)            33,579       9,778      (2,055)           41,302
Other income and (expenses):
  Investment income.............      8,814           25         --              8,839          --          --             8,839
  Interest expense..............     (1,109)        (260)       178    (C)      (1,191)     (6,937)    (13,618)   (L)    (21,746 )
  Other.........................       (202)          --         --               (202)     (1,354)         --            (1,556 )
                                   --------      -------    -------           --------     -------    --------           --------
                                      7,507         (235)       178              7,446      (8,291)    (13,618)          (14,463 )
                                   --------      -------    -------           --------     -------    --------           --------
Income before income taxes......     43,299         (380)    (1,894)            41,025       1,487     (15,673)           26,839
Provision for income taxes......    (21,649)          --         40    (I)     (21,609)       (172)      3,265    (M)    (18,516 )
                                   --------      -------    -------           --------     -------    --------           --------
Net income......................   $ 21,250     $   (380)   $(1,854)          $ 19,416    $  1,315    $(12,408)          $ 8,323
                                   ========      =======    =======           ========     =======    ========           ========
Applicable to the General
  Division:
  Net income....................   $ 34,823                                   $ 32,589                                   $21,496
    Tax benefit allocated from
      Tissue Repair Division....      8,857                                      8,857                                     8,857
                                   --------                                   --------                                   --------
Net income attributable to
  General Division Stock........   $ 43,680                                   $ 41,446                                   $30,353
                                   ========                                   ========                                   ========
Income (loss) per General
  Division common and common
  equivalent share..............   $   1.45     $  (0.07)                     $   1.35                                   $  0.99
                                   ========      =======                      ========                                   ========
Historical weighted average
  shares outstanding............     30,092        5,247     (5,247)            30,092                                    30,092
Shares issued for Genetrix
  Acquisition...................         --           --        690                690                                       690
                                   --------      -------    -------                                                      --------
Pro forma weighted average
  shares outstanding............     30,092        5,247     (4,557)            30,782                                    30,782
                                   ========      =======    =======                                                      ========
Income per General Division
  common and common equivalent
  share assuming full
  dilution......................   $   1.31                                   $   1.22                                   $  0.89
                                   ========                                   ========                                   ========
Historical fully diluted
  weighted average shares
  outstanding...................     33,311                                     33,311                                    33,311
Shares issued for Genetrix
  Acquisition...................         --                     690                690                                       690
                                   --------                 -------           --------                                   --------
Pro forma fully diluted weighted
  average shares outstanding....     33,311                     690             34,001                                    34,001
                                   ========                 =======           ========                                   ========
Applicable to the Tissue Repair
  Division:
  Net loss......................   $(22,030)                                  $(22,030)                                  $(22,030)
  Tax benefit allocated to the
    General Division............         --                                         --                                        --
                                   --------                                   --------                                   --------
Net income (loss) attributable
  to TR Stock...................   $(22,030)                                  $(22,030)                                  $(22,030)
                                   ========                                   ========                                   ========
Loss per Tissue Repair Division
  common share..................   $  (2.28)                                  $  (2.28)                                  $ (2.28 )
                                   ========                                   ========                                   ========
Historical weighted average
  shares outstanding............      9,659                                      9,659                                     9,659
                                   ========                                   ========                                   ========

             See notes to unaudited pro forma financial statements.

                   GENZYME GENERAL DIVISION AND SUBSIDIARIES

                       PRO FORMA COMBINED BALANCE SHEETS
                                 MARCH 31, 1996

                                                                               PRO
                                                                              FORMA
                                                                             GENZYME                                      PRO
                                 HISTORICAL                                  GENERAL                                     FORMA
                                  GENZYME     HISTORICAL     PRO     FOOT    DIVISION                   PRO     FOOT    GENZYME
                                  GENERAL     GENETRIX,     FORMA    NOTE      AND      HISTORICAL     FORMA    NOTE    GENERAL
                                  DIVISION       INC.       ADJS.    REF.    GENETRIX      DSP         ADJS.    REF.    DIVISION
                                 ----------   ----------   --------  -----   --------   ----------   ---------  ----   ----------
            ASSETS
Current Assets:
  Cash and cash equivalents....   $ 74,254     $    416    $     --          $ 74,670    $  3,107    $ (50,750) (S)    $
                                                                                                        19,375   (S)       46,402
  Short-term investments.......    175,313           --          --           175,313          --           --            175,313
  Accounts receivable, less
    allowance for doubtful
    accounts...................     84,749        4,526          --            89,275      16,962         (500) (S)       105,737
  Inventories..................     57,858          284         (60) (O)       58,062      21,940        6,060  (S)        86,022
  Prepaid expenses and other
    current assets.............     12,631        1,351          --            13,982         477           --             14,459
  Due from Tissue Repair
    Division...................        991           --          --               991          --           --                991
  Deferred tax
    assets -- current..........      7,729           --       2,725  (O)       10,454          --           --             10,454
                                  --------     --------     -------          --------    --------     --------         ----------
         Total current
           assets..............    413,525        6,577          --           422,767      42,486      (25,815)           439,438
Property, plant & equipment,
  net..........................    333,310        3,581          --           336,891      17,953           --            354,844
Other Assets:
  Long-term investments........     52,629           --          --            52,629          --           --             52,629
  Notes receivable-related
    party......................      2,651           --          --             2,651          --           --              2,651
  Intangibles, net of
    accumulated amortization...     28,708        2,462      32,575  (O)       63,745      51,563      153,229  (S)       268,537
  Deferred tax
    assets -- noncurrent.......     23,645           --          --            23,645        (740)     (10,161) (S)        12,744
  Other noncurrent assets......     33,895          224                        32,925         774        5,625  (S)        39,324
                                  --------     --------     -------          --------    --------     --------         ----------
         Total other assets....    141,528        2,686      32,575           176,789      51,597      148,693            377,079
                                  --------     --------     -------          --------    --------     --------         ----------
         Total assets..........   $888,363     $ 12,844    $ 35,240          $936,447    $112,036    $ 122,878         $1,171,361
                                  ========     ========     =======          ========    ========     ========         ==========
        LIABILITIES AND
     STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.............     11,600        2,011          --            13,611       3,987           --             17,598
  Accrued expenses.............     39,077        1,595       7,150  (O)       47,822      17,978        3,500  (S)        69,300
  Income taxes payable.........      7,080           --          --             7,080          --           --              7,080
  Deferred revenue.............      2,244           --          --             2,244          --           --              2,244
  Current portion of long-term
    debt and capital lease
    obligations................      2,271        2,346      (1,952) (P)        2,665       8,546       (8,375) (Q)         2,836
                                  --------     --------     -------          --------    --------     --------         ----------
         Total current
           liabilities.........     62,272        5,952       5,198            73,422      30,511       (4,875)            99,058
Noncurrent Liabilities:
  Long-term debt and capital
    lease obligations..........     24,286          232          --            24,518      50,028      (49,750) (Q)
                                                                                                       200,000   (S)
                                                                                                       225,000   (S)
                                                                                                      (200,000)  (S)      249,796
Other noncurrent liabilities...      8,039          181          --             8,220          --           --              8,220
                                  --------     --------     -------          --------    --------     --------         ----------
                                    32,325          413          --            32,738          --      175,250            258,016
Division Equity:
  Division equity..............    793,766           --           7  (O)
                                                             30,035  (O)
                                                              6,479  (O)      830,287                  (16,000)  (S)      814,287
  Genetrix, Inc. treasury
    stock, at cost.............         --          (60)         60  (N)            0          --           --                  0
  Genetrix, Inc. convertible
    preferred stock............         --            5          (5) (N)            0          --           --                  0
  Genetrix, Inc. common
    stock......................         --           13         (13) (N)            0          --           --                  0
  DSP, Inc. common stock.......         --           --          --                --           4           (4) (R)
  Additional paid-in capital...         --       24,433     (17,954) (N)
                                                             (6,479) (O)            0      46,497      (46,497)  (R)
  Accumulated deficit..........                 (17,912)     17,912  (N)            0     (15,004)      15,004  (R)             0
                                  --------     --------     -------          --------    --------     --------         ----------
         Total division
           equity..............    793,766        6,479      30,042           830,287      31,497      (47,497)           814,287
                                  --------     --------     -------          --------    --------     --------         ----------
Total liabilities and division
  equity.......................   $888,363     $ 12,844    $ 34,240          $936,447    $112,036    $ 122,878         $1,171,361
                                  ========     ========     =======          ========    ========     ========         ==========

             See notes to unaudited pro forma financial statements.

                   GENZYME GENERAL DIVISION AND SUBSIDIARIES

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996

                                                                                PRO
                                                                               FORMA
                                                                              GENZYME                                      PRO
                                  HISTORICAL                                  GENERAL                                     FORMA
                                   GENZYME     HISTORICAL     PRO     FOOT    DIVISION                  PRO      FOOT    GENZYME
                                   GENERAL     GENETRIX,     FORMA    NOTE      AND      HISTORICAL    FORMA     NOTE    GENERAL
                                   DIVISION       INC.       ADJS.    REF.    GENETRIX      DSP        ADJS.     REF.    DIVISION
                                  ----------   ----------   -------   -----   --------   ----------   --------   -----   --------
Net revenues....................   $111,783      $5,427     $    --           $117,210    $ 27,695    $     --           $144,905
Operating costs and expenses:
  Cost of products and services
    sold and selling, general,
    administrative, research and
    development expenses........     88,142       5,595         (25)   (U )     93,712      21,428        (363)   (X )    114,777
  Amortization expense..........      1,071          --         543    (T )      1,614         917        (646)   (W )      3,177
  Other expenses................         --          --          --                 --         546                            546
                                    -------      ------     -------           --------     -------    --------           --------
Total operating expenses........     89,213       5,595         518             95,326      22,891         283            118,500
                                    -------      ------     -------           --------     -------    --------           --------
Operating income................     22,570        (168)       (518)            21,884       4,804        (283)            26,405
Other income and (expenses):
  Investment income.............      3,918          --          --              3,918          --          --              3,918
  Interest expense..............       (209)        (89)         53    (P )       (245)     (1,451)     (3,072)   (Y )     (4,768)
  Other.........................       (937)         --          --               (937)       (101)         --             (1,038)
                                    -------      ------     -------           --------     -------    --------           --------
                                      2,772         (89)         53              2,736      (1,552)     (3,072)            (1,888)
                                    -------      ------     -------           --------     -------    --------           --------
Income before income taxes......     25,342        (257)       (465)            24,620       3,252      (3,355)            24,517
Provision for income taxes......     (9,805)         --          70    (V )     (9,735)       (646)     (1,012)   (Z )     (9,369)
                                    -------      ------     -------           --------     -------    --------           --------
Net income (loss)...............     15,537      $ (257)    $  (395)          $ 14,885    $  2,606    $ (2,343)            15,148
                                                 ======     =======                        =======    ========
Tax benefit allocated from
  Tissue Repair Division........      3,497                                      3,497                                      3,497
                                    -------                                   --------                                   --------
Net income attributable to
  General Division Stock........   $ 19,034                                   $ 18,382                                   $ 18,645
                                    =======                                   ========                                   ========
Income (loss) per General
  Division common and common
  equivalent share..............   $   0.53      $(0.05)                      $   0.51                                   $   0.51
                                    =======      ======                       ========                                   ========
Historical weighted average
  shares outstanding............     35,691       5,251      (5,251)            35,691                                     35,691
Shares issued for Genetrix
  Acquisition...................         --          --         690                690                                        690
                                    -------      ------     -------           --------                                   --------
Pro forma weighted average
  shares outstanding............     35,691       5,251      (4,561)            36,381                                     36,381
                                    =======      ======     =======           ========                                   ========
Income per General Division
  common and common equivalent
  share assuming full
  dilution......................   $   0.51                                   $   0.49                                   $   0.49
                                    =======                                   ========                                   ========
Historical fully diluted
  weighted average shares
  outstanding...................     37,096                                     37,096                                     37,096
Shares issued for Genetrix
  Acquisition...................         --                     690                690                                        690
Pro forma fully diluted weighted
  average shares outstanding....     37,096                     690             37,786                                     37,786
                                    =======                 =======           ========                                   ========

             See notes to unaudited pro forma financial statements.

                   GENZYME GENERAL DIVISION AND SUBSIDIARIES

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                             PRO
                                                                            FORMA                                          PRO
                                                                           GENZYME                                        FORMA
                            HISTORICAL                                     GENERAL                                       GENZYME
                             GENZYME      HISTORICAL      PRO      FOOT    DIVISION                    PRO       FOOT    GENERAL
                             GENERAL      GENETRIX,      FORMA     NOTE      AND       HISTORICAL     FORMA      NOTE      REF.
                             DIVISION        INC.        ADJS.     REF.    GENETRIX       DSP         ADJS.      REF.    DIVISION
                            ----------    ----------    -------    ----    --------    ----------    --------    ----    --------
Net revenues..............   $378,563      $ 22,006     $    --            $400,569     $ 95,259     $     --            $495,828
Operating costs and
  expenses:
  Cost of products and
    services sold and
    selling, general,
    administrative,
    research and
    development
    expenses..............    300,498        22,151        (100)    (U)     322,549       79,146       (1,450)    (W)     400,245
  Amortization expense....      4,677            --       2,172     (W)       6,849        2,750        3,318     (X)      13,104
  Other expenses..........     14,216            --          --              14,216        3,585        3,505              17,801
                             --------       -------     -------            --------      -------     --------            --------
Total operating
  expenses................    319,391        22,151       2,072             343,614       85,481        2,055             431,150
                             --------       -------     -------            --------      -------     --------            --------
Operating income..........     59,172          (145)     (2,072)             56,955        9,778       (2,055)             64,678
Other income and
  (expenses):
  Investment income.......      7,428            25          --               7,453           --           --               7,453
  Interest expense........     (1,069)         (260)        178     (P)      (1,151)      (6,937)     (13,618)    (Y)     (21,706)
  Other...................       (202)           --          --                (202)      (1,354)          --              (1,354)
                             --------       -------     -------            --------      -------     --------            --------
                                6,157          (235)        178               6,100       (8,291)     (13,618)            (15,809)
                             --------       -------     -------            --------      -------     --------            --------
Income before income
  taxes...................     65,329          (380)     (1,894)             63,055        1,487      (15,673)             48,869
Provision for income
  taxes...................    (30,506)           --          40     (V)     (30,466)        (172)       3,265     (Z)     (27,373)
                             --------       -------     -------            --------      -------     --------            --------
Net income................     34,823      $   (380)    $(1,854)             32,589     $  1,315     $(12,408)             21,496
                                            =======     =======                          =======     ========
Tax benefit allocated from
  Tissue Repair
  Division................      8,857                                         8,857                                         8,857
                             --------                                      --------                                      --------
Net income attributable to
  General Division
  Stock...................   $ 43,680                                      $ 41,446                                      $ 30,353
                             ========                                      ========                                      ========
Income (loss) per General
  Division common and
  common equivalent
  share...................   $   1.45      $  (0.07)                       $   1.35                                      $   0.99
                             ========       =======                        ========                                      ========
Historical weighted
  average shares
  outstanding.............     30,092         5,247      (5,247)             30,092                                        30,092
Shares issued for Genetrix
  Acquisition.............         --            --         690                 690                                           690
                             --------       -------     -------            --------
Pro forma weighted average
  shares outstanding......     30,092         5,247      (4,557)             30,782                                        30,782
                             ========       =======     =======            ========                                      ========
Income per General
  Division common and
  common equivalent share
  assuming
  full dilution...........   $   1.31                                      $   1.22                                      $   0.89
                             ========                                      ========                                      ========
Historical fully diluted
  weighted average shares
  outstanding.............     33,311                                        33,311                                        33,311
Shares issued for Genetrix
  Acquisition.............         --                       690                 690                                           690
Pro forma fully diluted
  weighted average shares
  outstanding.............     33,311                       690              34,001                                        34,001
                             ========                   =======            ========                                      ========

             See notes to unaudited pro forma financial statements.

                      GENZYME CORPORATION AND SUBSIDIARIES
               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1.  ACCOUNTING POLICIES AND PROCEDURES:

     The accounting policies and procedures for Genzyme, Genetrix and DSP are in conformity in all material respects. The pro forma financial statements include both Genzyme, the registrant and issuer of the convertible debentures, and the General Division, the stock of which is being used to effect the Genetrix Acquisition.

2.  GENZYME CORPORATION'S ACQUISITION OF GENETRIX, INC.:

     On April 30, 1996, the Company acquired Genetrix Inc., a privately held genetic testing laboratory based in Phoenix, Arizona, in a tax-free exchange of General Division Stock. In the aggregate, approximately 690,000 shares of Genzyme General Division Common Stock ("Genzyme General Division Stock"), valued at approximately $36.5 million, were issued for all the outstanding shares of Genetrix preferred stock ("Genetrix Preferred Stock") and Genetrix common stock ("Genetrix Common Stock", together with the Genetrix Preferred Stock "Genetrix Stock"). The acquisition will be accounted for as a purchase. The excess of the purchase price over the fair market value of the net assets acquired, approximately $35 million will be allocated to Goodwill to be amortized over 15 years.

     For the purposes of the unaudited pro forma condensed financial statements, the Closing Price of Genzyme General Division Stock has been calculated, pursuant to the terms of the Merger Agreement using the actual closing date of April 30, 1996, to be $52.93 per share, resulting in approximately 690,000 of Genzyme General Division shares to be exchanged.

     The pro forma exchange of shares is calculated as follows:

    Shares Exchanged:
    Purchase Price..........................................................  $38,500,000
    Purchase Price Adjustments..............................................   (1,978,556)
                                                                              -----------
                                                                               36,521,444
    Market value of Genzyme General Division Stock..........................  $     52.93
                                                                              -----------
    Shares issued...........................................................      689,995
    Shares allocated in satisfaction of Merger Preference...................     (427,526)
    Shares allocable to escrow..............................................       (1,464)
                                                                              -----------
    Shares to be allocated to Genetrix Common Shareholders..................      261,005(A)
    Total Genetrix Common Shares Outstanding (including participation of
      Preferred Series A, B, E, and F)......................................   11,609,894(B)
    Conversion factor.......................................................        .0225(A)/(B)

     Amounts at the effective time of the acquisition may differ from the information presented in the pro forma financial statements based on subsequent changes in the Purchase Adjustment amounts and any other related items which may impact the amounts reflected herein.

3. GENZYME CORPORATION'S OFFER TO PURCHASE THE ASSETS OF DEKNATEL SNOWDEN PENCER, INC.:

     On May 28, 1996, Genzyme announced that it signed a definitive agreement to acquire the common stock of Deknatel Snowden Pencer, Inc., a privately held surgical products company, for approximately $250 million in cash. The pro forma balance sheets and income statements are presented assuming that this transaction occurred as of March 31, 1996 and January 1, 1995, respectively, using the purchase accounting method. Genzyme intends to finance the purchase through the issuance of $200 million bridge notes and cash of $50.8 million. The bridge notes are assumed to be refinanced in thirty days with net proceeds of the $225 million convertible subordinated debentures described in this Prospectus.

                      GENZYME CORPORATION AND SUBSIDIARIES
        NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS -- (CONTINUED)

     Amounts and the recording of such amounts at the effective time of the acquisition may differ from current presentation depending on the facts and circumstances relating to the purchase price and any other related items which may impact the amounts reflected herein.

4. PRO FORMA ADJUSTMENTS RELATED TO THE GENETRIX ACQUISITION AND THE DEKNATEL
ACQUISITION:

     These adjustments reflect the retirement of all Genetrix Common and Preferred Stock, the retirement of all DSP Common Stock and the issuance of Genzyme General Division Common Stock in the amounts described in Note 2. The Genzyme General Division Common Stock which will be issued upon conversion of the convertible debentures described in Note 3 have been determined to have an antidilutive effect on the General Division's primary and fully diluted earnings per share.

  I.  Pro Forma Adjustments to Genzyme Corporation's Consolidated Balance
Sheets:

     Related to the Genetrix Acquisition:

          A. Eliminate Genetrix Treasury Stock of $60,000, Genetrix Preferred Stock of $5,000, Genetrix Common Stock of $13,000 and the Accumulated Deficit of Genetrix of $17.9 million.

          B. Issuance of 689,995 Genzyme General Division Stock in aquisition of Genetrix -- an increase to General Division Stock of $7,000 and APIC of $30 million ($36.5 million less the net assets of Genetrix at the balance sheet date, $6.5 million). The allocation of excess purchase price to Goodwill of $35 million includes reduction of inventory value by $60,000 and accrual for acquisition costs and restructuring reserves of $7.2 million and excludes an acquired Deferred Tax Asset of $2.7 million.

          C. Adjust for repayment of credit line and resulting reduction of interest expense.

     Related to the Deknatel Acquisition:

          D. Eliminate DSP's Current and Long-term Debt which will not be assumed by Genzyme, $8.4 million and $49.8 million, respectively.

          E. Eliminate DSP's Common Stock of $4,000, Additional Paid-In Capital of $46.5 million and Accumulated Deficit of $15.0 million.

          F. Record the acquisition of the net assets of DSP for $250 million paid for by $50 million in cash and financed by the issuance of $200 million in notes payable. The notes were refinanced 30 days later by $225 million in convertible debentures reduced by $5.6 million of issuance costs with net cash proceeds to the Company of $19.4 million. The purchase price has been allocated based on the estimated fair value of the assets acquired and liabilities assumed. The actual fair value and allocation of purchase price will be determined at the consummation of the acquisition and may vary from the values presented herein. This allocation results in an increase of $6.1 million over the historical cost of inventory acquired and the recording intangible assets related to trademarks and tradenames of $56 million and patents of $17 million, which will be amortized over 40 and 11 years, respectively. The excess purchase price over the estimated fair value of assets acquired is allocated $131.8 million to Goodwill to be amortized over 40 years. Property, Plant and Equipment consisting of Buildings and Machinery will be depreciated over 25 and 5 years, respectively. In-process research and development expenses acquired of $16 million were expensed in connection with the Acquisition. Additionally, $3.5 million of costs were accrued related to tax liabilities, restructuring and deal costs and $10.2 million of deferred tax liabilities were recorded.

                      GENZYME CORPORATION AND SUBSIDIARIES
        NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS -- (CONTINUED)

  II.  Pro Forma Adjustments to Genzyme Corporation' Consolidated Statements of
Operations:

     Related to the Genetrix Acquisition:

          G. Record amortization expense, based on $35.0 million of Goodwill over 15 years, or $543,000 for the three months ended March 31, 1996 and $2.2 million for the year ended December 31, 1995.

          H. Eliminate certain administrative costs (i.e. audit, legal and filing fees) of Genetrix which would not be incurred on a combined basis -- a Reduction for Common Costs of $25,000 three months ended March 31, 1996 and $100,000 for the year ended December 31, 1995.

          I.   Record income tax (provision) benefit.

     Related to the DSP Acquisition:

          J. Record amortization expense based on $56 million of trademarks, over 40 years, $17 million of patents, over 11 years and $131.8 million of Goodwill over 40 years, a net adjustment of $646,000 to historical amortization expense for the three months ended March 31, 1996 and $3.5 million for the year ended December 31, 1995.

          K. Eliminate certain administrative costs (i.e. senior management salaries and related expenses and professional fees) of DSP which would not be incurred on a combined basis -- a Reduction for Common Costs of $363,000 three months ended March 31, 1996 and $1.5 million for the year ended December 31, 1995.

          L. Reverse interest of DSP long-term debt not assumed and to record interest expense related to a 1-month bridge loan in the amount of $200 million at 5.2% per annum and the $225 million convertible debentures at 9% per annum and the amortization of deferred debt financing costs related to the Notes of $5.6 million over the 5-year term of the debentures. For the three months ended March 31, 1996, interest expense related to these two instruments is $4.5 million and for the year ended December 31, 1995, $20.6 million.

          M. Record income tax (provision) benefit.

III. PRO FORMA ADJUSTMENTS TO GENZYME GENERAL DIVISION'S COMBINED BALANCE
SHEETS:

     Related to the Genetrix Acquisition:

          N. Eliminate Genetrix Treasury Stock of $60,000, Genetrix Preferred Stock of $5,000, Genetrix Common Stock of $13,000 and the Accumulated Deficit of Genetrix of $17.9 million.

          O. Issuance of 689,995 Genzyme General Division Stock in acquisition of Genetrix -- an increase to General Division Stock of $7,000 and APIC of $30 million ($36.5 million less the net assets of Genetrix at the balance sheet date, $6.5 million. The allocation of excess purchase price to Goodwill of $35.0 million includes adjustments and restructuring charges of $7.2 million and excludes an acquired Deferred Tax Asset of $2.7 million.

          P.  Adjust for repayment of credit line and interest.

     Related to the DSP Acquisition:

          Q. Eliminate DSP's Current and Long-term Debt which will not be assumed by Genzyme, $8.4 million and $49.8 million, respectively.

          R. Eliminate DSP's Common Stock of $4,000, Additional Paid-In Capital of $46.5 million and Accumulated Deficit of $15.0 million.

                      GENZYME CORPORATION AND SUBSIDIARIES
        NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS -- (CONTINUED)

          S. Record the acquisition of the net assets of DSP for $250 million paid for by $50 million in cash and financed by the issuance of $200 million in notes payable. These notes were refinanced 30 days later by $225 million in convertible debentures reduced by $5.6 million of issuance costs with net cash proceeds to the Company of $19.4 million. The purchase price will be allocated based on the fair value of the assets acquired and liabilities assumed. This allocation results in an increase of $6.1 million over the historical cost of inventory acquired and the recording intangible assets related to trademarks and tradenames of $56 million and patents of $17 million, which will be amortized over 40 and 11 years, respectively. The excess purchase price over the fair value of assets acquired is allocated $131.8 million to Goodwill to be amortized over 40 years. Property, Plant and Equipment, consisting of Buildings and Machinery, will be depreciated over 25 and 5 years, respectively. Approximately $16 million has been allocated to in-process research and development which has been charged to accumulated deficit for purposes of pro forma balance sheet presentation only. Additionally, $3.5 million of costs were accrued related to tax liabilities, restructuring and deal costs and $10.2 million of deferred tax liabilities were recorded.

IV. PRO FORMA ADJUSTMENTS TO GENZYME GENERAL DIVISION'S STATEMENTS OF
OPERATIONS:

     Related to the Genetrix Acquisition:

          T. Record amortization expense, based on $35.0 million of Goodwill over 15 years, of $543,000 for the three months ended March 31, 1996 and $2.2 million for the year ended December 31, 1995.

          U. Eliminate certain administrative costs (i.e. audit, legal and filing fees) of Genetrix which would not be incurred on a combined basis -- a Reduction for Common Costs of $25,000 three months ended March 31, 1996 and $100,000 for the year ended December 31, 1995.

          V.  Record income tax (provision) benefit.

     Related to the DSP Acquisition:

          W. Record amortization expense based on $56 million of trademarks, over 40 years, $17 million of patents, over 11 years and $131.8 million of Goodwill over 40 years, a net adjustment of $646,000 to historical amortization expense for the three months ended March 31, 1996 and $3.5 million for the year ended December 31, 1995.

          X. Eliminate certain administrative costs (i.e. senior management salaries and related expenses and professional fees) of DSP which would not be incurred on a combined basis -- a Reduction for Common Costs of $363,000 three months ended March 31, 1996 and $1.5 million for the year ended December 31, 1995.

          Y. Reverse interest of DSP long-term debt not assumed and record interest expense related to a 1-month bridge loan in the amount of $200 million at 5.2% per annum and the $225 million convertible debentures at 9% per annum and the amortization of deferred debt financing costs related to the Notes of $5.6 million over the 5-year term of the debentures. For the three months ended March 31, 1996, interest expense related to these two instruments and is $4.5 million and for the year ended December 31, 1995, $20.6 million.

          Z.  Record income tax (provision) benefit.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Deknatel Snowden Pencer, Inc.:

     We have audited the accompanying consolidated balance sheets of Deknatel Snowden Pencer, Inc. (a Delaware corporation) and subsidiaries as of September 30, 1994 and 1995, and the related consolidated statements of operations, stockholders' investment and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the supplementary consolidating information based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Deknatel Snowden Pencer, Inc. and Subsidiaries as of September 30, 1994 and 1995, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Boston, Massachusetts
November 21, 1995 (except with respect
  to the matter discussed in Note 11, as to which the date is May 24, 1996)

                 DEKNATEL SNOWDEN PENCER, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                           SEPTEMBER 30,
                                                                       ---------------------     MARCH 24,
                                                                         1994         1995         1996
                                                                       --------     --------     ---------
                                                                                                 (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........................................  $  1,414     $  6,288     $   3,107
  Accounts receivable, less allowance of $2,312 and $3,016 at
     September 30, 1994 and 1995, respectively, and $3,034 at March
     24, 1996........................................................    16,187       14,640        16,962
  Inventories........................................................    22,781       18,627        21,940
  Prepaid expenses...................................................     1,137          367           477
  Prepaid tax assets.................................................       612          913           553
                                                                       --------     --------      --------
          Total current assets.......................................    42,131       40,835        43,039
                                                                       --------     --------      --------
Property, plant and equipment:
  Land...............................................................       670          673           641
  Buildings and improvements.........................................     9,059        9,233         7,809
  Machinery and equipment............................................    14,421       17,699        18,153
  Construction-in-process............................................       149          271           208
                                                                       --------     --------      --------
                                                                         24,299       27,876        26,811
Less -- Accumulated depreciation and amortization....................     5,495        9,581         8,858
                                                                       --------     --------      --------
          Net property, plant and equipment..........................    18,804       18,295        17,953
                                                                       --------     --------      --------
Investment in Joint Venture..........................................       100          240           221
                                                                       --------     --------      --------
Intangible Assets, Net...............................................    49,413       46,456        51,563
                                                                       --------     --------      --------
                                                                       $110,448     $105,826     $ 112,776
                                                                       ========     ========      ========
LIABILITIES AND STOCKHOLDERS' INVESTMENT
CURRENT LIABILITIES:
  Short-term loans...................................................  $  4,500     $    161     $     171
  Current portion of long-term debt..................................     4,750        6,750         8,375
  Accounts payable...................................................     1,979        2,083         3,987
  Accrued liabilities................................................    16,262       18,860        16,271
  Accrued income taxes...............................................       254          509         1,707
                                                                       --------     --------      --------
          Total current liabilities..................................    27,745       28,363        30,511
                                                                       --------     --------      --------
Long-term debt, less current portion.................................    58,500       51,750        49,750
                                                                       --------     --------      --------
Other long-term liabilities..........................................       358          367           278
                                                                       --------     --------      --------
Deferred income taxes................................................       685          748           740
                                                                       --------     --------      --------
Commitments and contingencies (Note 4)
Stockholders' investment:
Class A common stock, $.01 par value --
  Authorized -- 600,000 shares
  Issued and outstanding -- 449,602 shares and 449,329 shares at
  September 30, 1994 and 1995, respectively, and 449,105 at March 24,
  1996...............................................................         4            4             4
Class B common stock, $.01 par value --
  Authorized -- 60,000 shares
  Issued and outstanding -- No shares at September 30, 1994 or 1995,
  and 16,176 at March 24, 1996.......................................        --           --            --
  Additional paid-in capital.........................................    44,956       44,928        46,351
  Accumulated deficit................................................   (21,586)     (20,271)      (14,713)
  Cumulative translation adjustment..................................      (214)         (63)         (145)
                                                                       --------     --------      --------
          Total stockholders' investment                                 23,160       24,598        31,497
                                                                       --------     --------      --------
                                                                       $110,448     $105,826     $ 112,776
                                                                       ========     ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                 DEKNATEL SNOWDEN PENCER, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                    FISCAL YEAR ENDED          SIX MONTHS ENDED
                                                      SEPTEMBER 30,        -------------------------
                                                   -------------------     MARCH 26,      MARCH 24,
                                                    1994        1995         1995           1996
                                                   -------     -------     ---------     -----------
                                                                                  (UNAUDITED)
Net sales........................................  $85,410     $95,259      $45,509        $49,696
Cost of products sold............................   43,873      48,191       23,362         23,663
                                                   -------     -------      -------        -------
          Gross profit...........................   41,537      47,068       22,147         26,033
                                                   -------     -------      -------        -------
Operating costs and expenses:
  Selling and marketing..........................   16,318      17,247        8,624          8,401
  Distribution...................................    2,702       2,940        1,427          1,623
  Research and development.......................    2,839       1,971          947          1,079
  General and administrative.....................    6,063       8,797        4,060          3,383
  Amortization of intangibles....................    3,832       2,750        1,594          1,702
  Severance and other charges....................    1,483       3,585          504          1,300
                                                   -------     -------      -------        -------
                                                    33,237      37,290       17,156         17,488
                                                   -------     -------      -------        -------
          Operating income.......................    8,300       9,778        4,991          8,545
                                                   -------     -------      -------        -------
Other income (expense):
  Interest expense...............................   (6,339)     (6,937)      (3,395)        (2,905)
  Cash discounts and other expenses..............   (1,704)     (1,634)        (787)          (726)
  Other income...................................      194         280          104          1,800
                                                   -------     -------      -------        -------
                                                    (7,849)     (8,291)      (4,078)        (1,831)
                                                   -------     -------      -------        -------
          Income before provision for income
            taxes and extraordinary loss.........      451       1,487          913          6,714
Provision for income taxes.......................      188         172          303          1,447
                                                   -------     -------      -------        -------
          Income before extraordinary loss.......      263       1,315          610          5,267
Extraordinary loss from debt refinancing.........   (2,360)         --           --             --
                                                   -------     -------      -------        -------
          Net income (loss)......................  $(2,097)    $ 1,315      $   610        $ 5,267
                                                   =======     =======      =======        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 DEKNATEL SNOWDEN PENCER, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                CLASS A                     CLASS B
                                             COMMON STOCK                COMMON STOCK
                                        -----------------------     -----------------------     ADDITIONAL     CUMULATIVE
                                         NUMBER         $.01         NUMBER         $.01         PAID-IN       TRANSLATION
                                        OF SHARES     PAR VALUE     OF SHARES     PAR VALUE      CAPITAL       ADJUSTMENT
                                        ---------     ---------     ---------     ---------     ----------     -----------
Balance, September 30, 1993...........   401,901         $ 4              --         $--           40,145         $(292)
  Common stock issued in connection
     with Snowden-Pencer Inc.
     acquisition......................    55,000          --              --          --            5,500            --
  Common stock repurchased, net of
     collections of subscriptions
     receivable.......................    (7,299)         --              --          --             (689)           --
  Foreign currency translation
     adjustment.......................        --          --              --          --               --            78
  Net loss............................        --          --              --          --               --            --
                                                          --
                                         -------                      ------         ---          -------         -----
Balance, September 30, 1994...........   449,602           4              --          --           44,956          (214)
  Common stock repurchased, net of
     collections of subscriptions
     receivable.......................      (273)         --              --          --              (28)           --
  Foreign currency translation
     adjustment.......................        --          --              --          --               --           151
  Net income..........................        --          --              --          --               --            --
                                                          --
                                         -------                      ------         ---          -------         -----
Balance, September 30, 1995...........   449,329           4              --          --           44,928           (63)
  Common stock repurchased............      (224)         --              --          --              (22)           --
  Sale of common stock................        --          --          16,176          --            1,445            --
  Gain on intercompany debt repayment,
     net of tax.......................        --          --              --          --               --            --
  Foreign currency translation
     adjustment.......................        --          --              --          --               --           (82)
  Net income..........................        --          --              --          --               --            --
                                                          --
                                         -------                      ------         ---          -------         -----
Balance, March 24, 1996 (unaudited)...   449,105         $ 4          16,176         $--         $ 46,351         $(145)
                                         =======          ==          ======         ===          =======         =====


                                                            TOTAL
                                        ACCUMULATED     STOCKHOLDERS'
                                          DEFICIT        INVESTMENT
                                        -----------     -------------
                                        <C
Balance, September 30, 1993...........   $ (19,489)        $20,368
  Common stock issued in connection
     with Snowden-Pencer Inc.
     acquisition......................          --           5,500
  Common stock repurchased, net of
     collections of subscriptions
     receivable.......................          --            (689)
  Foreign currency translation
     adjustment.......................                          --
  Net loss............................      (2,097)         (2,097)

                                          --------         -------
Balance, September 30, 1994...........     (21,586)         23,160
  Common stock repurchased, net of
     collections of subscriptions
     receivable.......................          --             (28)
  Foreign currency translation
     adjustment.......................          --             151
  Net income..........................       1,315           1,315

                                          --------         -------
Balance, September 30, 1995...........     (20,271)         24,598
  Common stock repurchased............          --             (22)
  Sale of common stock................          --           1,445
  Gain on intercompany debt repayment,
     net of tax.......................         291             291
  Foreign currency translation
     adjustment.......................          --             (82)
  Net income..........................       5,267           5,267

                                          --------         -------
Balance, March 24, 1996 (unaudited)...   $ (14,713)        $31,497
                                          ========         =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 DEKNATEL SNOWDEN PENCER, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                        FISCAL YEAR ENDED          SIX MONTHS ENDED
                                                                          SEPTEMBER 30,         -----------------------
                                                                       --------------------     MARCH 26,     MARCH 24,
                                                                         1994        1995         1995          1996
                                                                       --------     -------     ---------     ---------
                                                                                                      (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..................................................  $ (2,097)    $ 1,315      $   610       $ 5,267
  Adjustments to reconcile net income (loss) to net cash provided by operating activities --
    Extraordinary loss on debt refinancing...........................     2,360          --           --            --
    Depreciation.....................................................     2,389       2,789        1,378         1,537
    Amortization.....................................................     4,350       3,179        1,594         1,702
    Gain on sale of fixed assets.....................................        --          --           --        (1,656)
    Other noncash expenses...........................................       400       1,145          200           219
    Change in deferred income taxes..................................      (134)       (238)         (40)           (8)
    Other, net.......................................................        38          43         (303)          291
    Changes in certain assets and liabilities --
      Decrease (increase) in accounts receivable.....................        55       1,547          203        (2,322)
      Decrease (increase) in inventories.............................    (2,262)      2,817        1,214        (1,618)
      Decrease in prepaid expenses...................................        74         770          759           250
      Increase (decrease) in accounts payable........................       (66)        104          508         1,904
      Increase (decrease) in accrued liabilities.....................       238       2,853        1,775        (1,391)
                                                                       --------     -------      -------       -------
         Net cash provided by operating activities...................     5,345      16,324        7,898         4,175
                                                                       --------     -------      -------       -------
Cash flows from investing activities:
  Construction and capital expenditures..............................    (1,318)     (1,883)        (555)         (709)
  Acquisitions, net of cash acquired.................................   (16,804)         --           --        (9,474)
  Investment in joint venture........................................      (100)       (250)        (213)           --
  Proceeds from sale of fixed assets.................................        --          --           --         1,940
                                                                       --------     -------      -------       -------
         Net cash used for investing activities......................   (18,222)     (2,133)        (768)       (8,243)
                                                                       --------     -------      -------       -------
Cash flows from financing activities:
  Borrowings under term loan.........................................    55,000          --           --            --
  Borrowings under revolving line of credit..........................     6,327          --           --         4,000
  Repayments of revolving line of credit.............................    (1,927)     (4,400)      (3,900)       (3,000)
  Principal payments of term loan....................................   (47,015)     (4,750)      (1,000)       (1,375)
  Repurchase of stock................................................      (689)        (28)          --           (22)
  Fees paid in connection with refinancing...........................    (2,439)         --           --            --
  Purchase of interest rate cap......................................        --        (235)          --            --
  Sale of common stock...............................................        --          --           --         1,445
  Other, net.........................................................        33          70          (40)          (79)
                                                                       --------     -------      -------       -------
         Net cash (used for) provided by financing activities........     9,290      (9,343)      (4,940)          969
                                                                       --------     -------      -------       -------
Effect of exchange rate changes on cash..............................        78          26          161           (82)
                                                                       --------     -------      -------       -------
Increase (decrease) in cash and cash equivalents.....................    (3,509)      4,874        2,351        (3,181)
Cash and cash equivalents, beginning of year.........................     4,923       1,414        1,414         6,288
                                                                       --------     -------      -------       -------
Cash and cash equivalents, end of year...............................  $  1,414     $ 6,288      $ 3,765       $ 3,107
                                                                       ========     =======      =======       =======
Supplemental disclosure of cash flow information:
  Cash paid during the period for --
    Interest.........................................................  $  5,038     $ 6,461      $ 3,017       $ 3,084
                                                                       ========     =======      =======       =======
    Income taxes.....................................................  $    213     $   206      $    15       $   397
                                                                       ========     =======      =======       =======

Supplemental disclosure of noncash activity:

    In connection with the acquisition of Snowden-Pencer, Inc. in April 1994, the Company issued 55,000 shares of common stock valued at $5,500,000.

  The accompanying notes are an integral part of these consolidated financial statements.

                 DEKNATEL SNOWDEN PENCER, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  ORGANIZATION AND ACQUISITION

     Deknatel Snowden Pencer, Inc. and Subsidiaries (the Company) designs, manufactures and markets chest drainage devices, vascular punches, specialty needles and sutures, and precision surgical instruments used in cardiovascular, endoscopic, plastic and general surgical procedures.

     On April 20, 1994, the Company was formed and made a tax-free exchange of all of the outstanding common stock of Deknatel Holdings Corporation for the Company's common stock. In accordance with Accounting Interpretation No. 39 of Accounting Principles Board Opinion No. 16, Business Combinations, the accompanying consolidated financial statements are presented in a manner similar to that in pooling-of-interest accounting, with all assets and liabilities accounted for at historical cost for all periods presented.

     On April 20, 1994, the Company acquired 100% of the common stock of Snowden-Pencer Inc., a manufacturer of surgical instruments, for $11,822,000 of cash (net of cash acquired), $4,982,000 of assumed liabilities repaid at closing and 55,000 shares of common stock (valued at $5,500,000).

     On November 19, 1991, the Company acquired, from Pfizer Hospital Products Group, Inc. (HPG), certain assets and assumed certain liabilities of HPG's Deknatel division and acquired all of the outstanding common stock of Deknatel Medizinische Produkte GmbH (Deknatel GmbH). Total consideration paid (net of cash acquired) by the Company was $96,507,000.

     For financial reporting purposes, these acquisitions have been accounted for using the purchase method of accounting, and their results of operations have been included in the accompanying consolidated financial statements from each acquired entity's respective date of acquisition. For each acquisition, the purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair market values existing at the date of acquisition. The excess of the purchase price over the estimated fair market value of net assets acquired is reflected in the accompanying consolidated balance sheets as goodwill and is included in intangible assets.

     For income tax reporting purposes, the acquisitions of Deknatel GmbH and Snowden-Pencer Inc. were treated as acquisitions of stock. As a result, the tax basis of the related assets and liabilities carries over from amounts previously reported for income tax purposes.

     Based on unaudited data, the following table presents selected financial information for fiscal year 1994 for the Company and Snowden-Pencer Inc. on a pro forma basis, assuming that the companies had been combined since the beginning of fiscal 1994 (in thousands):

        Net sales........................................................    $93,360
        Income before other income (expense).............................     13,230
        Income before extraordinary item.................................        579

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  (b) Inventories

     Inventories consist of materials, labor and overhead and are valued at the lower of cost (first-in, first-out) or market, excluding those of the Company's Snowden-Pencer Inc. subsidiary, which are stated at the lower of cost (last-in, first-out) or market. As of September 30, 1995, approximately $6,672,000 of total inventories were valued on the last-in, first-out method. Under the first-in, first-out method, such inventories would have been $1,773,000 lower at September 30, 1995 (in thousands).

                 DEKNATEL SNOWDEN PENCER, INC. AND SUBSIDIARIES

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                                                                    1994        1995
                                                                   -------     -------
        Raw materials............................................  $ 6,809     $ 5,648
        Work-in-process..........................................    1,959       1,592
        Finished goods...........................................   14,013      11,387
                                                                   -------     -------
                                                                   $22,781     $18,627
                                                                   =======     =======

  (c) Property, Plant and Equipment

     Property, plant and equipment are stated at cost. The Company provides for depreciation on property and equipment on a straight-line basis over their estimated useful lives as follows:

        Buildings and improvements....................................  25 - 40 years
        Machinery and equipment.......................................  5 - 12 years

     Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful life of the assets or the remaining lease term.

  (d) Intangible Assets

     Included in intangible assets at September 30, 1994 and 1995 are the following (in thousands):

                                                                    1994        1995
                                                                   -------     -------
        Customer sales contracts.................................  $ 6,100     $ 6,100
        Patents..................................................   15,833      15,833
        Noncompete agreements....................................   18,000      18,000
        Trade names..............................................      700         705
        Deferred financing costs.................................    2,439       2,674
        Goodwill.................................................   31,907      31,937
                                                                   -------     -------
        Gross intangibles........................................   74,979      75,249
        Less -- amortization.....................................   25,566      28,793
                                                                   -------     -------
        Net intangibles..........................................  $49,413     $46,456
                                                                   =======     =======

     Customer sales contracts, patents, noncompete agreements and trade names are being amortized on a straight-line basis over their estimated useful lives. These lives are summarized as follows:

        Customer sales contracts.......................................        2 years
        Patents........................................................     3-16 years
        Noncompete agreements..........................................     2-10 years
        Trade names....................................................       40 years

     Deferred financing costs represent costs associated with the Company's long-term debt and interest rate protection agreements (see Note 3), which are being amortized over the lives of the respective debt agreements. During 1994 and 1995, amortization of deferred financing costs was $518,000 and $429,000, respectively, and has been included in interest expense in the accompanying consolidated statements of operations.

     Goodwill represents the excess of the purchase price over the fair market value of identified net assets acquired related to the business acquisitions more fully described in Note 1. Goodwill is amortized on a straight-line basis over a 40-year period.

                 DEKNATEL SNOWDEN PENCER, INC. AND SUBSIDIARIES

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  (e) Accrued Liabilities

     Included in accrued liabilities at September 30, 1994 and 1995 are the following (in thousands):

                                                                    1994        1995
                                                                   -------     -------
        Accrued compensation and benefits........................  $ 3,389     $ 5,402
        Accrued employee benefit costs...........................    4,442       4,036
        Accrued customer rebates.................................    4,069       4,591
        Other....................................................    4,362       4,831
                                                                   -------     -------
                                                                   $16,262     $18,860
                                                                   =======     =======

  (f) Income Taxes

     The Company records income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred income taxes are recognized based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

  (g) Foreign Currency Translation

     All assets and liabilities of the Company's foreign subsidiaries are translated at exchange rates at the balance sheet date, and revenues and expenses are translated at average exchange rates for the period in accordance with SFAS No. 52, Foreign Currency Translation. Resulting translation adjustments are reflected as a separate component of stockholders' investment titled cumulative translation adjustment. Exchange gains and losses on foreign currency transactions consummated during the year are included in the accompanying consolidated statements of operations and are immaterial.

  (h) Cash Equivalents

     Cash and cash equivalents include marketable securities with an original maturity date of three months or less.

  (i) Unaudited Interim Financial Statements

     In the opinion of the Company's management, the March 26, 1995 and March 24, 1996 unaudited interim financial statements include all adjustments of a normal recurring nature necessary for a fair presentation of results for this interim period. The results of operations for the six months ended March 26, 1995 and March 24, 1996 are not necessarily indicative of the results to be expected for the full year or for any future period.

(3)  LONG-TERM DEBT

     On April 20, 1994, in part to facilitate the acquisition of Snowden-Pencer Inc. (see Note 1), the Company refinanced its then-outstanding term loan. At the date of refinancing, approximately $2,360,000 of unamortized deferred financing costs related to the original term loan was expensed and is reflected in the accompanying consolidated statements of operations as an extraordinary loss. Costs incurred in securing the new term loans of $2,439,000 have been capitalized and included in intangible assets (see Note 2) and are being amortized over the term of the loans.

                 DEKNATEL SNOWDEN PENCER, INC. AND SUBSIDIARIES

(3)  LONG-TERM DEBT (CONTINUED)
     Long-term debt as of September 30, 1994 and 1995 consists of the following (in thousands):

                                                                        1994        1995
                                                                       -------     -------
    Term loan A, interest at LIBOR plus 3% (8.43% and 9.31% at
      September 30, 1994 and 1995, respectively, subject to
      adjustment for interest rate cap), payable in installments
      through 1999...................................................  $28,000     $23,250
    Term loan B, interest at LIBOR plus 3.5% (8.93% and 9.81% at
      September 30, 1994 and 1995, respectively, subject to
      adjustment for interest rate cap), payable in installments
      through 2001...................................................   25,000      25,000
    12% Note due to Pfizer Hospital Products Group, Inc., interest at
      12%, payable in installments in 1999 through 2001, interest
      payable semiannually...........................................   10,250      10,250
                                                                       -------     -------
                                                                        63,250      58,500
    Less -- Current portion..........................................    4,750       6,750
                                                                       -------     -------
         Long-term portion...........................................  $58,500     $51,750
                                                                       =======     =======

  (a) Term Loans A and B

     Minimum annual principal installments due under the term loans are summarized as follows (in thousands):

        1996.............................................................    $ 6,750
        1997.............................................................      8,500
        1998.............................................................      9,500
        1999.............................................................      9,625
        2000.............................................................      9,250
        Thereafter.......................................................      4,625
                                                                                ----
                                                                             $48,250
                                                                                ====

     In addition to the minimum installments shown above, the loan agreement requires additional principal repayments to be made within 105 days after each fiscal year-end equal to 75% of each year's adjusted excess cash flow (as defined in the loan agreement). As of September 30, 1995, no additional principal repayments will be required in 1996. Further accelerations of principal repayments are required in the event of a sale of equity of the Company or the incurrence of indebtedness. In any event, all remaining outstanding amounts due under the term loan are payable in full in November 2001.

     On January 23, 1995, the Company purchased an interest rate cap covering a notional amount of $30,000,000 for the period from January 27, 1995 to April 20, 1997. Under the terms of the cap, the Company's maximum interest rate expense for the covered notional principal is 8%, unless LIBOR, at any measurement date, exceeds 9%. If LIBOR, at any measurement date, exceeds 9%, then the maximum interest rate is capped at 9%. Through September 30, 1995, the interest rate on the term loan was less than the interest rate cap. The cost of the cap, $235,000, is included in intangible assets and is being amortized over the period covered by the cap.

     Substantially all of the Company's assets have been pledged in support of the term loan and revolving line of credit (see Note 3(c)).

                 DEKNATEL SNOWDEN PENCER, INC. AND SUBSIDIARIES

(3)  LONG-TERM DEBT (CONTINUED)
  (b) 12% Note Due to Pfizer Hospital Products Group, Inc.

     Minimum annual principal repayments due under the 12% note due to HPG (12% note) are summarized as follows (in thousands):

        1999..............................................................    $3,416
        2000..............................................................     3,417
        2001..............................................................     3,417

     In addition, mandatory principal prepayments are required (1) in the event of a significant sale of equity of the Company (other than stock options) and
(2) in an amount equal to 50% of excess cash flow (as defined) after the satisfaction of all obligations for repayments under the term loans.

  (c) Revolving Line of Credit

     The Company has available up to $20 million under a secured revolving line of credit that expires in April 1999. Available borrowings under the revolving line of credit are limited to the Company's borrowing base, which is calculated as the sum of 80% of eligible domestic receivables plus 50% of eligible domestic inventory. As of September 30, 1995, the Company's borrowing base was approximately $9.7 million. Borrowings under the revolving line of credit bear interest at a rate of LIBOR plus 3%, and a fee of 1/2% of the unused portion of the line is charged on an annual basis. At September 30, 1994 and 1995, $4,400,000 and $0 were outstanding under this agreement, respectively.

  (d) Letter-of-credit Facility

     Included in the revolving line-of-credit facility, the Company has available a letter-of-credit facility under which irrevocable standby letters of credit may be issued for up to $2.5 million in aggregate. No letters of credit were issued as of September 30, 1995. The letter of credit facility provides for a commitment fee equal to 2.25% to 2.5% of the letter of credit amount upon issuance of such commitments.

     The term loan, 12% note and revolving line-of-credit agreements contain certain covenants that, among other things, restrict dividends or stock repurchases, limit capital expenditures and annual operating lease payments, and set minimum fixed charges, interest coverage and leverage ratios, and minimum consolidated adjusted-net-worth requirements. The agreements also limit the Company's ability to issue capital stock and set maximum inventory and accounts receivable levels.

(4)  COMMITMENTS AND CONTINGENCIES

     Future minimum rental commitments under third-party operating leases (see
Note 8 for discussion of related party commitments) that have initial or noncancelable lease terms in excess of one year are as follows (in thousands):

        1996................................................................  $  656
        1997................................................................     424
        1998................................................................      44
        1999................................................................      32
        2000................................................................      16
                                                                              ------
                                                                              $1,172
                                                                              ======

     The Company has a commitment to invest up to $600,000 in a 50%-owned joint venture. As of September 30, 1995, the Company had advanced $350,000 of such committed funds.

                 DEKNATEL SNOWDEN PENCER, INC. AND SUBSIDIARIES

(4)  COMMITMENTS AND CONTINGENCIES (CONTINUED)
     The Company is contingently liable with respect to certain lawsuits and other matters that arise in the ordinary course of business. In the opinion of management, resolution of these contingencies will not have a material effect on the consolidated financial statements of the Company.

     During 1995, the Company entered into foreign exchange forward contracts totaling $6 million and maturing on a monthly basis throughout fiscal 1996. These forward contracts require the purchase of German deuche marks at rates ranging from 1.4296 deuche marks per U.S. dollar to 1.4084 deuche marks per U.S. dollar. The forward contracts are intended to hedge anticipated intercompany inventory transfers and debt payments, and are marked to market, which could result in a foreign currency gain or loss based on future fluctuations in exchange rates. No gain or loss was reflected in the 1995 financial statements, as year-end exchange rates approximated contract rates.

(5)  INCOME TAXES

     The components of the income before provision for income taxes and extraordinary loss for 1994 and 1995 are as follows (in thousands):

                                                                      1994      1995
                                                                      ----     ------
        Domestic....................................................  $137     $1,881
        Foreign.....................................................   314       (394)
                                                                      ----     ------
                                                                      $451     $1,487
                                                                      ====     ======

     The provision for income taxes for 1994 and 1995 consists of the following (in thousands):

                                                                      1994      1995
                                                                      -----     -----
        Current --
          Federal...................................................  $  --     $ 115
          Foreign...................................................    200       102
          State.....................................................     92       192
                                                                       ----      ----
                                                                        292       409
                                                                       ----      ----
        Deferred --
          Federal...................................................     --        --
          Foreign...................................................   (114)     (258)
          State.....................................................     10        21
                                                                       ----      ----
                                                                       (104)     (237)
                                                                       ----      ----
               Provision for income taxes...........................  $ 188     $ 172
                                                                       ====      ====

                 DEKNATEL SNOWDEN PENCER, INC. AND SUBSIDIARIES

(5)  INCOME TAXES (CONTINUED)
     The provision for income taxes differs from the amounts calculated by applying the statutory federal income tax rate of 34% to income before provision for income taxes and extraordinary loss due to the following (in thousands):

                                                                      1994      1995
                                                                      -----     -----
        Income tax provision at statutory federal income tax
          rates.....................................................  $ 153     $ 506
        Effect of lower foreign tax rates...........................    (21)      (22)
        State income taxes, net of federal benefit..................    102       141
        Nondeductible goodwill amortization.........................     52       127
        Change in U.S. valuation allowance..........................    221      (283)
        Other.......................................................   (319)     (297)
                                                                       ----      ----
             Provision for income taxes.............................  $ 188     $ 172
                                                                       ====      ====

     At September 30, 1995, subject to Internal Revenue Service review, the Company has U.S. net operating loss carryforwards (NOLs) available of approximately $8,000,000 for tax purposes which expire if unutilized beginning in fiscal 2007. The NOLs are available to offset future U.S. taxable income, but their use could be limited if a change in control of the Company occurred.

     Prepaid income taxes and deferred income taxes at September 30, 1994 and 1995 consist of the following (in thousands):

                                                                    1994        1995
                                                                   -------     -------
        Prepaid income taxes --
          Intangible asset amortization..........................  $ 5,670     $ 5,071
          Accrued expenses.......................................    1,458       1,509
          Inventory basis differences............................      132         606
          Other..................................................      153         214
          NOLs...................................................    2,537       2,711
                                                                   -------     -------
                                                                     9,950      10,111
          Valuation allowance....................................   (7,910)     (7,627)
                                                                   -------     -------
                  Total deferred tax assets......................  $ 2,040     $ 2,484
                                                                   =======     =======
        Deferred income taxes --
          Depreciation...........................................  $ 2,028     $ 2,312
          Other..................................................       85           7
                                                                   -------     -------
                  Total deferred tax liabilities.................  $ 2,113     $ 2,319
                                                                   =======     =======

     The Company has recorded a valuation allowance against its otherwise recognizable net deferred tax asset due to the uncertainty of realizing the future benefit of the deferred tax assets.

(6)  EMPLOYEE BENEFIT PLANS

  (a) Pension Plans

     The Company has a defined benefit pension plan, which covers substantially all U.S. employees of the Company, excluding those employed by the Company's Snowden-Pencer Inc. subsidiary. Plan assets consist primarily of U.S. government and corporate securities.

                 DEKNATEL SNOWDEN PENCER, INC. AND SUBSIDIARIES

(6)  EMPLOYEE BENEFIT PLANS (CONTINUED)
     The funded status of the pension plan at September 30, 1994 and 1995 was as follows (in thousands):

                                                                    1994        1995
                                                                   -------     -------
        Actuarial present value of accumulated benefit
          obligation --
          Vested.................................................  $ 3,016     $ 4,257
          Nonvested..............................................      649         650
                                                                   -------     -------
                  Total..........................................  $ 3,665     $ 4,907
                                                                   =======     =======
        Projected benefit obligation.............................  $ 4,420     $ 5,567
        Plan assets at market value..............................    2,765       3,672
                                                                   -------     -------
        Funded status -- plan assets less than projected benefit
          obligation.............................................   (1,655)     (1,895)
        Unrecognized prior service costs.........................      (20)        (19)
        Unrecognized net loss from past experience different from
          that assumed and changes in actuarial assumptions......      526         664
                                                                   -------     -------
                  Accrued pension cost...........................  $(1,149)    $(1,250)
                                                                   =======     =======

     Assumptions used in the computation for 1994 and 1995 are as follows:

                                                                         1994     1995
                                                                         ----     ----
        Weighted average discount rate.................................  8.5 %    7.5 %
        Expected long-term rate of return on assets....................  9.0      9.0
        Rate of increase in future compensation levels.................  4.0      3.5

     Benefits under the pension plan are generally based on years of service and the employees' career earnings. Employees become fully vested after five years.

     A summary of the components of net periodic pension cost for 1994 and 1995 is as follows (in thousands):

                                                                      1994      1995
                                                                      -----     -----
        Service cost................................................  $ 516     $ 417
        Interest cost...............................................    334       341
        Actual return on plan assets................................    488      (533)
        Net amortization and deferral...............................   (741)      273
                                                                      -----     -----
                  Net periodic pension cost.........................  $ 597     $ 498
                                                                      =====     =====

                 DEKNATEL SNOWDEN PENCER, INC. AND SUBSIDIARIES

(6)  EMPLOYEE BENEFIT PLANS (CONTINUED)
     The Company's German subsidiary also has a defined benefit pension plan for its employees. The funded status at September 30, 1994 and 1995 is as follows (in thousands):

                                                                    1994        1995
                                                                   -------     -------
        Actuarial present value of accumulated benefit
          obligation --
          Vested.................................................  $ 1,332     $ 1,470
          Nonvested..............................................      358         238
                                                                   -------     -------
                  Total..........................................  $ 1,690     $ 1,708
                                                                   =======     =======
        Projected benefit obligation.............................    2,234       2,379
        Plan assets at market value..............................  $    --     $    --
                                                                   -------     -------
        Funded status -- plan assets less than projected benefit
          obligation.............................................   (2,234)     (2,379)
        Unrecognized net loss....................................      498          72
                                                                   -------     -------
                  Accrued pension cost...........................  $(1,736)    $(2,307)
                                                                   =======     =======

     Assumptions used in the computation for 1994 and 1995 are as follows:

                                                                       1994    1995
                                                                       ---     ---
        Weighted average discount rate...............................  6.0%    6.5%
        Expected long-term rate of return on assets..................  N/A     N/A
        Rate of increase in future compensation levels...............  3.5%    3.0%

     A summary of the components of net periodic pension cost for 1994 and 1995 are as follows (in thousands):

                                                                        1994     1995
                                                                        ----     ----
        Service cost..................................................  $233     $203
        Interest cost.................................................   134      154
        Net amortization and deferral.................................    26        4
                                                                        ----     ----
                  Net periodic pension cost...........................  $393     $361
                                                                        ====     ====

  (b) Savings and Investment and Profit Sharing Plans

     The Company has a savings and investment plan for all U.S. employees. Employee contributions to the savings plan can be made both on a pretax (salary deferral) and after-tax basis. The Company may make a matching contribution in an amount equal to 100% of the first 2% of employee salary deferral contributions and 50% of the next 4% of employee salary deferral contributions (subject to certain limitations, as defined in the plan). The Company matched pretax salary deferrals totaling $461,000 and $543,000 in fiscal 1994 and 1995, respectively.

     Employees of Snowden-Pencer Inc. also participate in a noncontributory profit sharing plan. The plan provides for discretionary contributions to be determined annually. In fiscal 1995, the expense related to the plan included in the accompanying 1995 consolidated statement of operations was $78,000.

                 DEKNATEL SNOWDEN PENCER, INC. AND SUBSIDIARIES

(7)  STOCKHOLDERS' AGREEMENTS AND CONVERTIBLE SECURITIES

  (a) Stockholders' Agreement

     Stockholders of the Company entered into an agreement that, among other provisions, allows the Company and/or certain stockholders of the Company the right of first refusal to purchase shares in the event that outstanding stock is offered for sale by any stockholder. Additionally, in the event that the Company proposes to issue any additional shares (other than in satisfaction of stock option obligations), stockholders have the right of first refusal to purchase a portion of such stock sufficient to maintain their percentage interest in outstanding common stock immediately prior to such issuance.

     During 1995, the Company amended its Stockholders' Agreement to allow for the issuance of Class B common stock. Class B common stockholders are eligible to receive dividends at a rate of 70% of those paid to Class A shareholders and, in the event of a liquidation, will participate in the distribution of assets at a rate equal to 70% of distributions received by Class A stockholders. Class B stock will convert to Class A common stock upon (1) the completion of an initial public offering of stock by the Company, (2) a change in control of the ownership of the Company or (3) a resolution of the Board of Directors authorizing such a conversion.

  (b) Employee Stock Options

     In November 1991, the Company granted to certain members of management options to purchase common stock at $100 per share. The options are exercisable at the rate of 20% each year from the date of grant. A summary of the option activity is as follows:

                                                    EXERCISABLE     NONEXERCISABLE     TOTAL
                                                    -----------     --------------     ------
        October 1, 1993...........................     9,093            15,684         24,777
          Terminated..............................     7,910            13,909         21,819
                                                      ------           -------         -------
        September 30, 1994........................     1,183             1,775          2,958
          Terminated..............................       828             1,775          2,603
                                                      ------           -------         -------
        September 31, 1995........................       355                --            355
                                                      ======           =======         =======

     During 1995, the Company granted to certain members of management, options to purchase 40,293 shares of Class B common stock at $70 per share. Options granted become exercisable ratably over a five-year period. As of September 30, 1995, 10,627 options were exercisable.

     The Company has the right to repurchase, at fair market value, as determined by the Board of Directors, any stock issued under the stock option plan. The options expire at the earlier of 10 years from grant date or the termination of the executive's employment. No options were exercised in fiscal 1994 and 1995. The option price for all options approximated fair market value at grant date as determined by the Board of Directors.

  (c) Royalty Capital Partners' Stock Options

     As partial compensation for services in connection with the acquisition of certain assets and liabilities from HPG (see Note 1), the Company granted to Royalty Capital Partners (RCP) options to purchase 1,172 shares of common stock at the price of $100 per share. The options vest and become exercisable upon the achievement of both earnings and working capital as a percentage of sales targets, as defined, on a cumulative basis for the five years ending December 31, 1996. All unvested RCP options expire after December 31, 1996, and to the extent not exercised, all RCP options expire as of November 20, 2001.

(8)  RELATED PARTY TRANSACTIONS

     Fees of $256,000 and $170,000 were paid during 1994 to affiliates of two of the principal stockholders of the Company for services rendered in connection with the acquisition of Snowden-Pencer (described in

                 DEKNATEL SNOWDEN PENCER, INC. AND SUBSIDIARIES

(8)  RELATED PARTY TRANSACTIONS (CONTINUED)
Note 1) and with the arrangement of the long-term debt used to finance the acquisition (see Note 3). Such fees have been allocated between deferred financing costs and goodwill and have been included in the purchase price on the accompanying consolidated balance sheets, as appropriate.

     The Company leases one of its facilities from one of its stockholders under a 20-year operating lease. During 1994 and 1995, the Company expensed approximately $91,000 and $207,000, respectively, related to this facility lease. Future minimum rental commitments under the remainder of the lease are as follows (in thousands):

        1996................................................................  $  213
        1997................................................................     220
        1998................................................................     226
        1999................................................................     233
        2000................................................................     240
        Thereafter..........................................................   4,066
                                                                              ------
                                                                              $5,198
                                                                              ======

     The Company is also required to pay quarterly management fees to one of its principal stockholders. During fiscal 1994 and 1995, $146,000 was expensed and paid in each year.

(9)  SEVERANCE AND OTHER CHARGES

     During 1994 and 1995, the Company expensed the following amounts in connection with work force reductions, a plant closure, consolidation of the sales force and the defense of rights under certain intangible assets (in thousands):

                                                                      1994       1995
                                                                     ------     ------
        Severance and social benefits..............................  $  983     $1,651
        Plant closure costs........................................      --        888
        Sales and marketing relocation and severance...............      --        653
        Patent defense.............................................     500        393
                                                                     ------     ------
                                                                     $1,483     $3,585
                                                                     ======     ======

     The majority of the above amounts were paid in the year expensed; amounts accrued at each of the year-ends were not material.

                 DEKNATEL SNOWDEN PENCER, INC. AND SUBSIDIARIES

(10)  GEOGRAPHIC AND CUSTOMER INFORMATION

     The Company's operations by geographic area for the years ended September 30, 1994 and 1995 are summarized as follows (in thousands):

                                                                   1994         1995
                                                                 --------     --------
        Net sales --
          United States........................................  $ 60,105     $ 66,404
          Europe...............................................    20,459       22,439
          Other................................................     4,846        6,416
                                                                 --------     --------
                                                                 $ 85,410     $ 95,259
                                                                 ========     ========
        Income (loss) before provision for income taxes and
          extraordinary loss --
          United States........................................  $    137     $  1,881
          Europe...............................................       314         (394)
                                                                 --------     --------
                                                                 $    451     $  1,487
                                                                 ========     ========
        Total assets --
          United States........................................  $ 96,388     $ 92,703
          Europe...............................................    14,060       13,123
                                                                 --------     --------
                                                                 $110,448     $105,826
                                                                 ========     ========

     Two distributors accounted for 21% and 17% of net sales in 1994 and 17% and 16% of net sales in 1995. United States sales include export sales of $2,932,000 in 1994 and $3,623,000 in 1995.

(11)  SUBSEQUENT EVENTS

     On December 5, 1995, the Company purchased certain assets and assumed certain liabilities relating to a product line of chest drainage and cardiovascular autotransfusion products from Davol, Inc., a subsidiary of C.R. Bard, Inc. for $9.5 million in cash. This acquisition was accounted for using the purchase method. Pro forma results of the acquisition are not presented because they would not be materially different from the Company's historical financial statements.

     In January 1996, the Company sold 16,176 shares of Class B common stock, at a price of $90 per share, to certain officers of the Company. The $90 per share represented estimated fair market value per share as determined by the Board of Directors of the Company.

     In December 1995, the Company's German subsidiary sold its primary building for approximately $1,900,000 in cash. The Company recorded a gain on the sale of $1,656,000 which is included in other income for the six months ended March 24, 1996.

     In May 1996, the Company agreed to be purchased by Genzyme Corporation for $250 million in cash.

- ------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................
Incorporation of Certain Documents by
  Reference...........................
Prospectus Summary....................
Risk Factors..........................
Use of Proceeds.......................
Capitalization........................
Price Range of General Division Stock
  and Dividend Policy.................
DSP Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations...............
Business..............................
Description of Notes..................
Certain Federal Income Tax
  Consequences........................
Description of Genzyme Capital
  Stock...............................
Management and Accounting Policies
  Governing the Relationship of
  Genzyme Divisions...................
Underwriting..........................
Notice to Canadian Residents..........
Legal Opinions........................
Experts...............................
Index to Financial Statements.........

- ------------------------------------------------------
- ------------------------------------------------------

                                    genzyme

                                  $225,000,000

                                     % Convertible
                          Subordinated Notes Due 2001
                                   PROSPECTUS
                                       MN
()
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be borne by the Company in connection with this offering are as follows:

    SEC registration fee......................................................  $ 86,207
    NASD filing fee...........................................................  $ 25,500
    Blue Sky fees and expenses................................................  $ 25,000
    Printing expenses.........................................................  $ 75,000
    Accounting fees and expenses..............................................  $200,000
    Legal fees and expenses...................................................  $125,000
    Trustee fees..............................................................  $ 20,000
    Miscellaneous expenses....................................................  $ 43,293
                                                                                --------
              Total...........................................................  $600,000
                                                                                ========

     All of the above figures, except the SEC registration fee and NASD filing fee, are estimates.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 67 of chapter 156B of the Massachusetts Business Corporation Law grants Genzyme the power to indemnify any director, officer, employee or agent to whatever extent permitted by Genzyme's Articles of Organization, By-Laws or a vote adopted by the holders of a majority of the shares entitled to vote thereon, unless the proposed indemnitee has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her actions were in the best interests of the corporation or, to the extent that the matter for which indemnification is sought relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification may include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under the statute.

     Article VI of Genzyme's By-Laws provides that Genzyme shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of the corporation or of any of its subsidiaries, or who at the request of the corporation may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he or she may become involved by reason of his or her serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he or she is successful on the merits, the proceeding was authorized by the corporation or the proceeding seeks a declaratory judgment regarding his or her own conduct). Such indemnification shall include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under
Article VI, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

     The indemnification provided for in Article VI is a contract right inuring to the benefit of the directors, officers and others entitled to indemnification. In addition, the indemnification is expressly not exclusive of any other rights to which such director, officer or other person may be entitled by contract or otherwise under law, and inures to the benefit of the heirs, executors and administrators of such a person.

     Genzyme also has in place agreements with certain officers and directors which affirm Genzyme's obligation to indemnify them to the fullest extent permitted by law and contain various procedural and other provisions which expand the protection afforded by Genzyme's By-Laws.

     Section 13(b)(1 1/2) of chapter 156B of the Massachusetts Business Corporation Law provides that a corporation may, in its articles of organization, eliminate a director's personal liability to the corporation and its stockholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (i) a breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unauthorized distributions and loans to insiders and (iv) transactions from which the director derived an improper personal benefit. Section VI.C.5. of Genzyme's Articles of Organization provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exculpation is not permitted under the Massachusetts Business Corporation Law as in effect when such liability is determined.

ITEM 16.  EXHIBITS

  1.1   -- Underwriting Agreement dated as of             , 1996 between Genzyme and CS First
           Boston Corporation. To be filed by amendment.
  2.1   -- Merger Agreement among Genzyme, DSP Acquisition Corporation and DSP, Inc. dated as of
           May 24, 1996. Filed herewith. Pursuant to Item 601 (b)(2) of Regulation S-K, the schedules referred to in the Agreement are omitted. The Registrant hereby undertakes to furnish supplementally a copy of any omitted schedule to the Commission upon request.
  4.1   -- Indenture dated as of             , 1996 between Genzyme and State Street Bank and
           Trust Company. To be filed by amendment.
  4.2   -- Articles of Organization, as amended, of Genzyme. Filed as Exhibit 3.1 to Genzyme's
           Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.
  4.3   -- By-laws of Genzyme. Filed as Exhibit 3.2 to Genzyme's Form 8-K dated December 31,
           1991, and incorporated herein by reference.
  5.1   -- Opinion of Palmer & Dodge LLP. Filed herewith.
 12.1   -- Computation of Ratio of Earnings to Fixed Charges. Filed herewith.
 23.1   -- Consent of Coopers & Lybrand L.L.P., independent accountants to Genzyme. Filed herewith.
 23.2   -- Consent of Arthur Andersen LLP, independent accountants to DSP. Filed herewith.
 23.3   -- Consent of Palmer & Dodge LLP (contained in Opinion of Palmer & Dodge LLP, filed as
           Exhibit 5.1).
 25.1   -- Statement of Eligibility and Qualification of the Trustee on Form T-1 of State Street
           Bank and Trust Company. Filed herewith.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on June 13, 1996.

                                          GENZYME CORPORATION

                                          By:     /s/  HENRI A. TERMEER

                                            ------------------------------------
                                                      Henri A. Termeer
                                                         President

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Genzyme Corporation, hereby severally constitute and appoint Henri A. Termeer, David J. McLachlan, Evan M. Lebson and Peter Wirth, and each of them singly, our true and lawful attorneys, with full power to them in any and all capacitates, to sign any amendments to this Registration Statement on Form S-3 (including Pre-and Post-Effective Amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                 TITLE                    DATE
- -----------------------------------------------  ------------------------------  --------------
                 /s/  HENRI A. TERMEER           Director and Principal          June 13, 1996
- -----------------------------------------------    Executive Officer
               Henri A. Termeer
                /s/  DAVID J. MCLACHLAN          Principal Financial and         June 13, 1996
- -----------------------------------------------    Accounting Officer
              David J. McLachlan
      /s/  CONSTANTINE E. ANAGNOSTOPOULOS        Director                        June 13, 1996
- -----------------------------------------------
        Constantine E. Anagnostopoulos
             /s/  DOUGLAS A. BERTHIAUME          Director                        June 13, 1996
- -----------------------------------------------
             Douglas A. Berthiaume
                   /s/  HENRY E. BLAIR           Director                        June 13, 1996
- -----------------------------------------------
                Henry E. Blair
               /s/  ROBERT J. CARPENTER          Director                        June 13, 1996
- -----------------------------------------------
              Robert J. Carpenter
                /s/  CHARLES L. COONEY           Director                        June 13, 1996
- -----------------------------------------------
               Charles L. Cooney
                   /s/  HENRY R. LEWIS           Director                        June 13, 1996
- -----------------------------------------------
                Henry R. Lewis

                                 EXHIBIT INDEX

EXHIBIT                                                                                   SEQUENTIAL
  NO.                                        DESCRIPTION                                   PAGE NO.
- -------       --------------------------------------------------------------------------  ----------
   1.1   --   Underwriting Agreement dated as of             , 1996 between Genzyme and
              CS First Boston Corporation. To be filed by amendment.
   2.1   --   Merger Agreement among Genzyme, DSP Acquisition Corporation and DSP, Inc.
              dated as of May 24, 1996. Filed herewith. Pursuant to Item 601(b)(2) of
              Regulation S-K, the schedules referred to in the Agreement are omitted.
              The Registrant hereby undertakes to furnish supplementally a copy of any omitted schedule to the Commission upon request.
   4.1   --   Indenture dated as of             , 1996 between Genzyme and State Street
              Bank and Trust Company. To be filed by amendment.
   4.2   --   Articles of Organization, as amended, of Genzyme. Filed as Exhibit 3.1 to      *
              Genzyme's Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.
   4.3   --   By-laws of Genzyme. Filed as Exhibit 3.2 to Genzyme's Form 8-K dated           *
              December 31, 1991, and incorporated herein by reference.
   5.1   --   Opinion of Palmer & Dodge LLP. Filed herewith.
  12.1   --   Computation of Ratio of Earnings to Fixed Charges. Filed herewith.
  23.1   --   Consent of Coopers & Lybrand LLP, independent accountants to Genzyme.
              Filed herewith.
  23.2   --   Consent of Arthur Andersen LLP, independent accountants to DSP. Filed herewith.
  23.3   --   Consent of Palmer & Dodge LLP (contained in Opinion of Palmer & Dodge LLP, filed as Exhibit 5.1).
  25.1   --   Statement of Eligibility and Qualification of the Trustee on Form T-1 of
              State Street Bank and Trust Company. Filed herewith.

- ---------------

* Incorporated herein by reference.